Exhibit 2.1

Execution Version

PURCHASE AND SALE AGREEMENT

by and among

Wishbone Energy Partners, LLC,

Wishbone Texas Operating Company LLC

and

WB WATERWORKS, LLC

as Sellers

and

RING ENERGY, INC.

as Buyer

dated

FEBRUARY 25, 2019

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4.18	Permits	15
4.19	Bonds and Guarantees	16
4.20	Condemnation	16
4.21	Operator	16
4.22	Properties	16
4.23	Advance Payments	16
4.24	Employees	16
4.25	Benefit Plans	17
4.26	Foreign Person	17
4.27	Investment Intent	17
4.28	Financial Statements	18

Article V REPRESENTATIONS AND WARRANTIES OF BUYER

5.1	Organization, Existence and Qualification	18
5.2	Authorization, Approval and Enforceability	19
5.3	No Conflicts	19
5.4	Consents	19
5.5	Bankruptcy	19
5.6	Litigation	19
5.7	Financing	19
5.8	Regulatory	20
5.9	Independent Evaluation	21
5.10	Brokers’ Fees	21
5.11	Accredited Investor	21
5.12	Capitalization	21
5.13	Valid Issuance	22
5.14	SEC Documents	22
5.15	Investment Company	23
5.16	Listing Exchange	23
5.17	Form S-3	23
5.18	No Stockholder Approval	23
5.19	Takeover Laws	23
5.20	Absence of Certain Changes or Events	23

Article VI CERTAIN AGREEMENTS

6.1	Conduct of Business	23
6.2	Successor Operator	25
6.3	Governmental Bonds and Guarantees; Regulatory	26
6.4	Interim Buyer Operations	26
6.5	Amendment to Schedules	27
6.6	Form S-3	28
6.7	Listing Application	28
6.8	Records Retention	28
6.9	Employee Matters	28

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6.10	Financing	29
6.11	Financial Information	30

Article VII BUYER’S CONDITIONS TO CLOSING

7.1	Representations	31
7.2	Performance	32
7.3	No Legal Proceedings; Governmental Prohibitions	32
7.4	Title Defects and Environmental Defects	32
7.5	Closing Deliverables	32

Article VIII SELLERS’ CONDITIONS TO CLOSING

8.1	Representations	32
8.2	Performance	32
8.3	No Legal Proceedings; Governmental Prohibitions	33
8.4	Title Defects and Environmental Defects	33
8.5	Replacement Bonds	33
8.6	Closing Deliverables	33
8.7	Listing	33

Article IX CLOSING

9.1	Date of Closing	33
9.2	Place of Closing	33
9.3	Closing Obligations	33
9.4	Records	35

Article X ACCESS/DISCLAIMERS

10.1	Access	35
10.2	Confidentiality	38
10.3	Disclaimers	38

Article XI TITLE MATTERS; CASUALTY; TRANSFER RESTRICTIONS

11.1	Sellers’ Title	39
11.2	Notice of Title Defects; Defect Adjustments	40
11.3	Casualty and Condemnation Loss	46
11.4	Preferential Purchase Rights and Consents to Assign	46

Article XII ENVIRONMENTAL MATTERS

12.1	Notice of Environmental Defects	49
12.2	NORM, Asbestos, Wastes and Other Substances	52

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Article XIII ASSUMPTION; INDEMNIFICATION; SURVIVAL

13.1	Assumption by Buyer and Retention by Sellers	52
13.2	Indemnities of Sellers	53
13.3	Indemnities of Buyer	54
13.4	Limitation on Liability	54
13.5	Express Negligence	55
13.6	Exclusive Remedy	55
13.7	Indemnification Procedures	56
13.8	Survival	58
13.9	Waiver of Right to Rescission	58
13.10	Limitations on Damages	58
13.11	Non-Compensatory Damages	59
13.12	Indemnity Holdback	59
13.13	Disclaimer of Application of Anti-Indemnity Statutes	61

Article XIV TERMINATION, DEFAULT AND REMEDIES

14.1	Right of Termination	61
14.2	Effect of Termination	61
14.3	Return of Documentation and Confidentiality	63

Article XV MISCELLANEOUS

15.1	Appendices, Exhibits and Schedules	63
15.2	Expenses and Taxes	63
15.3	Assignment	65
15.4	Preparation of Agreement	65
15.5	Publicity	65
15.6	Notices	66
15.7	Further Cooperation	67
15.8	Filings, Notices and Certain Governmental Approvals	67
15.9	Entire Agreement; Conflicts	68
15.10	Parties in Interest	68
15.11	Amendment	68
15.12	Waiver; Rights Cumulative	68
15.13	Governing Law; Jurisdiction	69
15.14	Severability	69
15.15	Removal of Name	70
15.16	Counterparts	70
15.17	Like-Kind Exchange	70
15.18	Specific Performance	70
15.19	Sellers’ Liability	70
15.20	Seller Representative	71
15.21	No Recourse to Financing Sources	71

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LIST OF APPENDICES, EXHIBITS AND SCHEDULES

Appendix I	―	Defined Terms

Exhibit A	―	Leases
Exhibit B	―	Wells
Exhibit C	―	Other Wells
Exhibit D	―	Fee Minerals
Exhibit E-1	―	Surface Fee Interests
Exhibit E-2	―	Easements
Exhibit E-3	―	Specified Surplus Inventory
Exhibit F	―	Excluded Assets
Exhibit G	―	Form of Deed, Assignment, Bill of Sale and Conveyance
Exhibit I	―	Target Zones
Exhibit J	―	Designated Area
Exhibit K	―	Form of Registration Rights Agreement

Schedule 3.3(a)(ii)	―	Certain Prepaid Costs
Schedule 3.8	―	Allocated Values
Schedule 4.4	―	Consents
Schedule 4.7	―	Litigation
Schedule 4.8	―	Material Contracts
Schedule 4.9	―	Violation of Laws
Schedule 4.10	―	Preferential Purchase Rights
Schedule 4.11	―	Royalties, Etc.
Schedule 4.12	―	Imbalances
Schedule 4.13	―	Current Commitments
Schedule 4.14	―	Asset Taxes
Schedule 4.15	―	Wells and Related Equipment; Personal Property
Schedule 4.16	―	Environmental
Schedule 4.18	―	Permits
Schedule 4.19	―	Bonds and Guarantees
Schedule 4.22(b)	―	Properties
Schedule 4.23	―	Advance Payments
Schedule 4.24	―	Employees
Schedule 5.12	―	Capitalization
Schedule 6.1	―	Conduct of Business
Schedule 6.1(c)	―	Certain Leases
Schedule 6.4	―	Interim Buyer Operations
Schedule 6.9	―	Company Employees

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PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”) is executed as of the 25th day of February, 2019 (the “Execution Date”), and is by and among (i) Wishbone Energy Partners, LLC, a Delaware limited liability company (“WEP”), Wishbone Texas Operating Company LLC, a Texas limited liability company (“WTOC”), and WB WaterWorks, LLC, a Texas limited liability company (“WBWW,” and together with WEP and WTOC, “Sellers” and individually a “Seller”), and Ring Energy, Inc., a Nevada corporation (“Buyer”). Sellers and Buyer may be referred to collectively as the “Parties” or individually as a “Party.”

RECITALS

Each Seller desires to sell and assign, and Buyer desires to purchase and pay for, all of such Seller’s right, title and interest in and to the Assets (as defined hereinafter) effective as of the Effective Time (as defined hereinafter), on the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, for and in consideration of the mutual promises contained herein, the benefits to be derived by each Party hereunder, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sellers and Buyer hereby agree as follows:

Article I
DEFINITIONS AND INTERPRETATION

1.1       Defined Terms. Capitalized terms used herein shall have the meanings set forth in Appendix I, unless the context otherwise requires.

1.2       References and Rules of Construction. All references in this Agreement to Appendices, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Appendices, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Appendices, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision unless expressly so limited. The words “this Article,” “this Section,” and “this subsection,” and words of similar import, refer only to Article, Section or subsection hereof in which such words occur. References in this Agreement to any agreement, including this Agreement, refer to such agreement as it may be amended, supplemented or otherwise modified from time to time. Wherever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limiting the foregoing in any respect.” All references to “$” or “dollars” shall be deemed references to United States dollars. Each accounting term not defined herein will have the meaning given to it under GAAP as interpreted as of the Execution Date. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

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Article II
PURCHASE AND SALE

2.1         Purchase and Sale. Subject to the terms and conditions of this Agreement, Sellers agree to sell to Buyer, and Buyer agrees to purchase and pay for, effective as of the Effective Time, all of Sellers’ right, title and interest in and to the assets described in Section 2.1(a) through Section 2.1(o) below (such right, title and interest, less and except the Excluded Assets, collectively, the “Assets”):

(a)       the oil and gas leases (together with any and all other right, title and interest of Sellers in and to the leasehold estates created thereby subject to the terms, conditions, covenants and obligations set forth in such leases and/or on Exhibit A), including all leasehold interests, carried interests, reversionary interests, overriding royalty interests, farmout rights and other similar interests held by Sellers that are created or attributable thereto, and the operating rights, Working Interests, Net Revenue Interests, and other rights to Hydrocarbons therefrom, including those described on Exhibit A, subject to any reservations or depth restrictions described on Exhibit A, and, if applicable, the New Interests (Sellers’ interest in such leases and New Interests, the “Leases”); the fee mineral interests described on Exhibit D (the “Fee Minerals”), but subject to the limitations set forth on Exhibit D; and without limiting the foregoing, all other rights and interests (of whatever character, whether legal or equitable, vested or contingent) of Sellers of any kind or character in and to the Leases, in the Designated Area (as defined below);

(b)       all rights and interests in, under or derived from all unitization, communitization and pooling orders, declarations and agreements in effect with respect to any of the Leases, the Fee Minerals and the units created thereby (the “Units”);

(c)       all oil and gas wells located on any of the properties described in Section 2.1(a) and Section 2.1(b), whether producing, non-producing, plugged and abandoned, temporarily abandoned, or otherwise (such interest in such wells, including the wells set forth on Exhibit B, the “Wells”);

(d)       all Hydrocarbons produced from, or attributable to, the Wells and from and after the Effective Time; all Hydrocarbon inventories from or attributable to the Wells and Leases that are in storage at the Effective Time; and, to the extent related or attributable to the Wells and Leases, all production, plant, and transportation imbalances as of the Effective Time;

(e)       all salt water disposal wells, injection wells, water supply wells, observation wells and other wells located on, or primarily used in connection with, any of the properties described in Section 2.1(a) and Section 2.1(b) (other than Wells), whether plugged and abandoned, temporarily abandoned, or otherwise, including the wells described on Exhibit C;

(f)       to the extent that they may be assigned without payment of consideration, or Buyer has specifically agreed in writing to pay such consideration prior to Closing, all Applicable Contracts and all rights thereunder;

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(g)       the fee simple surface estate in and covering the tract of land described on Exhibit E-1 and all improvements, fixtures, facilities and appurtenances located thereon or relating thereto (including the field offices located thereon and described on Exhibit E-1), but subject to the terms, conditions, covenants and obligations described on Exhibit E-1 (the “Surface Fee Interests”);

(h)       to the extent that they may be assigned without payment of consideration, or Buyer has specifically agreed in writing to pay such consideration prior to Closing, all permits, licenses, servitudes, easements, rights-of-way and surface use agreements to the extent used primarily in connection with the ownership or operation of any of the Leases, Fee Minerals, Wells, Units or other Assets, including the easements and rights-of-way described on Exhibit E-2 (collectively, the “Easements”);

(i)       all equipment, machinery, fixtures, inventory, improvements and other personal, movable and mixed property located on any of the Leases, Fee Minerals, Wells, Units or other Assets or primarily used in connection with the ownership or operation thereof and, to the extent owned by any Seller or its Affiliates, all vehicles, trailers, and rolling stock used in connection with the operation of the Assets (collectively, the “Personal Property”), including (i) frac ponds and caliche pits, (ii) pipelines, salt water disposal systems, manifolds, well equipment, casing, tubing, pumps, gauges, valves, motors, fixtures, machinery, flow lines, water lines, processing and separation facilities, pads, structures and materials, and (iii) the inventory, equipment and spare parts located at the Wishbone Farms Yard located in the south half of Section 710, Block D, John H. Gibson Survey, Yoakum County, Texas and the Denton Yard located in the northeast quarter of Section 36, T14S, R37E, Lea County, New Mexico as of the Closing (in the case of clause (iii), the “Specified Surplus Inventory”, and the Specified Surplus Inventory as of the Effective Time is described on Exhibit E-3);

(j)       all Imbalances relating to the Assets;

(k)       the following (collectively referred to as the “Records”), to the extent primarily relating to Sellers’ ownership and operation of the Assets and in Sellers’ or their Affiliates’ possession or under Sellers’ or their Affiliates’ control: all title records, title opinions, well logs, well tests, well files, mud logs, directional surveys, core reports, daily drilling records, machinery and equipment maintenance files, production records, accounting records, well master files, division of interest files, Working Interest owner name and address files, revenue and joint interest billing account information, and Asset Tax Records;

(l)       the accounts receivable for which there is a Purchase Price adjustment pursuant to Section 3.3(a)(vi);

(m)      to the extent transferable, all proprietary and non-proprietary geophysical and other seismic and related technical data and information, to the extent relating to the Assets;

(n)       all claims, rights and causes of actions (including causes of action for breach of warranty) against Third Parties, asserted and unasserted, known or unknown, but only to the extent such claims, rights and causes of action are attributable to the Assumed Obligations with respect to which Sellers do not have an indemnity obligation to Buyer; and

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(o)       any other assets of the types described in Section 2.1(a) through Section 2.1(n) above, whether real or personal, owned or held by Sellers in the Designated Area, including all assets of the types described in Section 2.1(a) through Section 2.1(n) above acquired by any Seller or its Affiliates in the Designated Area after the Effective Time.

2.2         Excluded Assets.  Sellers shall reserve and retain all of the Excluded Assets.

2.3         Revenues and Expenses.

(a)       Subject to the provisions hereof, Sellers shall remain entitled (by payment, through the adjustments to the Purchase Price hereunder or otherwise) to all of the rights of ownership (including the right to all production, proceeds of production and other proceeds) and shall remain responsible (by payment, through the adjustments to the Purchase Price hereunder or otherwise) for all Operating Expenses, in each case, attributable to the Assets for the period of time prior to the Effective Time. Subject to the provisions hereof, and subject to the occurrence of Closing, Buyer shall be entitled (by payment, through the adjustments to the Purchase Price hereunder or otherwise) to all of the rights of ownership (including the right to all production, proceeds of production and other proceeds), and shall be responsible (by payment, through the adjustments to the Purchase Price hereunder or otherwise) for all Operating Expenses, in each case, attributable to the Assets for the period of time from and after the Effective Time. “Operating Expenses” means all operating expenses (including costs of insurance) and all capital expenditures incurred in the ownership and operation of the Assets in the ordinary course of business and, where applicable, in accordance with the relevant operating or unit agreement or pooling order, if any, and overhead costs charged by Third Party operators to the Assets under the relevant operating or unit agreement or pooling order, if any, but excluding Liabilities attributable to (A) personal injury or death, property damage or violation of any Law, (B) Decommissioning Obligations (except those expenses incurred and contracted for by any Seller prior to the Effective Time), (C) environmental matters, including obligations to remediate any contamination of water or Personal Property under applicable Environmental Laws (except those expenses incurred and contracted for by any Seller prior to the Effective Time), (D) obligations with respect to Imbalances, (E) obligations to pay Working Interests, royalties, overriding royalties or other interest owners revenues or proceeds attributable to sales of Hydrocarbons relating to the Assets, including those held in suspense, or (F) Asset Taxes, Income Taxes or Transfer Taxes. After Closing, each Party shall be entitled to participate in all joint interest audits and other audits of Operating Expenses for which such Party is entirely or in part responsible under the terms of this Section 2.3.

(b)       After Closing, (i) if any Party receives monies belonging to the other Party, including proceeds of production, then such amount shall, within thirty (30) days after the end of the calendar month in which such amounts were received, be paid by such receiving Party to the proper Party, (ii) if any Party pays monies for Operating Expenses which are the obligation of any other Party, then such other Party shall, within thirty (30) days after the end of the calendar month in which the applicable invoice and proof of payment of such invoice were received by such other Party, reimburse the Party which paid such Operating Expenses, (iii) if a Party receives an invoice of an Operating Expense which is owed by another Party, such Party receiving the invoice shall promptly forward such invoice to the Party obligated to pay the same, (iv) if an invoice for Operating Expenses is received by a Party, which is partially an obligation of both Seller(s) and Buyer, then the Parties shall consult with each other, and each shall promptly pay its portion of such Operating Expenses to the obligee thereof, and (v) notwithstanding anything contained in this Section 2.3(b) to the contrary, Sellers shall have the right to net the proceeds or monies to be tendered to Buyer pursuant to this Section 2.3(b) against the Operating Expenses or invoices due from Buyer pursuant to this Section 2.3(b).

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Article III
PURCHASE PRICE

3.1       Purchase Price. The purchase price for the transfer of the Assets and the transactions contemplated hereby shall be Three Hundred Million Dollars ($300,000,000.00) (the “Purchase Price”), as adjusted in accordance with this Agreement. The Purchase Price for the Assets shall be comprised of (i) Two Hundred Seventy Million Dollars ($270,000,000.00) in cash (the “Cash Consideration”), adjusted as provided in Section 3.3 and (ii) the aggregate number of shares of Buyer Common Stock (rounded up to the nearest whole share) equal to the quotient of (A) Thirty Million Dollars ($30,000,000.00) (the “Stock Dollar Amount”), divided by (B) the Closing VWAP; provided, however, that in no event shall the denominator of such quotient be greater than $7.14 or less than $5.28 (subject to such proviso, the “Transaction Share Price”), adjusted as provided in Section 3.3 (the “Stock Consideration”). Notwithstanding the foregoing, if the number of shares of Buyer Common Stock to be issued as Stock Consideration is in an amount that exceeds the number of shares of Buyer Common Stock that Buyer is permitted to issue without the approval of the equityholders of Buyer under applicable Law, the rules and regulations of the NYSE American or the governing documents of Buyer (such excess, the “Equity Excess Amount”), (a) the “Stock Consideration” shall be equal to the maximum amount that Buyer is permitted to issue without the approval of the equityholders of Buyer under applicable Law, the rules and regulations of the NYSE American or the governing documents of Buyer and (b) the Cash Consideration shall be increased by an amount equal to the product of (x) the Equity Excess Amount and (y) the Transaction Share Price.

3.2       Deposit. Concurrently with the execution of this Agreement, Buyer has deposited by wire transfer in same day funds with the Escrow Agent the sum of Fifteen Million Dollars ($15,000,000.00) (such amount, including any interest earned thereon, the “Deposit”) to be held in an escrow account under an Escrow Agreement entered into by the Parties with the Escrow Agent. If Closing occurs, the Deposit, together with the interest earned thereon, shall be applied toward the Cash Consideration at the Closing. Otherwise, the Deposit shall be handled in accordance with Section 14.2.

3.3       Adjustments to Purchase Price. The Purchase Price for the Assets shall be adjusted as follows, and the resulting amount shall be herein called the “Adjusted Purchase Price”:

(a)       The Purchase Price shall be adjusted upward by the following amounts (without duplication):

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(i)       an amount equal to the value of all Hydrocarbons attributable to the Assets in storage or existing in pipelines, plants and/or tanks (including inventory) in each case that are, as of the Effective Time, (A) upstream of the pipeline connection or above known bottom level shown in previous gauge reports or (B) upstream of the sales meter, if any, the value of such Hydrocarbons to be based upon the contract price in effect as of the Effective Time (or the price paid to Sellers in connection with the sale of such Hydrocarbons, if there is no contract price in effect as of the Effective Time), less Burdens on such production (unless such Burdens are paid by Sellers);

(ii)       an amount equal to all Operating Expenses and all other costs and expenses (excluding, for the avoidance of doubt, any Asset Taxes, Income Taxes, Transfer Taxes and costs and expenses described in Section 15.2(a)) that are attributable to the Assets during the period following the Effective Time and paid by Sellers (irrespective of whether paid before or after the Effective Time and including the amounts set forth on Schedule 3.3(a)(ii)), including (A) bond and insurance premiums paid by or on behalf of Sellers with respect to the period following the Effective Time, (B) Burdens, (C) rentals, lease bonuses and other lease maintenance and extension payments and (D) unexpended cash calls prepaid by Sellers to Third Party operators pursuant to applicable operating agreements;

(iii)      the portion of the Overhead Costs attributable to the Assets from and after the Effective Time up to the Closing Date;

(iv)      the Title Benefit Amounts of any Title Benefits for which the Title Benefit Amounts have been determined;

(v)       the amount of all Asset Taxes allocated to Buyer in accordance with Section 15.2 but paid or otherwise economically borne by Sellers;

(vi)       if any Seller or any of its Affiliates is the operator of any Asset, the aggregate amount of accounts receivable with respect to the total amount of costs and expenses paid by such Seller or its Affiliate on behalf of other joint interest owners of such Asset that are attributable to the periods both before and after the Effective Time, whether paid before or after the Effective Time; and

(vii)      any other amount provided for elsewhere in this Agreement or otherwise agreed upon in writing by Sellers and Buyer.

(b)          The Purchase Price shall be adjusted downward by the following amounts (without duplication):

(i)       to the extent received between the Effective Time and Closing Date, an amount equal to all proceeds actually received by Sellers attributable to the sale of Hydrocarbons (A) produced from or allocable to the Assets during the period following the Effective Time or (B) contained in storage or existing in pipelines, plants and/or tanks (including inventory) as of the Effective Time for which an upward adjustment to the Purchase Price was made pursuant to Section 3.3(a)(i), in each case, net of Burdens and expenses (other than Operating Expenses and other expenses taken into account pursuant to Section 3.3(a), Asset Taxes, Income Taxes and Transfer Taxes) directly incurred in earning or receiving such proceeds;

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(ii)       if Sellers make the election under Section 11.2(d)(i) with respect to a Title Defect, the Title Defect Amount with respect to such Title Defect if the Title Defect Amount has been determined;

(iii)       if Sellers make the election under Section 12.1(c)(i) with respect to an Environmental Defect, the Remediation Amount with respect to such Environmental Defect if the Remediation Amount has been determined prior to Closing;

(iv)       the Allocated Value of the Assets excluded from the transactions contemplated hereby pursuant to Section 11.2(d)(ii), Section 11.4(a)(i), Section 11.4(b)(i) or Section 12.1(c)(ii);

(v)       the amount of all Asset Taxes allocated to Sellers in accordance with Section 15.2 but paid or otherwise economically borne by Buyer;

(vi)       an amount equal to all proceeds from sales of Hydrocarbons relating to the Assets and payable to owners of Working Interests, royalties, overriding royalties and other similar interests (in each case) that are held by Sellers or their Affiliates in suspense as of the Closing Date;

(vii)       any applicable amount provided for under Section 11.3(b)(y); and

(viii)       any other amount provided for elsewhere in this Agreement or otherwise agreed upon in writing by Sellers and Buyer.

(c)          Notwithstanding anything to the contrary contained herein, the Stock Consideration shall be adjusted as follows:

(i)       if, at any time on or after the Execution Date and prior to the Closing, Buyer makes (or any record date occurs with respect thereto) (A) any Buyer dividend or distribution on the Buyer Common Stock in Buyer Common Stock, (B) subdivision or split of any Buyer Common Stock, (C) combination or reclassification of Buyer Common Stock into a smaller number of shares of Buyer Common Stock or (D) issuance of any securities by reclassification of Buyer Common Stock (including any reclassification in connection with a merger, consolidation or business combination in which Buyer is the surviving person), then the number of shares of Buyer Common Stock to be issued to Sellers as Stock Consideration pursuant to this Agreement shall be proportionately adjusted;

(ii)       if, at any time on or after the Execution Date and prior to the Closing, Buyer consummates any merger, consolidation, combination, or other similar transaction pursuant to which Buyer Common Stock is converted to cash or other securities, then Sellers shall receive, in lieu of any Buyer Common Stock, the same number or amount of cash and/or securities as is received in exchange for each share of Buyer Common Stock in connection with any such transaction; and

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(iii)       any adjustment made pursuant to the foregoing clause (i) or (ii) shall become effective immediately after the record date in the case of a dividend and shall become effective immediately after the effective date in the case of a subdivision, split, combination, reclassification or other similar transaction.

(d)       Notwithstanding anything to the contrary in this Agreement, (i) prior to or at the Closing, any adjustment to the Purchase Price pursuant to Section 3.3(a) or Section 3.3(b) shall adjust the Stock Consideration payable to Seller (by adjusting the Stock Dollar Amount) and not the Cash Consideration, and (ii) after the Closing, (A) any payments made or to be made under this Agreement to Sellers shall be made by electronic transfer of immediately available funds to such bank and account as may be specified by Sellers in writing, and (B) with respect to any payments made or to be made under this Agreement to Buyer, Sellers, at their option, may elect to make such payments in any combination of the following: (x) in cash by electronic transfer of immediately available funds to such bank and account as may be specified by Buyer in writing or (y) by surrendering to Buyer for cancellation an aggregate number of shares of Buyer Common Stock (rounded up to the nearest number of whole shares) calculated by dividing (I) the amount of such payment by (II) the Transaction Share Price. Notwithstanding the foregoing, all adjustments to the Purchase Price pursuant to Section 3.3(b)(i) (after netting against all adjustments to the Purchase Price pursuant to Section 3.3(a)(ii)) shall be paid to Buyer fifty percent (50%) in cash by electronic transfer of immediately available funds to such bank and account as may be specified by Buyer in writing, and fifty percent (50%) in Buyer Common Stock (using the Transaction Share Price).

3.4       Adjustment Methodology. When available, actual figures will be used for the adjustments to the Purchase Price at Closing. To the extent actual figures are not available, estimates will be used subject to final adjustments in accordance with Section 3.6 and Section 3.7.

3.5       Preliminary Settlement Statement. Not less than five (5) Business Days prior to Closing, Sellers shall prepare and submit to Buyer for review a draft settlement statement (the “Preliminary Settlement Statement”) that shall set forth the Adjusted Purchase Price, reflecting each adjustment made in accordance with this Agreement as of the date of preparation of such Preliminary Settlement Statement and the calculation of the adjustments used to determine such amount, together with the designation of Sellers’ accounts for the wire transfers of funds. Within two (2) Business Days after receipt of the Preliminary Settlement Statement, Buyer will deliver to Sellers a written report containing all changes, with explanation therefor, that Buyer proposes to be made to the Preliminary Settlement Statement. The Parties shall in good faith attempt to agree on the Preliminary Settlement Statement as soon as possible after Sellers’ receipt of Buyer’s written report. The Preliminary Settlement Statement, as agreed upon by the Parties, will be used to adjust the Purchase Price at Closing; provided that if the Parties do not agree upon an adjustment set forth in the Preliminary Settlement Statement, then the amount of such adjustment used to adjust the Purchase Price at Closing shall be that amount set forth in the draft Preliminary Settlement Statement delivered by Sellers to Buyer pursuant to this Section 3.5.

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3.6          Final Settlement Statement.

(a)       On or before one hundred twenty (120) days after Closing, a final settlement statement (the “Final Settlement Statement”) will be prepared by Sellers, which shall take into account all final adjustments made to the Purchase Price and shows the resulting final Adjusted Purchase Price (the “Final Price”). The Final Settlement Statement shall set forth the actual proration of the amounts required by this Agreement. As soon as practicable, and in any event within thirty (30) days, after receipt of the Final Settlement Statement, Buyer shall deliver to Sellers a written report containing any proposed changes to the Final Settlement Statement and an explanation of any such changes and the reasons therefor (the “Dispute Notice”). Any changes not so specified in the Dispute Notice shall be deemed waived, and Sellers’ determinations with respect to all such elements of the Final Settlement Statement that are not addressed specifically in the Dispute Notice shall prevail. If Buyer fails to timely deliver a Dispute Notice to Sellers containing changes Buyer proposes to be made to the Final Settlement Statement, the Final Settlement Statement as delivered by Sellers will be deemed to be correct and mutually agreed upon by the Parties, and will, without limiting Section 15.2(d), be final and binding on the Parties and not subject to further audit or arbitration. If the Final Price set forth in the Final Settlement Statement is mutually agreed upon by Sellers and Buyer, the Final Settlement Statement and the Final Price shall, without limiting Section 15.2(d), be final and binding on the Parties hereto, subject to the provisions of Section 2.3(b). Any difference in the Adjusted Purchase Price as paid at Closing pursuant to the Preliminary Settlement Statement and the Final Price shall be paid by the owing Party to the owed Party within ten (10) days after final determination of such owed amounts in accordance herewith. All amounts paid pursuant to this Section 3.6 shall be paid in accordance with Section 3.3(d).

(b)       Notwithstanding anything in this Agreement to the contrary, and subject to matters for which a Party has an indemnity obligation pursuant to Article XIII, assuming any disputes pursuant to Section 3.6(a) relating to the Final Settlement Statement have been resolved, there shall be no adjustment for, or obligation to pay, any revenues, proceeds or Operating Expenses between the Parties following the date that is six (6) months after the Closing Date. In the event any such disputes relating to the Final Settlement Statement have not been resolved at such time, adjustments for, or obligations to pay, any revenues, proceeds or Operating Expenses between the Parties shall be extended until all such disputes have been resolved.

3.7         Disputes. If Sellers and Buyer are unable to resolve the matters addressed in the Dispute Notice (if any) (collectively, other than Disputed Title Matters and Disputed Environmental Matters, the “Disputed Accounting Matters”), within thirty (30) days after Buyer’s delivery of a Dispute Notice, upon the written request of either Buyer or Sellers, Buyer and Sellers shall engage the Dallas or Houston office of Grant Thornton LLP or such other Person as the Parties may mutually select (the “Accounting Arbitrator”) to resolve any such Disputed Accounting Matters set forth in the Dispute Notice in accordance with the terms of this Agreement. Each of Buyer and Sellers shall within fifteen (15) Business Days after either Party’s written request for arbitration summarize its position with regard to such dispute in a written document and submit such summaries to the Accounting Arbitrator, together with a copy of the Dispute Notice, the Final Settlement Statement and any other documentation such Party may desire to submit. If there is more than one Disputed Accounting Matter, all such disputes shall be consolidated into the same arbitration process pursuant to this Section 3.7. The Parties shall cooperate diligently with any reasonable request of the Accounting Arbitrator in an effort to resolve the matters submitted to the Accounting Arbitrator as soon as reasonably possible after the Accounting Arbitrator is engaged. Within twenty (20) Business Days after receiving the Parties’ respective submissions, the Accounting Arbitrator shall render a written decision choosing either Sellers’ position or Buyer’s position with respect to each Disputed Accounting Matter, based on the materials submitted to the Accounting Arbitrator as described above. Any decision rendered by the Accounting Arbitrator pursuant hereto shall, without limiting Section 15.2(d), be final, conclusive and binding on Sellers and Buyer, absent fraud or manifest error, and will be enforceable against the Parties in any court of competent jurisdiction. The costs of the Accounting Arbitrator shall be borne pro rata between Sellers and Buyer with each of Sellers, on the one hand, and Buyer, on the other hand, being responsible for the Accounting Arbitrator’s costs to the extent the Accounting Arbitrator has not selected such Parties’ position on an aggregate dollar basis with respect to all amounts submitted for resolution to the Accounting Arbitrator. Each of Sellers and Buyer shall bear its own legal fees and other costs of presenting its case to the Accounting Arbitrator.

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3.8          Allocated Values/Allocation of Purchase Price.

(a)       Buyer and Sellers agree that the Purchase Price shall be allocated among the Assets as set forth in Schedule 3.8 to this Agreement. The term “Allocated Value” means, with respect to any Well (limited to any currently producing formations) or any Lease (limited to the applicable Target Zone(s) set forth on Exhibit A for such Lease), the amount set forth for such Well or such Lease on Schedule 3.8, in each case, under the column “Allocated Value.” Buyer and Sellers agree that such allocation is reasonable and shall not take any position inconsistent therewith, including in notices to Preferential Purchase Right holders.

(b)       Buyer and Sellers shall use commercially reasonable efforts to agree to an allocation of the Adjusted Purchase Price and any other items properly treated as consideration for U.S. federal income tax purposes among the Assets in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder and, to the extent allowed under applicable federal income tax Law, in a manner consistent with the Allocated Values, within thirty (30) days after the date that the Final Settlement Statement is determined pursuant to Section 3.6 (the “Allocation”). If Sellers and Buyer reach an agreement with respect to the Allocation, (i) Buyer and Sellers shall use commercially reasonable efforts to update the Allocation in accordance with Section 1060 of the Code following any adjustment to the Adjusted Purchase Price pursuant to this Agreement, and (ii) Buyer and Sellers shall, and shall cause their Affiliates to, report consistently with the Allocation, as adjusted, on all Tax Returns, including Internal Revenue Service Form 8594, and neither Sellers nor Buyer shall take any position on any Tax Return that is inconsistent with the Allocation, as adjusted, unless otherwise required by applicable Law; provided, however, that no Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle any Tax audit, claim or similar proceedings in connection with such allocation.

Article IV
REPRESENTATIONS AND WARRANTIES OF SELLERS

Subject to the matters specifically listed or disclosed in the Schedules to this Agreement (as added, supplemented or amended pursuant to Section 6.5), as of the Execution Date and Closing, each Seller, on a joint and several basis, hereby represents and warrants to Buyer the following:

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4.1       Organization, Existence and Qualification. Such Seller is a limited liability company duly formed and validly existing under the Laws of the state of its formation. Such Seller has all requisite power and authority to own and operate its property (including its interests in the Assets) and to carry on its business as now conducted. Such Seller is duly licensed or qualified to do business as a foreign limited liability company in all jurisdictions in which it carries on business or owns assets and such qualification is required by Law.

4.2       Authorization, Approval and Enforceability. Such Seller has full power and authority to enter into and perform this Agreement, the Transaction Documents to which it is a party and the transactions contemplated herein and therein. The execution, delivery and performance by such Seller of this Agreement have been duly and validly authorized and approved by all necessary limited liability company action on the part of such Seller. Assuming the due authorization, execution and delivery by the other parties to such documents, this Agreement is, and the Transaction Documents to which such Seller is a party, when executed and delivered by such Seller, will be, the valid and binding obligations of such Seller and enforceable against such Seller in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.3       No Conflicts. Assuming the receipt of all Consents and the waiver of, or compliance with, all Preferential Purchase Rights, the execution, delivery and performance by such Seller of this Agreement and the Transaction Documents to which it is a party and the consummation of the transactions contemplated herein and therein will not (a) conflict with or result in a breach of any provisions of the organizational documents of such Seller, (b) result in a material default or the creation of any Encumbrance (except for Permitted Encumbrances) or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, license or other material Applicable Contract to which such Seller is a party or by which such Seller or the Assets may be bound or (c) violate any Law in any material respect applicable to such Seller or any of the Assets.

4.4       Consents. Except (a) as set forth in Schedule 4.4, (b) for Customary Post-Closing Consents, (c) under Contracts that are terminable upon not greater than sixty (60) days’ notice without payment of any fee, and (d) for Preferential Purchase Rights, there are no restrictions on assignment, including requirements for consents from Third Parties to any assignment (in each case), that such Seller is required to obtain in connection with the transfer of the Assets by such Seller to Buyer or the consummation of the transactions contemplated by this Agreement by such Seller (each, a “Consent”).

4.5       Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to such Seller’s Knowledge, threatened in writing against such Seller or its Affiliates.

4.6       Brokers’ Fees. Such Seller has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Buyer or any Affiliate of Buyer shall have any responsibility.

4.7       Litigation. Except as set forth in Schedule 4.7, there is no suit, action, litigation or arbitration by any Person or before any Governmental Authority pending of which such Seller has received notice or service, or to such Seller’s Knowledge, threatened in writing against such Seller with respect to the Assets or otherwise relating to the Assets that would, individually or in the aggregate, have a Material Adverse Effect.

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4.8          Material Contracts.

(a)       Schedule 4.8 sets forth as of the Execution Date all Applicable Contracts of the type described below (collectively, the “Material Contracts”):

(i)       any Applicable Contract that can reasonably be expected to result in aggregate payments by Sellers of more than $150,000 during the current or any subsequent calendar year (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);

(ii)       any Applicable Contract that can reasonably be expected to result in aggregate revenues to Sellers of more than $150,000 during the current or any subsequent calendar year (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);

(iii)       any Hydrocarbon purchase and sale, marketing, transportation, gathering, processing or similar Applicable Contract that is not terminable without penalty upon ninety (90) days’ or less notice;

(iv)       any indenture, mortgage, loan, credit or sale-leaseback or similar Applicable Contract;

(v)       any Applicable Contract that constitutes a lease under which such Seller is the lessor or the lessee of real or Personal Property which lease (A) cannot be terminated by such Seller without penalty upon sixty (60) days’ or less notice and (B) involves an annual base rental of more than $50,000;

(vi)      any farmout agreement, participation agreement, exploration agreement, development agreement, joint operating agreement or similar Applicable Contract;

(vii)     any Applicable Contract that is a drilling contract;

(viii)    any Applicable Contract that purports to contain a dedication of production or acreage covering any portion of the Assets;

(ix)       any agreement that (A) includes a non-compete provision or other similar restrictions on doing business or (B) contains or constitutes an existing area of mutual agreement or an agreement to enter into an area of mutual interest agreement in the future;

(x)       any Applicable Contract between such Seller and any Affiliate of such Seller or between Sellers that will not be terminated prior to Closing; and

(xi)       any Applicable Contract or Easement that requires pursuant to the terms thereof the payment of consideration in excess of $25,000 in order to be assigned or transferred.

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(b)       Except as set forth in Schedule 4.8, there exists no default in any material respect under any Material Contract by such Seller or, to such Seller’s Knowledge, by any other Person that is a party to such Material Contract, and no event has occurred that with notice or lapse of time or both would constitute any default in any material respect under any such Material Contract by such Seller or, to such Seller’s Knowledge, any other Person who is a party to such Material Contract.

(c)       There are no Debt Contracts that encumber the Assets (other than Debt Contracts from which the Assets will be released as of Closing and Permitted Encumbrances).

4.9         No Violation of Laws. Except as set forth in Schedule 4.9, such Seller is not in material violation of any applicable Laws with respect to its ownership and operation of the Assets. For the avoidance of doubt, this Section 4.9 does not include any matters with respect to Environmental Laws or Laws related to Taxes, which shall be exclusively addressed in Article XII and Section 4.14, respectively.

4.10       Preferential Purchase Rights. Except as set forth in Schedule 4.10, there are no preferential purchase rights, rights of first refusal or other similar rights that are applicable to the transfer of the Assets in connection with the transactions contemplated hereby (each a “Preferential Purchase Right”).

4.11       Burdens. Except for such items that are being held in suspense for which the Purchase Price is adjusted pursuant to Section 3.3(b)(vi) and except as set forth on Schedule 4.11, such Seller has paid all Burdens with respect to the Assets due by such Seller in accordance in all material respects with applicable Law and the terms of the applicable Leases, or if not paid, is contesting such Burdens in good faith in the normal course of business as set forth in Schedule 4.11.

4.12       Imbalances. Schedule 4.12 sets forth all material Imbalances associated with the Assets as of the Effective Time.

4.13       Current Commitments. Schedule 4.13 sets forth, as of the Execution Date, all approved authorizations for expenditures and other approved capital commitments, individually in excess of $150,000 remaining to be expended net to Sellers’ applicable interest (the “AFEs”), relating to the Assets to drill or rework wells or for other capital expenditures pursuant to any of the Material Contracts for which all of the activities anticipated in such AFEs have not been completed by the Execution Date.

4.14       Taxes. Except as disclosed in Schedule 4.14:

(a)       all Asset Taxes that have become due and payable by such Seller have been properly paid;

(b)       all Tax Returns for Asset Taxes that are required to be filed by such Seller in connection with its ownership or operation of the Assets have been filed by such Seller, and all such Tax Returns for such Asset Taxes are correct and complete in all material respects;

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(c)       there are no Encumbrances for Taxes on the Assets of such Seller, other than statutory liens for Taxes that are not yet due and payable;

(d)       such Seller has not received any written notice of any pending claim (which remains outstanding) from any applicable Taxing Authority for assessment of Asset Taxes relating to such Seller and, to such Seller’s Knowledge, no such claim has been made or threatened against such Seller;

(e)       no audit, administrative, judicial or other proceeding with respect to Asset Taxes has been commenced or is presently pending against such Seller that has not been resolved;

(f)       such Seller has not waived any statute of limitations in respect of Asset Taxes or agreed to any extension of time with respect to an Asset Tax assessment or deficiency;

(g)       no Asset of such Seller is subject to any tax partnership agreement, or is otherwise treated, or required to be treated, as held in an arrangement requiring a partnership income Tax Return (other than a Tax Return required to be filed by or on behalf of WEP) to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code; and

(h)       each Seller is treated as either a disregarded entity or a partnership for U.S. federal income tax purposes.

Notwithstanding any other provision of this Agreement, the representations and warranties in Section 4.14, Section 4.25 and Section 4.26 of this Agreement are the only representations and warranties in this Agreement with respect to Tax matters.

4.15       Wells and Related Equipment; Personal Property.

(a)       Except as set forth on Schedule 4.15, there is no well operated by such Seller or its Affiliates on the Assets, (i) with respect to which there is an unresolved order or such Seller has received unresolved notice from any Governmental Authority requiring that such well be plugged, dismantled or abandoned, (ii) that is neither in use for purposes of production or injection, nor suspended or temporarily abandoned in accordance with applicable Law, that has not been plugged and abandoned by such Seller or its Affiliates in accordance with applicable Law, (iii) that such Seller is obligated by any Laws or Contract to plug, dismantle or abandon relating to any expired lease, or (iv) that such Seller has plugged, dismantled, or abandoned in a manner that does not comply with applicable Law.

(b)       Other than allocation wells drilled pursuant to permits from the applicable Governmental Authority, (i) all Wells drilled and completed by such Seller or its Affiliates have been drilled and completed in all material respects within the limits permitted by all applicable Leases, Contracts, or pooling or unit agreements and such Wells are not on expired leases, and (ii) each Well drilled and completed by such Seller or its Affiliates has been drilled and completed in material compliance with all applicable Laws.

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(c)       Such Seller has not received any notice that any Well operated by such Seller or its Affiliates is subject to penalties on allowables on or after the Effective Time because of any overproduction or any other violation of Laws.

(d)       All Personal Property purchased by Sellers after the Effective Time has been, between the Effective Time and the Closing Date, used, held for use or consumed for the operations of Sellers and has not been transferred or disposed of other than in an arms-length transaction, including the Specified Surplus Inventory.

4.16       Environmental. Except as set forth in Schedule 4.16:

(a)       to such Seller’s Knowledge, such Seller and the operations on the Leases are in compliance in all material respects with Environmental Laws;

(b)       there are no civil, criminal, or administrative actions or notices pending or threatened in writing against such Seller under any Environmental Law, in each case, of which such Seller has received notice, that are related to the Assets or the operations on the Leases;

(c)       such Seller has not entered into any agreements, consents, orders, decrees or judgments with any Governmental Authorities based on any prior violations of Environmental Laws, or any material Liability thereunder, that relate to the future use of the Assets and that require any material future Remediation; and

(d)       such Seller has not received written notice from any Governmental Authority that any of the Wells operated by such Seller or any of its Affiliates is the subject of any remediation, removal, clean-up, response action, enforcement action or order regarding any actual or alleged presence or release of Hazardous Substances that has not been finally resolved.

Notwithstanding any other provision of this Agreement, the representations and warranties in this Section 4.16 are the only representations and warranties in this Agreement with respect to environmental matters.

4.17       Non-Consent Operations. As of the Execution Date, no operations are being conducted or have been conducted on the Assets with respect to which such Seller has elected to be a non-consenting party under the applicable operating agreement and with respect to which all of such Seller’s rights have not yet reverted to it.

4.18       Permits. With respect to Operated Assets, except as set forth on Schedule 4.18, (a) such Seller or its applicable Affiliate has acquired or made application for all material Permits from appropriate Governmental Authorities required to conduct operations conducted by such Seller or its Affiliates as of the Execution Date on such Assets in material compliance with all applicable Laws, (b) all such issued Permits are in full force and effect in all material respects, and no Proceeding is pending of which such Seller has received written notice, or to such Seller’s Knowledge, threatened in writing, to suspend, revoke or terminate any such Permit or declare any such Permit invalid, and (c) such Seller and its applicable Affiliates, if applicable, are in compliance in all material respects with all such issued Permits.

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4.19       Bonds and Guarantees. Schedule 4.19 sets forth a true and complete list of all bonds, letters of credit, guarantees and other forms of credit support currently maintained, posted or otherwise provided by such Seller or its Affiliates that relate to the Assets.

4.20       Condemnation. To such Seller’s Knowledge, there is no actual or threatened taking (whether permanent, temporary, whole or partial) of any of the Assets, or any part of the Assets, by reason of condemnation or eminent domain.

4.21       Operator. As of the Execution Date, such Seller has not received any unresolved written notice of any vote (or other action) being taken to remove such Seller as the operator of any of the Assets.

4.22       Properties.

(a)       (i) To such Seller’s Knowledge, no default exists in the performance of any obligation of such Seller under the Leases that would entitle the lessor thereunder to cancel or terminate any such Leases, and (ii) no party to any Lease or any successor to the interest of such party has filed or, to such Seller’s Knowledge, threatened in writing to file any unresolved action to terminate, cancel, rescind or procure judicial reformation of any such Lease.

(b)       Except as set forth on Schedule 4.22(b), such Seller has not received any unresolved written demand asserting Seller is required to drill any offset well affecting the Assets;

(c)       To such Seller’s Knowledge, all shut-in royalty payments and all delay rental payments due under the terms of the Leases have been fully and timely paid in all material respects.

(d)       Such Seller has not received any written demand from any lessor affirmatively asserting that any of the Leases have terminated because of the failure to be held by production in paying quantities by the Wells since the end of the applicable primary terms of the Leases.

4.23       Advance Payments. Except as set forth in Schedule 4.23, and except for any throughput deficiencies attributable to or arising out of any Imbalances described on Schedule 4.12, (a) with respect to any of the Assets operated by Seller, Seller is not obligated by virtue of any take or pay payment, advance payment or other similar payment (other than Burdens, free gas arrangements and similar arrangements, in each case, established by the terms of the Leases) or under any gathering, transmission or any other similar contract or agreement, or (b) with respect to any of the Assets not operated by Seller, to Seller’s Knowledge, Seller is not obligated to gather, deliver, process or transport Hydrocarbons, or deliver proceeds from the sale thereof, at some future time without receiving full payment therefor at or after the time of delivery.

4.24       Employees. Except as disclosed on Schedule 4.24,

(a)       with respect to the Company Employees, none of Sellers nor any of their Affiliates is a party to or bound by any collective bargaining agreement or other contract with a labor union, nor is any such contract or agreement currently in effect or being negotiated by or on behalf of such Seller or any of its Affiliates; and

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(b)       with respect to each Company Employee, Sellers and their Affiliates are, and to Sellers’ Knowledge have been at all times for the duration of such Company Employee’s employment by Sellers or their Affiliates (up to and including the Closing Date), in compliance with all applicable Laws respecting employment and employment practices, employment Tax and social security, terms and conditions of employment and wages and hours except, in any such case, for such non-compliance or violation as would not, individually or in the aggregate, have a Material Adverse Effect.

4.25       Benefit Plans. There does not now exist, nor do any circumstances exist that could reasonably be expected to result in, any Controlled Group Liability of any Seller or any subsidiary of any Seller that would be, or could reasonably be expected to become, a liability following the Closing Date of Buyer or any of its Affiliates. As used in the preceding sentence, the term “Controlled Group Liability” means any and all liabilities (a) under Title IV of ERISA, (b) under sections 206(g), 302 or 303 of ERISA, (c) under sections 412, 430, 431, 436 or 4971 of the Code, (d) as a result of the failure to comply with the continuation of coverage requirements of section 601 et seq. of ERISA and section 4980B of the Code, and (e) under corresponding or similar provisions of any foreign Law, rule, regulation, statute, ordinance or order.

4.26       Foreign Person. Such Seller is not, and is not treated as, an entity disregarded as separate from, a “foreign person” within the meaning of Section 1445 of the Code.

4.27       Investment Intent. Such Seller is (i) an experienced and knowledgeable investor, (ii) able to bear the economic risks of the acquisition and ownership of the Buyer Common Stock comprising the Stock Consideration and (iii) is capable of evaluating (and has evaluated) the merits and risks of investing in the Buyer Common Stock comprising the Stock Consideration and its acquisition and ownership thereof. Seller is an “accredited investor,” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and is acquiring the Buyer Common Stock comprising the Stock Consideration for its own account for investment purposes and not with a view to a sale or distribution thereof in violation of the Securities Act, and the rules and regulations thereunder or any other securities Laws. Such Seller acknowledges and understands that (a) the acquisition of the Buyer Common Stock comprising the Stock Consideration has not been registered under the Securities Act in reliance on an exemption therefrom, and (b) the Buyer Common Stock comprising the Stock Consideration will, upon its acquisition by Sellers, be characterized as “restricted securities” under state and federal securities Laws and may not be sold, transferred, offered for sale, pledged, hypothecated, or otherwise disposed of, except pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act, and in compliance with applicable state and federal securities Laws. To the extent physical certificates are issued representing the Stock Consideration, it is understood that such certificates will bear a legend in substantially the following form: “These securities have not been registered under the Securities Act of 1933, as amended. These securities may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act or in a private transaction pursuant to an exemption from registration thereunder and, in the case of a transaction exempt from registration, unless sold pursuant to Rule 144 under such Act or the issuer has received documentation reasonably satisfactory to it that such transaction does not require registration under such Act.”

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4.28       Financial Statements.

(a)       As of the Execution Date, Sellers have provided to Buyer true and complete copies of the audited consolidated balance sheet of WEP as of December 31, 2017, together with the related audited consolidated statements of operations, members’ equity, and cash flows, in each case including notes thereto, for the year ended December 31, 2017, and the unaudited consolidated balance sheet of WEP as of September 30, 2018, together with the related unaudited consolidated statements of operations, members’ equity, and cash flows, in each case excluding notes thereto, for the nine month period ended September 30, 2018 (the “Seller Financial Statements”). The Seller Financial Statements (i) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and (ii) fairly present, in all material respects, the consolidated financial position, results of operations, and cash flows of WEP as of the dates and for the periods indicated therein, except any unaudited Seller Financial Statements are subject to normal year-end adjustments, audit or otherwise.

(b)       Except as would not reasonably be expected to have a Material Adverse Effect, to Sellers’ Knowledge, there are no liabilities or obligations of Sellers of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that would be required to be reflected on a balance sheet prepared in accordance with GAAP in all material respects other than: (i) liabilities and obligations disclosed, reflected, reserved against or otherwise provided for in the unaudited consolidated balance sheet as of September 30, 2018 that are subject to normal year-end adjustments, audit or otherwise, (ii) liabilities or obligations incurred in the ordinary course of business consistent with prior practice since September 30, 2018, and (iii) liabilities incurred in connection with the transactions contemplated hereby.

Article V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers the following as of the Execution Date and Closing:

5.1       Organization, Existence and Qualification. Buyer is a corporation duly formed, validly existing, and in good standing under the Laws of the State of Nevada and has all requisite power and authority to own and operate its property and to carry on its business as now conducted. Buyer is duly licensed or qualified to do business as a foreign corporation in all jurisdictions in which it carries on business or owns assets and such qualification is required by Law except where the failure to be so qualified would not, individually or in the aggregate, have a Buyer Material Adverse Effect.

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5.2       Authorization, Approval and Enforceability. Buyer has full power and authority to enter into and perform this Agreement, the Transaction Documents to which it is a party and the transactions contemplated herein and therein. The execution, delivery and performance by Buyer of this Agreement and the Transaction Documents have been duly and validly authorized and approved by all necessary corporate action on the part of Buyer. Assuming the due authorization, execution and delivery by the other parties to such documents, this Agreement is, and the Transaction Documents to which Buyer is a party, when executed and delivered by Buyer, will be, the valid and binding obligations of Buyer and enforceable against Buyer in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.3       No Conflicts. The execution, delivery and performance by Buyer of this Agreement and the Transaction Documents to which it is a party and the consummation of the transactions contemplated herein and therein will not (a) conflict with or result in a breach of any provisions of the organizational or other governing documents of Buyer, (b) result in a default or the creation of any Encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or other agreement to which Buyer is a party or by which Buyer or any of its property may be bound or (c) violate any Law applicable to Buyer or any of its property, except in the case of clauses (b) and (c) where such default, Encumbrance, termination, cancellation, acceleration or violation would not, individually or in the aggregate, have a Buyer Material Adverse Effect.

5.4       Consents. There are no consents or other restrictions on assignment, including requirements for consents from Third Parties to any assignment, in each case, that Buyer is required to obtain in connection with the consummation of the transactions contemplated by this Agreement by Buyer.

5.5       Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Buyer’s Knowledge, threatened in writing against Buyer or any Affiliate of Buyer. Buyer is not insolvent.

5.6       Litigation. As of the Execution Date, there is no investigation, lawsuit, action, litigation or arbitration by any Person or before any Governmental Authority pending, or to Buyer’s Knowledge, threatened in writing against Buyer or any of its Affiliates that has or would have an adverse effect upon the ability of Buyer to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.

5.7       Financing.

(a)       Buyer has delivered to Sellers a true, complete and accurate fully executed copy of a debt commitment letter (the “Commitment Letter”), dated as of the Execution Date, between SunTrust Bank and SunTrust Robinson Humphrey, Inc. (collectively the “Lender”) including all exhibits, schedules, annexes and amendments to the Commitment Letter in effect as of the Execution Date, pursuant to which and subject to the terms and conditions thereof, the Lender has committed to lend the amounts set forth therein to Buyer (the provision of such funds as set forth therein, the “Financing”) for the purposes set forth in such Commitment Letter. The Commitment Letter (i) has not been amended, restated or otherwise modified or waived prior to the execution and delivery of this Agreement, and the respective commitments contained in the Commitment Letter have not been withdrawn, rescinded, amended, restated or otherwise modified in any respect prior to the execution and delivery of this Agreement and (ii) to Buyer’s Knowledge, no such withdrawal, rescission, amendment, restatement, modification or waiver is contemplated (other than any such amendment, modification or restatement to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who have not executed the Commitment Letter as of the Execution Date). As of the Execution Date, the Commitment Letter is in full force and effect and constitutes the legal, valid and binding obligation of each of Buyer and the other parties thereto, subject in each case to the bankruptcy and principles of equity exceptions. Except as set forth in the Commitment Letter, there are no other conditions precedent or contingencies directly or indirectly related to the funding of the Financing.

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(b)       At the Closing, assuming the accuracy of the representations and warranties in Article IV and the satisfaction of the conditions precedent set forth in Article VII, after giving effect to the Financing, Buyer will have sufficient funds to pay all of Buyer’s obligations under this Agreement, including the payment of the aggregate Cash Consideration and all fees and expenses expected to be incurred in connection therewith. As of the Execution Date, no event has occurred or circumstance exists which, with or without notice, lapse of time or both, would reasonably be expected to constitute a breach or default on the part of Buyer under the Commitment Letter or any other party to the Commitment Letter or, to Buyer’s Knowledge, otherwise result in any portion of the Financing to be unavailable. As of the Execution Date, there are no side letters or other agreements (other than the agreement to pay customary fees pursuant to the fee letter entered into in connection with the Commitment Letter), Contracts, arrangements or understandings (written or oral) directly or indirectly related to the funding of the Financing that could affect the availability of the Financing other than as expressly set forth in the Commitment Letter. Buyer has paid in full any and all commitment fees and other fees required to be paid on or prior to the Execution Date under the terms of the Commitment Letter and will pay all other commitment fees and other fees as required to be paid at Closing under the terms of the Commitment Letter upon the Closing. As of the Execution Date, Buyer is not aware of any fact, event or other occurrence that, with or without notice, lapse of time or both could reasonably be expected to result in any of the conditions in the Commitment Letter not being satisfied.

5.8       Regulatory. As of the Closing, Buyer is and hereafter shall continue to be qualified under applicable Law to own and assume operatorship of the Assets in all jurisdictions where the Assets are located, and the consummation of the transactions contemplated by this Agreement will not cause Buyer to be disqualified as such an owner or operator. To the extent required by any applicable Law, as of the Closing, Buyer has maintained, and will hereafter continue to maintain, lease bonds, area-wide bonds or any other surety bonds as may be required by, and in accordance with, all applicable Laws governing the ownership and operation of the Assets and has filed any and all required reports necessary for such ownership and/or operation with all Governmental Authorities having jurisdiction over such ownership and/or operation.

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5.9       Independent Evaluation. Buyer (a) is sophisticated in the evaluation, purchase, ownership and operation of oil and gas properties and related facilities and is aware of the risks associated with the purchase, ownership and operation of such properties and facilities, (b) is capable of evaluating, and hereby acknowledges that it has so evaluated, the merits and risks of the Assets, Buyer’s acquisition, ownership and operation thereof, and its obligations hereunder, and (c) is able to bear the economic risks associated with the Assets, Buyer’s acquisition, ownership and operation thereof, and its obligations hereunder. In making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer (i) has relied or shall rely solely on its own independent investigation and evaluation of the Assets and the advice of its own legal, Tax, economic, environmental, engineering, geological and geophysical advisors and the express provisions of this Agreement and not on any comments, statements, projections or other materials made or given by any representatives or consultants or advisors of Sellers, and (ii) has satisfied itself through its own due diligence as to the environmental and physical condition of and contractual arrangements and other matters affecting the Assets. Buyer has no Knowledge of any fact that results in the breach of any representation, warranty or covenant of any Seller given hereunder.

5.10       Brokers’ Fees. None of Buyer or Buyer’s Affiliates has incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement or the Transaction Documents for which Sellers or any of Sellers’ Affiliates have or shall have any responsibility.

5.11       Accredited Investor. Buyer is an “accredited investor,” as such term is defined in Regulation D of the Securities Act, and will acquire the Assets for its own account and not with a view to a sale, distribution or other disposition thereof in violation of the Securities Act, and the rules and regulations thereunder, any applicable state blue sky Laws or any other applicable securities Laws.

5.12       Capitalization.

(a)       The authorized capital of Buyer consists solely of (i) 150,000,000 shares of Buyer Common Stock and (ii) 50,000,000 shares of preferred stock of Buyer, $0.001 par value per share. As of the Execution Date, other than with respect to 5,000,000 shares of Buyer Common Stock reserved for issuance under the any Plan of Buyer and except as set forth on Schedule 5.12, Part A, the only issued and outstanding equity interests of Buyer were 63,229,710 shares of Buyer Common Stock. Buyer has, and at the Closing will have, sufficient authorized shares of Buyer Common Stock to enable it to issue the Stock Consideration at the Closing. All of the issued and outstanding shares of Buyer Common Stock are duly authorized and validly issued in accordance with the governing documents of Buyer, are fully paid and non-assessable, and were not issued in violation of any preemptive or similar right.

(b)       Other than with respect to any equity interests outstanding under any Plan of Buyer and except as set forth on Schedule 5.12, Part B, (i) there are no outstanding preemptive or other similar rights with respect to the equity interests of Buyer, (ii) there are no appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, subscription agreements, rights of first offer, rights of first refusal, tag along rights, drag along rights, subscription rights, or commitments or other rights or contracts of any kind or character relating to or entitling any Person to purchase or otherwise acquire any equity interests of Buyer or requiring Buyer to issue, transfer, convey, assign, redeem or otherwise acquire or sell any equity interests, (iii) there are no equity holder agreements, voting agreements, proxies, or other similar agreements or understandings with respect to the equity interests of Buyer and (iv) no equity interests of Buyer are reserved for issuance.

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(c)       Except as set forth on Schedule 5.12, Part C, Buyer does not have any outstanding bonds, debentures, notes, or other obligations the holders of which have the right to vote (or are convertible into or exercisable for equity interests having the right to vote) with the holders of securities of Buyer on any matter pursuant to such outstanding bonds, debentures, notes or other obligations.

(d)       Except as set forth on Schedule 5.12, Part D, Buyer is not party to any contract that obligates it to (and does not otherwise have any obligation to) register for resale any debt or equity interests of Buyer.

5.13       Valid Issuance. The shares of Buyer Common Stock comprising the Stock Consideration when and if issued pursuant to the terms of this Agreement will be duly authorized, validly issued, fully paid and non-assessable, will have the rights, preferences and privileges specified in Buyer’s governing documents, will not be issued in violation of any preemptive or similar rights and will, in the hands of Seller and its Affiliates, be free of any Encumbrances, other than restrictions on transfer pursuant to applicable securities Laws.

5.14       SEC Documents. As of the Execution Date, Buyer has filed or furnished all forms, reports, registration statements, definitive proxy statements, schedules and other materials with the Commission required to be filed or furnished by it since December 31, 2018 (all such documents, including exhibits and other information incorporated therein, collectively, including any such documents filed or furnished after the Execution Date, the “Buyer SEC Documents”). All of the Buyer SEC Documents, including any audited or unaudited financial statements and any notes thereto or schedules included therein (the “Buyer Financial Statements”), (i) affecting Buyer’s eligibility to file a registration statement on Form S-3 were filed on a timely basis (giving effect to permissible extensions in accordance with Rule 12b-25 under the Exchange Act), (ii) at the time filed or furnished (except to the extent corrected by a subsequently filed or furnished Buyer SEC Document filed prior to the Execution Date), complied as to form in all material respects with the requirements of the Securities Act and the Exchange Act applicable to such Buyer SEC Documents, and (iii) did not at the time they were filed or furnished contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Buyer SEC Documents or necessary in order to make the statements in such Buyer SEC Documents, in the light of the circumstances under which they were made, not misleading. The Buyer Financial Statements (a) complied, as of their respective filing dates with the Commission, in all material respects with the applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, (b) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or the omission of notes to the extent permitted by Regulation S-K promulgated under the Securities Act or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission), and (c) fairly present in all material respects the consolidated financial condition, results of operations, and cash flows of Buyer as of the dates and for the periods indicated therein, except any unaudited Buyer Financial Statements are subject to normal year-end adjustments which are not material in the aggregate.

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5.15       Investment Company. Buyer is not now, and immediately after the issuance and sale of the Buyer Common Stock comprising the Stock Consideration will not be, required to register as an “investment company” or a company “controlled by” an entity required to register as an “investment company” within the meaning of the Investment Company Act of 1940.

5.16       Listing Exchange. The Buyer Common Stock is registered under Section 12(b) of the Exchange Act and is listed on the NYSE American, and Buyer has not received any written notification that the Commission is contemplating terminating such registration. Buyer has not, in the twelve (12) months preceding the Execution Date, received written notice from the NYSE American or any other stock market or exchange to the effect that Buyer is not in compliance with the listing or maintenance requirements of such market or exchange (or any other notice of delisting).

5.17       Form S-3. Buyer is eligible to register the Buyer Common Stock comprising the Stock Consideration for resale by Sellers under a Registration Statement on Form S-3 promulgated under the Securities Act.

5.18       No Stockholder Approval. The transactions contemplated hereby, taken together with any related transactions consummated by Buyer, do not require any vote of the equityholders of Buyer under applicable Law, the rules and regulations of the NYSE American or the governing documents of Buyer.

5.19       Takeover Laws. The transactions contemplated hereby are not subject to any applicable anti-takeover provisions related to business combinations in Nevada, or any other similar Takeover Laws or any similar provision in Buyer’s governing documents.

5.20       Absence of Certain Changes or Events. Since September 30, 2018, there has not been any event, change, effect or development that, individually or in the aggregate, would be reasonably likely to have a Buyer Material Adverse Effect.

Article VI
CERTAIN AGREEMENTS

6.1         Conduct of Business. Except (w) as set forth in Schedule 6.1 or pursuant to Section 11.2(c)(ii), (x) for the operations covered by the AFEs and other capital commitments described in Schedule 4.13, (y) for actions taken in connection with emergency situations or to maintain a lease and (z) as expressly contemplated by this Agreement or as expressly consented to in writing by Buyer, each Seller shall, from and after the Execution Date and until Closing:

(a)       maintain, and if such Seller is the operator thereof, operate, the Assets in the usual, regular and ordinary manner consistent with its past practice;

(b)       maintain, or cause to be maintained, the books of account and Records relating to the Assets in the usual, regular and ordinary manner, in accordance with the usual accounting practices of such Seller;

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(c)       maintain in full force and effect in all material respects each Lease for which there is an Allocated Value greater than zero Dollar, and with respect to the Leases set forth on Schedule 6.1(c), if the primary term of any such Lease is set to expire during such time period, timely and properly pay any applicable Lease renewals and extensions to maintain such Seller’s rights in the Lease (provided, however, Sellers shall obtain consent from Buyer in the event the cost to secure or acquire any such Lease renewal or extension would exceed $25,000);

(d)       maintain insurance coverage on the Assets and not reduce or terminate existing insurance with respect to the Assets;

(e)       notify Buyer if any Lease terminates, promptly upon such Seller learning of such termination;

(f)       comply in all material respects with all Laws that are applicable to the Assets;

(g)       maintain all material Permits, approvals, bonds and guarantees affecting the Assets, and make all material filings that such Seller is required to make under applicable Law with respect to the Assets;

(h)       not grant any Encumbrances on the Assets, except Permitted Encumbrances;

(i)       promptly provide written notice to Buyer of any written notice received by such Seller or given by such Seller with respect to any material breach by any Seller or any Third Party of any Lease or Material Contract, any material violation of Law, or any material Proceeding;

(j)       subject to the last paragraph of this Section 6.1, not approve or commit to any operation with respect to the Assets reasonably expected to cost Sellers in excess of $150,000 net to Sellers’ applicable interest in the Assets;

(k)       subject to the last paragraph of this Section 6.1, not consent to, approve, or commit to any individual AFE, operation or similar request with respect to the Assets proposed by a Third Party that is reasonably expected to cost Sellers in excess of $150,000 net to Sellers’ applicable interest in the Assets;

(l)       not enter into an Applicable Contract that, if entered into on or prior to the Execution Date, would be required to be listed in Schedule 4.8, or terminate (unless such Material Contract terminates pursuant to its stated terms) or materially amend or change the terms of any Material Contract;

(m)       not make any change to a division order, revenue deck, or expense deck in relation to the Operated Assets that would, in the aggregate, cause a difference between the Net Revenue Interest or Working Interest set forth in Exhibit B and that specified in the division order, revenue deck or expense deck;

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(n)       not transfer, sell, mortgage, pledge or dispose of any portion of the Assets other than (i) the transfer, sale and/or disposition of Hydrocarbons in the ordinary course of business, (ii) sales of equipment that is no longer necessary or desirable in the operation of the Assets or for which replacement equipment has been, or will be on or prior to Closing, obtained, and (iii) swaps of approximately equivalent acreage;

(o)       not resign as the operator of any of the Assets;

(p)       subject to the last paragraph of this Section 6.1, not make a non-consent election pursuant to a joint operating agreement;

(q)       not permanently abandon any Lease or Well unless required in connection with a mechanical issue affecting such Well;

(r)       not terminate, materially amend or surrender any material rights under any Lease or Easements, provided that Sellers shall be permitted to amend any Lease to increase its pooling authority; and

(s)       not commit to do anything in Section 6.1(h), or Sections 6.1(j) through 6.1(r).

Buyer acknowledges that Sellers own undivided interests in certain of the properties comprising the Assets of which no Seller nor its Affiliates is the operator, and Buyer agrees that the acts or omissions of any other Working Interest owner (including any Third Party operator) or any other Person who is not a Seller or an Affiliate of any Seller shall not constitute a breach of the provisions of this Section 6.1, and no action required by a vote of Working Interest owners shall constitute such a breach so long as each Seller has voted its interest in a manner that complies with the provisions of this Section 6.1.

With respect to any AFE to be proposed by Sellers or any AFE received by Sellers that is estimated to cost in excess of $150,000 net to Sellers’ applicable interest in the Assets, Sellers shall forward such AFE to Buyer as soon as is reasonably practicable and thereafter the Parties shall consult with each other regarding whether or not Sellers should propose or elect to participate in such operation, as applicable. Buyer agrees that it will timely respond to any written request for consent pursuant to this paragraph. In the event the Parties are unable to agree within ten days (unless a shorter time, not to be less than forty-eight (48) hours, is reasonably required by the circumstances and the applicable joint operating agreement and such shorter time is specified in Sellers’ request for consent) of Buyer’s receipt of any consent request as to whether or not Sellers should elect to propose or participate in such operation, as applicable, Buyer’s decision shall control; provided that, if Buyer has not provided to Sellers its written decision by such time, then Sellers’ decision shall control and Buyer shall be deemed to have consented to such decision of Sellers.

6.2       Successor Operator. Each Seller shall (and shall cause its Affiliates to) use its reasonable efforts to support Buyer’s succession as operator of the Operated Assets following Closing (to the extent expressly required for such Seller (or its Affiliate) in the applicable joint operating agreement in the role as the current operator and at Buyer’s sole cost and expense); provided that no Seller or its Affiliates shall be required pursuant to this Section 6.2 to deliver any notice or other instrument to any Third Party or make any filing with any Governmental Authority. Buyer will file all appropriate forms and declarations or bonds with federal and state agencies relative to its assumption of operatorship at Closing. For the Operated Assets, each Seller will (and shall cause its respective Affiliates to) execute and deliver to Buyer, and Buyer will promptly file, all documents prepared by Buyer and reasonably acceptable to Sellers that are necessary for Sellers and their Affiliates to resign as operator of such Assets and for Buyer or an Affiliate thereof to succeed such Seller and its Affiliates as operator of such Assets, in each case at Buyer’s sole cost and expense and to the extent such execution and delivery are expressly required for such Seller (or its Affiliate) in the applicable joint operating agreement in the role as the current operator.

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6.3       Governmental Bonds and Guarantees; Regulatory.

(a)       On or before the Closing Date, Buyer will become qualified under applicable Law to own and assume operatorship of the Assets in all jurisdictions where the Assets are located. Subject to Section 6.3(b), to the extent required by any applicable Laws, on or before the Closing Date, Buyer shall obtain or maintain any lease bonds, area-wide bonds or any other surety bonds as may be required by applicable Laws for the ownership and operation of the Assets and will file any and all required reports necessary for such ownership and/or operation with all Governmental Authorities having jurisdiction over such ownership and/or operation.

(b)       Buyer acknowledges that none of the bonds, letters of credit and guarantees, if any, set forth on Schedule 4.19, posted by any Seller or its Affiliates with any Governmental Authority or any non-governmental Third Party and relating to the Assets (the “Bonds”) are transferable to Buyer. On or before the Closing Date, Buyer shall obtain, or cause to be obtained in the name of Buyer, replacements for such Bonds to the extent such replacements are necessary (i) to consummate the transactions contemplated by this Agreement and (ii) to permit the cancellation of such Bonds posted by any Seller and/or any of its Affiliates with respect to the Assets. In addition, at or prior to Closing, Buyer shall deliver to Sellers evidence of the posting of bonds or other security with all applicable Governmental Authorities and all applicable Third Parties meeting the requirements of such Governmental Authorities and such Third Parties to own and, if applicable, operate the Assets.

(c)       In the event that any Governmental Authority or any Third Party does not permit the cancellation of any Bond posted by any Seller and/or any Affiliate thereof with respect to the Assets, then, from and after Closing, Buyer shall indemnify such Seller or such Affiliate, as applicable, against all amounts incurred by such Seller or such Affiliate, as applicable, under such Bond (and all costs incurred in connection with such Bond) if applicable to the Assets acquired by Buyer. Notwithstanding anything to the contrary contained in this Agreement, any cash placed in escrow by any Seller or any Affiliate thereof in connection with the Bonds must be returned to such Seller, and shall be deemed an Excluded Asset for all purposes hereunder.

6.4       Interim Buyer Operations. Except as (x) required or permitted by this Agreement, (y) required by applicable Law, or (z) expressly consented to by Sellers (which consent may be withheld at Sellers’ sole discretion), Buyer shall not, from and after the Execution Date and until Closing:

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(a)       repurchase or otherwise acquire, or offer to repurchase or otherwise acquire, any equity interests of Buyer, except as permitted by any Plan of Buyer or any applicable award contract thereunder;

(b)       amend or adopt any change to any governing documents of Buyer if such amendment or change would reasonably be expected to adversely affect (i) the value of the consideration contemplated under this Agreement or (ii) the consummation of the transactions contemplated by this Agreement;

(c)       issue any equity interests of Buyer or equity interests convertible into equity interests of Buyer other than (i) under any Plan of Buyer or any applicable award contract thereunder, (ii) issuances of Buyer Common Stock in an aggregate amount not to exceed fifteen percent (15%) of the outstanding shares of Buyer Common Stock outstanding as of the Execution Date, or (iii) as set forth on Schedule 6.4;

(d)       declare, issue, pay or make, or set a record date prior to the Closing with respect to, any non-cash dividend or distribution to holders of Buyer Common Stock;

(e)       adopt any plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization of Buyer; or

(f)       agree or commit to do any of the foregoing.

6.5       Amendment to Schedules. The Parties agree that each Party shall make its representations and warranties as of the Execution Date and the Closing Date (unless otherwise specifically indicated in such representation or warranty). The Parties agree, with respect to the representations and warranties of a Party made in this Agreement, such Party shall have the obligation to promptly update, supplement or amend such schedules to its representations and warranties with respect to any matter which, if existing on the Execution Date or thereafter, would have been required to be set forth or described in such schedules through the Closing Date. Except as set forth in the last sentence of this Section 6.5, any disclosure in any such addition, supplement, or amendment shall not be deemed to have subsequently cured any inaccuracy in or breach of any representation or warranty as of the date made in this Agreement, including for the purposes of indemnification and termination rights contained in this Agreement or determining whether the conditions set forth in Article VII have been fulfilled. Notwithstanding the foregoing, in the event that (a) the conditions set forth in Section 7.1 are not fulfilled as a result of all or any matters that Sellers have included in any addition, supplement or amendment to any Schedules and (b) Buyer elects to proceed with Closing notwithstanding the conditions set forth in Section 7.1 are not fulfilled, then in such event all disclosures in any such addition, supplement and/or amendment shall be deemed to have cured any applicable inaccuracy or breach of any representation or warranty contained in this Agreement for the purposes of determining Sellers’ indemnity obligations under Section 13.2.

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6.6       Form S-3. Prior to the Closing, Buyer shall use its commercially reasonable efforts to not take any action, or fail to take any action, which action or failure would reasonably be expected to cause Buyer to be ineligible to file a Registration Statement on Form S-3 promulgated under the Securities Act (or any successor form).

6.7       Listing Application. At the Closing, Buyer shall cause the Stock Consideration to be issued in accordance with all applicable securities Laws and the rules and policies of the NYSE American. Without limiting the generality of the foregoing, Buyer shall use commercially reasonable efforts to cause all such filings with the NYSE American to be completed and otherwise to take all such actions as may be reasonably necessary for the Stock Consideration to be approved for listing on the NYSE American from and after the time of Closing, subject to official notice of issuance.

6.8       Records Retention. Buyer shall and shall cause its successors and assigns to, for a period of seven (7) years following Closing (or, in the case of Records related to Tax matters, until the expiration of the period of time set forth in the applicable statute of limitations), (a) retain the Records, (b) provide Sellers and their respective officers, employees and representatives with reasonable access to the Records during normal business hours for review and copying at Sellers’ expense, and (c) provide Sellers and their respective officers, employees and representatives with reasonable access, during normal business hours, to materials received or produced after Closing relating to any indemnity claim made under Article XIII for review and copying at Sellers’ expense.

6.9       Employee Matters.

(a)       Schedule 6.9 sets forth a list of employees of a Seller or its Affiliate whose job duties materially involve providing services relating to the Assets (each, a “Company Employee”). Within twenty (20) days after the Execution Date, Buyer shall, or shall cause its Affiliate to, offer employment to those Company Employees of its choosing, with such offers (each, an “Offer”) to include a base salary or hourly wage that is at least equal to the base salary or hourly wage and bonus opportunities made available to Buyer’s or its Affiliate’s similarly situated employees. On or before the date that is five (5) Business Days prior to the Closing Date, Buyer shall notify Sellers as to each Company Employee who has accepted an Offer (each, a “Transferred Employee”) and each Company Employee who has not accepted an Offer. Such offers shall be for employment as of the Closing Date or, if later, such date on which the applicable Transferred Employee returns from a leave of absence.

(b)       The provisions of this Section 6.9 are solely for the benefit of the Parties hereto and nothing in this Section 6.9, express or implied, shall confer upon any Company Employee, or representative or beneficiary thereof, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement. Nothing in this Section 6.9, express or implied, shall be (i) deemed an amendment of any Plan providing benefits to any Company Employee, or (ii) construed to prevent Buyer or its Affiliates from terminating or modifying to any extent or in any respect any Plan that Buyer or its Affiliates may establish or maintain.

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6.10       Financing.

(a)       Buyer shall use, and shall cause its Affiliates to use, their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or advisable to consummate the Financing on or before the Closing Date), including:

(i)       (A) maintaining in effect the Commitment Letter and complying with all of their respective obligations thereunder and (B) negotiating, entering into and delivering definitive agreements with respect to the Financing reflecting the terms contained in the Commitment Letter (or with other terms agreed by Buyer and the Lender, so that such agreements are in effect no later than the Closing Date; and

(ii)       satisfying on a timely basis all the conditions to the Financing and the definitive agreements related thereto that are applicable to Buyer and its Affiliates.

(b)       Upon (i) the satisfaction of the conditions precedent set forth in Article VII of this Agreement and (ii) the timely satisfaction of all the conditions to the Financing and the definitive agreements related thereto that are applicable to Buyer and its Affiliates, Buyer and its Affiliates shall cause the Lender to fund on the Closing Date the Financing and, in the event of a breach by the Lender of its obligations under the Commitment Letter to so fund, shall enforce Buyer’s rights under the Commitment Letter with respect to the Lender’s obligations to so fund. Buyer shall not, and shall cause its Affiliates not to, take or refrain from taking, directly or indirectly, any action that would reasonably be expected to result in a failure of any of the conditions contained in the Commitment Letter or in any definitive agreement related to the Financing. Buyer shall not, and shall cause its Affiliates not to, object to the utilization of any “market flex” provisions by the Lender.

(c)       Buyer shall keep Sellers reasonably informed, promptly upon request by Sellers (and in any event within two Business Days of such request), of the status of Buyer’s efforts to obtain the Financing and to satisfy the conditions thereof. Without limiting the foregoing, Buyer shall notify Sellers promptly (and in any event within two Business Days) if at any time prior to the Closing Date:

(i)       the Commitment Letter expires or is terminated for any reason (or if any Person attempts or purports to terminate or repudiate the Commitment Letter, whether or not such attempted or purported termination or repudiation is valid);

(ii)       Buyer obtains Knowledge of any material breach or default, or any event or circumstance that, with or without due notice, lapse of time or both, would reasonably be expected to give rise to any material breach or default, by any party to the Commitment Letter or any definitive document related to the Financing of any provisions of the Commitment Letter or any definitive document related to the Financing;

(iii)       Buyer receives any written communication from any Person with respect to any actual, potential or threatened breach, default, termination or repudiation by any party to the Commitment Letter or any definitive document related to the Financing; or

(iv)       the Lender refuses to provide or expresses in writing an intent to refuse to provide all or any portion of the Financing contemplated by the Commitment Letter on the terms set forth therein (or expresses in writing that such Person does not intend to enter into all or any portion of definitive documentation related to the Financing or to consummate the transactions contemplated thereby).

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(d)       Buyer shall not, without Sellers’ prior written consent, permit any amendment, modification, termination, assignment or waiver (or enter into any agreement or arrangement that would have the effect of amending, modifying, terminating, assigning or waiving any provision of the Commitment Letter or other agreement with the Lender) to be made to any provision of or remedy under the Commitment Letter or other agreement with the Lender which would expand, amend, modify or waive any provision of the Commitment Letter or other agreement with the Lender in a manner that in any such case would reasonably be expected to (i) delay or make less likely the funding of the Financing (or satisfaction of the conditions to the Financing) on the Closing Date, (ii) adversely impact the ability of Buyer to enforce its rights against the Lender or (iii) adversely impact the ability of Buyer to timely consummate the transactions contemplated hereby. In the event that any new commitment letters (or fee letters providing for any conditions precedent or contingencies directly or indirectly related to the funding of the Financing) are entered into in accordance with any amendment, replacement, supplement or other modification of the Commitment Letter permitted pursuant to this Section 6.10(d), Buyer shall promptly deliver to Sellers a true, complete and accurate copy thereof (and in the case of any fee letter, redacted in a customary manner solely with respect to the fees, pricing caps and certain economic terms (including economic flex terms), which redacted information shall not adversely affect the amount, availability or conditionality of the funding of the Financing). For purposes of this Agreement, the term “Commitment Letter” includes and means such document as amended, supplemented, modified, waived or replaced in compliance with this Section 6.10(d), and references to “Financing” shall include and mean the financing contemplated by the Commitment Letter as so amended, supplemented, modified, waived or replaced, as applicable.

(e)       Buyer shall pay, or cause to be paid, as the same shall become due and payable, all fees and other amounts that become due and payable under the Commitment Letter.

(f)       Notwithstanding anything contained in this Agreement to the contrary, Buyer expressly acknowledges and agrees that neither Buyer’s nor any of its Affiliates’ obligations hereunder are conditioned in any manner upon Buyer or any of its respective Affiliates obtaining the Financing or any other financing.

6.11       Financial Information.

(a)       From and after the Execution Date until such time as Buyer is no longer required under Regulation S-X of the Securities Act to separately include financial statements associated with the Assets in documents filed with the Commission by Buyer pursuant to the Securities Act or the Exchange Act (it being understood that in no event shall such period extend beyond March 31, 2020) (the “Records Period”), Sellers agree to make available to Buyer and its Affiliates and their agents and representatives any and all books, records, information and documents to the extent that such are attributable to the Assets and in Sellers’ or their Affiliates’ possession or control and to which Sellers’ and their Affiliates’ personnel have reasonable access, in each case as reasonably required by Buyer, its Affiliates and their agents and representatives in order to prepare Buyer Financial Statements in connection with Buyer’s or its Affiliates’ filings, if any, that are required by the Commission, under securities laws applicable to Buyer and its Affiliates, or financial statements meeting the requirements of Regulation S-X under the Securities Act, provided that Buyer shall be solely responsible for any costs or expenses associated therewith, including, for avoidance of doubt, any such costs and expenses associated with the storage and maintenance of records for the foregoing purposes.

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(b)       During the Records Period, Sellers shall use their reasonable best efforts to cause their accountants, counsel, agents and other third parties to cooperate with Buyer and its representatives in connection with the preparation by Buyer of Buyer Financial Statements that are required to be included in any filing by Buyer or its affiliates with the Commission, provided that Buyer shall be solely responsible for any costs or expenses associated therewith. If requested, Sellers shall use their reasonable best efforts to execute and deliver to the external audit firm that audits the Buyer Financial Statements (the “Audit Firm”) such representation letters, in form and substance customary for representation letters provided to external audit firms by management of the company whose financial statements are the subject of an audit, as may be reasonably requested by the Audit Firm, with respect to the Buyer Financial Statements, including, as requested, representations regarding internal accounting controls and disclosure controls.

(c)       Without limiting Sections 6.11(a) and 6.11(b), Sellers shall use reasonable best efforts to provide Buyer with true and complete copies of the audited consolidated balance sheet of WEP as of December 31, 2018, together with the related audited consolidated statements of operations, members’ equity, and cash flows, in each case including notes thereto, for the year ended December 31, 2018 (the “2018 Seller Financial Statements”), as soon as practicable after the Execution Date and prepared on the same basis as the Seller Financial Statements; provided, however, that Buyer may not provide the 2018 Seller Financial Statements, in whole or in part to the Commission, including as part of any public filing, without the prior written consent of Sellers; and provided, further, that Sellers may not provide such consent without the further prior written consent of the independent accounting firm that has audited the 2018 Seller Financial Statements or any portion thereof (it being understood that, notwithstanding the foregoing, Buyer may utilize portions of the data included in such 2018 Seller Financial Statements for purposes of preparing Buyer’s own financial statements relating to the Assets being acquired that Buyer may be required to file with the Commission).

Article VII
BUYER’S CONDITIONS TO CLOSING

The obligations of Buyer to consummate the transactions provided for herein are subject, at the option of Buyer, to the fulfillment by Sellers or waiver by Buyer, on or prior to Closing of each of the following conditions:

7.1       Representations. The representations and warranties of Sellers set forth in Article IV shall be true and correct (without regard to materiality or Material Adverse Effect qualifiers) on and as of the Execution Date and the Closing Date, as though such representations and warranties had been made or given on and as of such dates (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except for those breaches, if any, of such representations and warranties that in the aggregate would not have a Material Adverse Effect.

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7.2       Performance. Sellers shall have performed or complied in all material respects with all obligations, agreements and covenants contained in this Agreement (other than the obligations, agreements and covenants set forth in Section 6.5) as to which performance or compliance by Sellers is required prior to or at the Closing Date.

7.3       No Legal Proceedings; Governmental Prohibitions. No material suit, action, litigation or other proceeding instituted by any Third Party shall be pending before any Governmental Authority seeking to restrain, prohibit, enjoin or declare illegal, or seeking substantial damages in connection with, the transactions contemplated by this Agreement, and no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction, judgment or other order shall have been enacted, entered, promulgated, enforced or issued by any Governmental Authority preventing the consummation of the transactions contemplated by this Agreement.

7.4       Title Defects and Environmental Defects. In each case subject to the Individual Title Defect Threshold, the Individual Environmental Threshold and the Aggregate Deductible, as applicable, the sum of (a) all Title Defect Amounts determined under Section 11.2(g) prior to Closing, less the sum of all Title Benefit Amounts determined under Section 11.2(h) prior to Closing, plus (b) all Remediation Amounts for Environmental Defects determined under Article XII prior to Closing, plus (c) the aggregate Allocated Values of Assets that are retained by Sellers at Closing as provided in Section 10.1(b) or Section 11.4, shall be less than twenty percent (20%) of the Purchase Price.

7.5       Closing Deliverables. Sellers shall have delivered (or be ready, willing and able to deliver at Closing) to Buyer the documents and other items required to be delivered by Sellers under Section 9.3.

Article VIII
SELLERS’ CONDITIONS TO CLOSING

The obligations of Sellers to consummate the transactions provided for herein are subject, at the option of Sellers, to the fulfillment by Buyer or waiver by Sellers on or prior to Closing of each of the following conditions:

8.1       Representations. The representations and warranties of Buyer set forth in Article V shall be true and correct (without regard to materiality or Buyer Material Adverse Effect qualifiers) on and as of the Execution Date and the Closing Date, as though such representations and warranties had been made or given on and as of such dates (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except for those breaches, if any, of such representations and warranties that in the aggregate would not have a Buyer Material Adverse Effect.

8.2       Performance. Buyer shall have performed or complied in all material respects with all obligations, agreements and covenants contained in this Agreement (other than the obligations, agreements and covenants set forth in Section 6.5) as to which performance or compliance by Buyer is required prior to or at the Closing Date.

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8.3       No Legal Proceedings; Governmental Prohibitions. No material suit, action, litigation or other proceeding instituted by any Third Party shall be pending before any Governmental Authority seeking to restrain, prohibit, enjoin or declare illegal, or seeking substantial damages in connection with, the transactions contemplated by this Agreement, and no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction, judgment or other order shall have been enacted, entered, promulgated, enforced or issued by any Governmental Authority preventing the consummation of the transactions contemplated by this Agreement.

8.4       Title Defects and Environmental Defects. In each case subject to the Individual Title Defect Threshold, the Individual Environmental Threshold and the Aggregate Deductible, as applicable, the sum of (a) all Title Defect Amounts determined under Section 11.2(g) prior to Closing, less the sum of all Title Benefit Amounts determined under Section 11.2(h) prior to Closing, plus (b) all Remediation Amounts for Environmental Defects determined under Article XII prior to Closing, plus (c) the aggregate Allocated Values of Assets that are retained by Sellers at Closing as provided in Section 10.1(b) or Section 11.4, shall be less than twenty percent (20%) of the Purchase Price.

8.5       Replacement Bonds. Buyer shall have obtained, in the name of Buyer, replacements for Sellers’ and/or their Affiliates’ Bonds to the extent required by Section 6.3(b).

8.6       Closing Deliverables. Buyer shall have delivered (or be ready, willing and able to deliver at Closing) to Sellers the documents and other items required to be delivered by Buyer under Section 9.3.

8.7       Listing. The shares of Buyer Common Stock issuable as Stock Consideration shall have been authorized for listing on the NYSE American, subject to official notice of issuance.

Article IX
CLOSING

9.1       Date of Closing. Subject to the conditions stated in this Agreement, the sale by Sellers and the purchase by Buyer of the Assets pursuant to this Agreement (the “Closing”) shall occur on or before April 11, 2019 (the “Scheduled Closing Date”), or on such date as Buyer and Seller may agree upon in writing. The date on which the Closing actually occurs shall be the “Closing Date.”

9.2       Place of Closing. Closing shall be held at the offices of Vinson & Elkins LLP, located at 1001 Fannin Street, Suite 2500, Houston, Texas 77002, or such other place as mutually agreed upon by the Parties.

9.3       Closing Obligations. At Closing, the following documents shall be delivered and the following events shall occur, the execution of each document and the occurrence of each event being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

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(a)       Sellers and Buyer shall execute, acknowledge and deliver the Assignment in sufficient counterparts to facilitate recording in the applicable counties covering the Assets.

(b)       Sellers and Buyer shall execute and deliver assignments, on appropriate forms, of federal Leases and state Leases included in the Assets, in sufficient counterparts to facilitate filing with the applicable Governmental Authority.

(c)       Sellers and Buyer shall execute and deliver the Preliminary Settlement Statement.

(d)       Buyer shall deliver to Sellers, to the account(s) designated in the Preliminary Settlement Statement, by direct bank or wire transfer in same day funds, the Cash Consideration after giving effect to the Deposit and any interest earned thereon.

(e)       Buyer shall deliver, or cause to be delivered, (i) to the escrow account under the Escrow Agreement, the Indemnity Holdback in the form of certificated shares (with stock powers signed in blank) and (ii) to Sellers’ designated accounts, the Stock Consideration (as adjusted pursuant to Section 3.3 and after deducting the aggregate number of shares of Buyer Common Stock constituting the Indemnity Holdback, rounded up to the nearest whole share) in book entry form, and in each case of clause (i) or (ii), the Buyer Common Stock shall be free and clear of all Encumbrances and restrictions other than restrictions imposed by applicable securities Laws, in the names designated by Seller bearing the restrictive legend set forth in Section 4.27.

(f)       Sellers shall deliver, on forms supplied by Buyer and reasonably acceptable to Sellers, transfer orders or letters in lieu thereof directing all purchasers of production to make payment to Buyer of proceeds attributable to production from the Assets from and after the Effective Time, for delivery by Buyer to the purchasers of production.

(g)       Each Seller (or, if any Seller is classified as an entity disregarded as separate from another Person, then such Person) shall deliver an executed certificate that meets the requirements set forth in Treasury Regulation §1.1445-2(b)(2).

(h)       Seller shall execute and deliver, or cause to be executed and delivered, to Buyer validly executed Forms P-4 and Forms C-146 designating Buyer or its designee as operator of the Wells with the Texas Railroad Commission and the New Mexico Oil Conservation Division.

(i)       To the extent required under any applicable Law or Governmental Authority for any federal or state Lease, and other than the documents described in Section 9.3(h), Buyer shall prepare, execute and deliver, and Sellers shall execute as necessary, federal and state change of operator forms designating Buyer as the operator of the Wells and the Leases currently operated by any Seller or any of its Affiliates.

(j)       An authorized officer of each Seller shall execute and deliver a certificate, dated as of Closing Date, certifying that the conditions set forth in Section 7.1 and Section 7.2 have been fulfilled and, if applicable, any exceptions to such conditions that have been waived by Buyer.

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(k)       An authorized officer of Buyer shall execute and deliver a certificate, dated as of Closing, certifying that the conditions set forth in Section 8.1 and Section 8.2 have been fulfilled and, if applicable, any exceptions to such conditions that have been waived by Sellers.

(l)       Sellers shall deliver a release in a form reasonably acceptable to Buyer of all mortgage liens, security interests and financing statements, in each case securing indebtedness for borrowed money by any Seller or its Affiliates that encumber the Assets.

(m)       Buyer shall deliver any instruments and documents required by Section 6.3(b).

(n)       Sellers and Buyer shall execute and deliver the Registration Rights Agreement.

(o)       Sellers and Buyer shall deliver to the Escrow Agent joint written instructions pursuant to the Escrow Agreement executed by each Party and directing the Escrow Agent to disburse to Sellers (to the bank account(s) indicated in such joint written instructions) an amount equal to the Deposit.

(p)       Sellers and Buyer shall execute and deliver any other agreements, instruments and documents which are required by other terms of this Agreement to be executed and/or delivered at Closing.

9.4       Records. In addition to the obligations set forth under Section 9.3 above, but notwithstanding anything herein to the contrary, no later than thirty (30) Business Days after the Closing Date, Sellers shall make available to Buyer the Records consistent with each Record’s current form and format as maintained by Sellers as of the Effective Time, for pickup from Sellers’ offices during normal business hours; provided that Sellers shall retain copies of the Records and the original Asset Tax Records; provided, further, that Sellers shall not be required to conduct processing, conversion, compiling or any other further work with respect to the delivery of copies of the Records pursuant to this Section 9.4.

Article X
ACCESS/DISCLAIMERS

10.1       Access.

(a)       From and after the Execution Date and up to and including the Closing Date (or earlier termination of this Agreement), but subject to the other provisions of this Section 10.1, Sellers shall (i) afford to Buyer and its authorized representatives (“Buyer’s Representatives”) reasonable access, during normal business hours, to the Operated Assets and all Records in Sellers’ or any of their Affiliates’ possession or control at such time, and (ii) to the extent reasonably requested by Buyer, to request any consents or waivers necessary for Buyer and Buyer’s Representatives to gain access to those Assets not operated by any Seller or its Affiliates (provided that Sellers shall not be obligated to expend any monies in connection therewith or take any action other than making such request), in each case, to the extent necessary to conduct the title or environmental review described in this Agreement. All investigations and due diligence conducted by Buyer or any Buyer’s Representative shall be conducted at Buyer’s sole cost, risk and expense and any conclusions made from any examination done by Buyer or any Buyer’s Representative shall result from Buyer’s own independent review and judgment.

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(b)       From the Execution Date to the Title Claim Date, Buyer’s inspection right with respect to the Environmental Condition of the Assets shall be limited to undertaking a Phase I Environmental Site Assessment of the Operated Assets, conducted by a reputable environmental consulting or engineering firm approved in advance in writing by Sellers (the “Environmental Consultant”), and may include only visual inspections and record reviews relating to the Assets. In conducting such inspection, Buyer shall not operate any equipment or conduct any testing or sampling or invasive activity (including any testing or sampling for Hazardous Substances, Hydrocarbons or NORM) except as provided in the remaining provisions of this Section 10.1(b). If a Phase I Environmental Site Assessment performed pursuant to this Section 10.1 reasonably concludes that any sampling or invasive activities are clearly required (x) in order to evaluate, prevent or mitigate an imminent and substantial threat to human health or the environment or (y) by applicable Environmental Law or by any Governmental Authority, Buyer shall (i) furnish Sellers with a written description of the proposed scope of such sampling or invasive activities, including a description of the specific activities to be conducted, a description of the approximate location and expected timing of such activities, and a description of the Assets affected by the alleged Environmental Defect and the Allocated Values thereof, and (ii) obtain the prior written consent of Sellers to undertake such sampling or invasive activities. If any of the proposed sampling or invasive activities interfere with the normal operation of the Assets or the properties underlying the Assets, Sellers may request an appropriate modification of the proposed sampling or invasive activities. Any sampling or invasive activities shall be conducted by the Environmental Consultant. Buyer shall obtain all permits necessary to conduct any approved sampling or invasive activities from any applicable Governmental Authorities; provided that, prior to Closing and upon request, Sellers shall provide Buyer with assistance (at no cost or Liability to Sellers) as reasonably requested by Buyer that may be necessary to secure such permits. If Buyer reasonably requests access to conduct any sampling or invasive activities pursuant to this Section 10.1(b) and Sellers deny Buyer consent to conduct such sampling or invasive activities, then either Sellers or Buyer may, at their sole election, elect to exclude such Asset (which, for the avoidance of doubt, shall only include the wellbore of any affected Well, if applicable, together with any related Assets that are facilities and equipment, and, other than as necessary to produce from the excluded wellbore, shall not include the leasehold interests associated with such Well) from the Assets to be assigned to Buyer at Closing, and the Purchase Price shall be reduced by the Allocated Value of such Asset. Sellers or Sellers’ designee shall have the right to be present during any stage of the assessment. Buyer shall give Sellers no less than forty-eight (48) hours’ prior written notice before entering onto any of the Assets, and Sellers or their designee shall have the right to accompany Buyer and Buyer’s Representatives whenever they are on site on the Assets. Notwithstanding anything herein to the contrary, Buyer shall not have access to, and shall not be permitted to conduct any environmental due diligence (including any Phase I Environmental Site Assessment) with respect to, any Assets to which Sellers do not have the authority to grant access for such due diligence.

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(c)       Buyer shall coordinate its access rights, environmental property assessments and physical inspections of the Assets with Sellers and all Third Party operators to minimize any inconvenience to or interruption of the conduct of business by Sellers or such Third Party operators. Buyer shall abide by Sellers’, and any Third Party operator’s, safety rules, regulations and operating policies while conducting its due diligence evaluation of the Assets, including any environmental or other inspection or assessment of the Assets and, to the extent required by any Third Party operator, execute and deliver any access or bonding agreement of such Third Party operator. Buyer hereby defends, indemnifies and holds harmless the Seller Indemnified Parties and the operators of the Assets from and against any and all Liabilities arising out of, resulting from or relating to any field visit, environmental property assessment or other due diligence activity conducted by Buyer or any Buyer’s Representative with respect to the Assets, even if such Liabilities arise out of or result from, IN WHOLE OR IN PART, the sole, active, passive, concurrent or comparative negligence, strict liability or other fault OF, or THE violation of Law by, aNY Indemnified PERSON, excepting only Liabilities TO THE EXTENT actually resulting FROM the gross negligence or willful misconduct of ANY Indemnified PERSON.

(d)       Buyer acknowledges that any entry into Sellers’ offices or onto the Assets shall be at Buyer’s sole risk, cost and expense, and, subject to the terms hereof, that none of the Seller Indemnified Parties or the operators of the Assets shall be liable in any way for any injury, loss or damage arising out of such entry that may occur to Buyer or any of Buyer’s Representatives pursuant to this Agreement (except to the extent such injury, loss or damage results from the gross negligence or willful misconduct of Seller Indemnified Parties or the operators of the Assets). Buyer hereby fully waives and releases any and all Liabilities against all of the Seller Indemnified Parties and the operators of the Assets for any injury, death, loss or damage to any of Buyer’s Representatives or their property in connection with Buyer’s due diligence activities, EVEN IF SUCH LIABILITIES ARISE OUT OF OR RESULT FROM, IN WHOLE OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF, OR THE VIOLATION OF LAW BY, ANY INDEMNIFIED PERSON, EXCEPTING ONLY LIABILITIES ACTUALLY RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY INDEMNIFIED PERSON.

(e)       Buyer agrees to provide to Sellers promptly, but in no event less than five (5) days after receipt or creation, copies of all final reports and test results prepared by Buyer and/or any of Buyer’s Representatives which contain data collected or generated from Buyer’s due diligence with respect to the Assets. Sellers shall not be deemed by their receipt of said documents or otherwise to have made any representation or warranty, express, implied or statutory, as to the condition of the Assets or to the accuracy of said documents or the information contained therein.

(f)       Upon completion of Buyer’s due diligence, Buyer shall at its sole cost and expense and without any cost or expense to Sellers or their Affiliates (i) repair all damage done to the Assets in connection with Buyer’s and/or any of Buyer’s Representatives’ due diligence, (ii) restore the Assets to the approximate same condition as, or better condition than, they were prior to commencement of any such due diligence and (iii) remove all equipment, tools and other property brought onto the Assets in connection with such due diligence. Any disturbance to the Assets (including the leasehold associated therewith) resulting from such due diligence will be promptly corrected by Buyer at Buyer’s sole cost and expense.

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(g)       During all periods that Buyer and/or any of Buyer’s Representatives are on the Assets, Buyer shall maintain, at its sole expense and with insurers reasonably satisfactory to Sellers, policies of insurance of the types and in the amounts reasonably requested by Sellers. Coverage under all insurance required to be carried by Buyer hereunder will (i) be primary insurance, (ii) list the Seller Indemnified Parties as additional insureds, (iii) waive subrogation against the Seller Indemnified Parties and (iv) provide for ten (10) days’ prior written notice to Sellers in the event of cancellation, expiration or modification of the policy or reduction in coverage. Upon request by Sellers, Buyer shall provide evidence of such insurance to Sellers prior to entering the Assets.

10.2       Confidentiality. Buyer acknowledges that, pursuant to its right of access to the Records or the Assets, Buyer and/or Buyer’s Representatives (including the Environmental Consultant) may become privy to confidential and other information of Sellers or their Affiliates, and Buyer shall ensure that such confidential information (i) shall not be used for any purpose other than in connection with the transactions contemplated hereby and (ii) shall be held confidential by Buyer and Buyer’s Representatives in accordance with the terms of the Confidentiality Agreement. Buyer agrees to inform Buyer’s Representatives of the confidential nature of such confidential information and to be responsible for any breach of this Section 10.2 by any of Buyer’s Representatives. If Closing should occur, the foregoing confidentiality restriction on Buyer, including the Confidentiality Agreement, shall terminate as of the Closing Date (except as to (a) such portion of the Assets that are not conveyed to Buyer pursuant to the provisions of this Agreement, (b) the Excluded Assets and (c) information related to Sellers or their Affiliates or to assets other than the Assets).

10.3       Disclaimers.

(a)       EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY SET FORTH IN ARTICLE IV OR SECTION 11.1(b), (I) SELLERS MAKE NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (II) SELLERS EXPRESSLY DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER OR ANY OF ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, OFFICERS, CONSULTANTS, ADVISORS OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO BUYER BY ANY SELLER INDEMNIFIED PARTY).

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(b)       EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE IV OR SECTION 11.1(b), AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLERS EXPRESSLY DISCLAIM ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (I) TITLE TO ANY OF THE ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY ENGINEERING, GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION RELATING TO THE ASSETS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (IV) ANY ESTIMATES OF THE VALUE OF, OR FUTURE REVENUES TO BE GENERATED BY, THE ASSETS, (V) THE PRODUCTION OF OR ABILITY TO PRODUCE HYDROCARBONS FROM THE ASSETS, (VI) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (VII) THE CONTENT, CHARACTER OR NATURE OF ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY SELLERS OR THIRD PARTIES WITH RESPECT TO THE ASSETS, (VIII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO BUYER OR ITS AFFILIATES, OR ITS OR THEIR RESPECTIVE EMPLOYEES, AGENTS, OFFICERS, DIRECTORS, MEMBERS, MANAGERS, EQUITY OWNERS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO AND (IX) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT. EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE IV OR SECTION 11.1(b), SELLERS FURTHER DISCLAIM ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FREEDOM FROM LATENT VICES OR DEFECTS, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY OF THE ASSETS, RIGHTS OF A PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT BUYER SHALL BE DEEMED TO BE OBTAINING THE ASSETS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS OR DEFECTS (KNOWN OR UNKNOWN, LATENT, DISCOVERABLE OR UNDISCOVERABLE), AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE. FOR THE AVOIDANCE OF DOUBT, BUYER ACKNOWLEDGES AND AGREES THAT BUYER CANNOT RELY ON OR FORM ANY CONCLUSIONS FROM SELLERS’ METHODOLOGIES FOR THE DETERMINATION AND REPORTING OF ANY ASSET TAXES THAT WERE UTILIZED FOR ANY TAX PERIOD (OR PORTION OF ANY STRADDLE PERIOD) BEGINNING PRIOR TO THE CLOSING DATE FOR PURPOSES OF CALCULATING AND REPORTING ASSET TAXES ATTRIBUTABLE TO ANY TAX PERIOD (OR PORTION OF ANY STRADDLE PERIOD) BEGINNING AFTER THE CLOSING DATE, it being understood that Buyer must make its own determination as to the proper methodologies that can or should be used for any such later Tax Return.

(c)       EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN SECTION 4.16, SELLERS HAVE NOT AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY. SUBJECT TO BUYER’S RIGHTS UNDER SECTION 12.1, UNDER SECTION 13.2(a) WITH RESPECT TO A BREACH OF SELLERS’ REPRESENTATIONS IN SECTION 4.16 OR UNDER SECTION 13.2(d) WITH RESPECT TO ITEMS (ii) AND (iv) OF THE “RETAINED OBLIGATIONS” DEFINITION, BUYER SHALL BE DEEMED TO BE TAKING THE ASSETS “AS IS” AND “WHERE IS” WITH ALL FAULTS FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION, AND BUYER HAS MADE OR CAUSED TO BE MADE SUCH ENVIRONMENTAL INSPECTIONS AS BUYER DEEMS APPROPRIATE.

(d)       SellerS and Buyer agree that, to the extent required by applicable law to be effective, the disclaimers of certain representations and warranties contained in this Section 10.3 are “conspicuous” disclaimers for the purpose of any applicable law.

Article XI
TITLE MATTERS; CASUALTY; TRANSFER RESTRICTIONS

11.1       Sellers’ Title.

(a)       General Disclaimer of Title Warranties and Representations. Except for the special warranty of title as set forth in Section 11.1(b) and without limiting Buyer’s remedies for Title Defects set forth in this Article XI, Sellers make no warranty or representation, express, implied, statutory or otherwise, with respect to their title to any of the Assets, and Buyer hereby acknowledges and agrees that Buyer’s sole remedy for any defect of title, including any Title Defect, with respect to any of the Assets (i) before Closing, shall be as set forth in Section 11.2 and (ii) after Closing, shall be pursuant to the special warranty of title set forth in Section 11.1(b).

(b)       Special Warranty of Title. If Closing occurs, then effective as of the Closing Date and until the end of the Survival Period, Sellers warrant Defensible Title, without duplication, to (i) each Well set forth on Exhibit B (limited to any currently producing formations), and (ii) each Lease set forth on Exhibit A (limited to the applicable Target Zone(s) set forth on Exhibit A for such Lease), unto Buyer against every Person whomsoever lawfully claiming or to claim the same or any part thereof by, through or under any Seller or its Affiliates, but not otherwise, subject, however, to the Permitted Encumbrances and to any matters of record in the applicable counties or in the applicable state or federal records prior to the Title Claim Date; provided, however, that, except with respect to any liability of any Seller for any claim asserted in writing by Buyer to Sellers in accordance with Section 11.1(c) on or before the expiration of the Survival Period for breach of such special warranty, such special warranty shall cease and terminate at the end of such Survival Period.

(c)       Recovery on Special Warranty.

(i)       Buyer’s Assertion of Title Warranty Breaches. Prior to the expiration of the period of time commencing as of the Closing Date and ending at 5:00 p.m. Central Time on the one (1) year anniversary thereof (the “Survival Period”), Buyer shall furnish Sellers a Title Defect Notice meeting the requirements of Section 11.2(a) setting forth any matters which Buyer intends to assert as a breach of Sellers’ special warranty in Section 11.1(b). For all purposes of this Agreement, Buyer shall be deemed to have waived, and Sellers shall have no further liability for, any breach of Sellers’ special warranty that Buyer fails to assert by a Title Defect Notice given to Sellers on or before the expiration of the Survival Period. Sellers shall have a reasonable opportunity (not to exceed sixty (60) days), but not the obligation, to cure any Title Defect asserted by Buyer pursuant to this Section 11.1(c)(i). Buyer agrees to reasonably cooperate with any attempt by Sellers to cure any such Title Defect.

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(ii)       Limitations on Special Warranty. For purposes of Sellers’ special warranty of title, the value of the Wells and/or Leases set forth in Schedule 3.8, as appropriate ((1) for each Well, limited to any currently producing formations for such Well, and (2) for each Lease, limited to the applicable Target Zone(s) set forth on Exhibit A for such Lease), shall be deemed to be the Allocated Value thereof, as adjusted herein. Recovery on Sellers’ special warranty of title shall be limited to an amount (without any interest accruing thereon) equal to the reduction in the Purchase Price to which Buyer would have been entitled had Buyer asserted the defect giving rise to such breach of Sellers’ special warranty of title as a Title Defect prior to the Title Claim Date pursuant to Section 11.2, except that the Individual Title Defect Threshold and the Aggregate Deductible shall not apply. Sellers shall be entitled to offset any amount owed by Sellers for breach of Sellers’ special warranty of title with respect to any Well or Lease by the amount of any Title Benefits with respect to such Well or Lease as to which Sellers give Buyer notice after the Title Claim Date.

11.2       Notice of Title Defects; Defect Adjustments.

(a)       Title Defect Notices. Buyer must deliver, no later than thirty (30) days after the Execution Date (the “Title Claim Date”), claim notices to Sellers meeting the requirements of this Section 11.2(a) (collectively, the “Title Defect Notices” and, individually, a “Title Defect Notice”) setting forth any matters which, in Buyer’s reasonable opinion, constitute Title Defects and which Buyer intends to assert as Title Defects pursuant to this Section 11.2(a). For all purposes of this Agreement and notwithstanding anything herein to the contrary, Buyer shall be deemed to have waived, and Sellers shall have no liability for, any Title Defect which Buyer fails to assert as a Title Defect by a Title Defect Notice received by Sellers on or before the Title Claim Date; provided, however, that, for purposes of Sellers’ special warranty of title under Section 11.1(b), such waiver shall not apply to any matter that, prior to the Title Claim Date, is neither reflected of record in the applicable counties or in the applicable state or federal records nor discovered by any of Buyer’s or any of its Affiliate’s employees, title attorneys, landmen or other title examiners while conducting Buyer’s due diligence with respect to the Assets. To be effective, each Title Defect Notice shall be in writing, and shall include (i) a description of the alleged Title Defect and the Well (including the legal description of such Well) or the Lease (including the legal description of such Lease and the affected Target Zone(s)), or portion thereof, affected by such Title Defect (each a “Title Defect Property”), (ii) the Allocated Value of each Title Defect Property, (iii) supporting documents reasonably necessary for Sellers to verify the existence of such alleged Title Defect, (iv) Buyer’s preferred manner of curing each Title Defect and Buyer’s proposed documentation for such cure and (v) the amount by which Buyer reasonably believes the Allocated Value of each Title Defect Property is reduced by such alleged Title Defect and the computations upon which Buyer’s belief is based; provided, however, that an alleged failure to comply with subsections (i) through (v) above shall not cause any such Title Defect Notice to be invalid or any Title Defect to be waived so long as the Title Defect Notice is timely delivered and it provides reasonably sufficient notice and supporting documents to Sellers of the existence of and reasonable details regarding the nature of the alleged Title Defect. To give Sellers an opportunity to commence reviewing and curing Title Defects, Buyer agrees to use reasonable efforts to give Sellers, on or before the end of each calendar week prior to the Title Claim Date, written notice of all alleged Title Defects (as well as any claims that would be claims under the special warranty set forth in Section 11.1(b)) discovered by Buyer during the preceding calendar week, which notice may be preliminary in nature and supplemented prior to the Title Claim Date.

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(b)       Title Benefit Notices. Sellers shall have the right, but not the obligation, to deliver to Buyer on or before the Title Claim Date with respect to each Title Benefit a notice (a “Title Benefit Notice”) including (i)  a description of the alleged Title Benefit and the Well (including the legal description of such Well) or the Lease (including the legal description of such Lease, and the affected Target Zone(s)), or portion thereof, affected by such alleged Title Benefit (each a “Title Benefit Property”), and (ii) the amount by which Sellers reasonably believe the Allocated Value of such Title Benefit Property is increased by such alleged Title Benefit and the computations upon which Sellers’ belief is based. Except as set forth in Section 11.1(c)(ii) and Section 11.2(a), Sellers shall be deemed to have waived all Title Benefits for which a Title Benefit Notice has not been delivered on or before the Title Claim Date.

(c)       Sellers’ Right to Cure.

(i)       Sellers shall have the right, but not the obligation, to attempt, at their sole cost, to cure, at any time on or prior to ninety (90) days after Closing (the “Cure Period”), any Title Defects of which it has been advised by Buyer. During the period of time from Closing to the expiration of the Cure Period, Buyer agrees to (A) afford Sellers and their respective officers, employees and other authorized representatives reasonable access, during normal business hours, to the Assets and all Records in Buyer’s or any of its Affiliates’ possession or control, together with a right to copy such Records at Sellers’ sole cost, in order to facilitate Sellers’ attempt to cure any such Title Defects and (B) otherwise reasonably cooperate with, and not interfere with, Sellers’ attempt to cure any such Title Defects. No reduction shall be made to the Purchase Price with respect to any Title Defect for which Sellers have provided notice to Buyer prior to or on the Closing Date that Sellers intend to attempt to cure during the Cure Period; provided, however, in the event Sellers do not cure such Title Defect prior to the expiration of the Cure Period, Sellers may seek the remedies set forth in Section 11.2(d). An election by Sellers to attempt to cure a Title Defect shall be without prejudice to its rights under Section 11.2(j) and shall not constitute an admission against interest or a waiver of Sellers’ right to dispute the existence, nature or value of, or cost to cure, the alleged Title Defect.

(ii)       The Parties agree that a cure (or a partial cure) may include (A) additional oil, gas and other leasehold interests obtained after the Effective Time, reasonably satisfactory to Buyer (the “New Interests”), constituting new leases to replace Allocated Value lost due to a Title Defect, provided that (1) such new leases cover lands in the Designated Area and cover geologic depths that include all of the Target Zone or Target Zones being replaced and have a paid-up primary term of not less than one (1) year, (2) if a Seller is the operator with respect to the Lease(s) being replaced, then a Seller must be the operator with respect to the new leases replacing each such Lease, (3) Title Defects relating to a Net Revenue Interest deficiency shall be cured with new leases with a Net Revenue Interest sufficient to cure such Title Defect, and (4) Title Defects relating to a Net Acre deficiency shall be replaced with new leases with Net Acres sufficient to cure such Title Defect, and/or (B) obtaining New Interests constituting additional Net Acres or Net Revenue Interest in a Lease to replace Allocated Value lost due to a Title Defect. To the extent any New Interests contain interests in excess of the interest necessary to cure a given Title Defect, such excess interest shall be paid for by Buyer at an amount equal to the same consideration paid by Sellers to acquire such excess interest.

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(d)       Remedies for Title Defects. Subject to Sellers’ continuing right to dispute the existence of a Title Defect and/or the Title Defect Amount asserted with respect thereto, and subject to the rights of the Parties pursuant to Section 14.1(c), in the event that any Title Defect timely asserted by Buyer in accordance with Section 11.2(a) is not waived in writing by Buyer or cured during the Cure Period, then, subject to the Individual Title Defect Threshold and the Aggregate Deductible, Sellers shall, at their sole option, elect to:

(i)       reduce the Purchase Price or Final Price, as applicable, by the Title Defect Amount determined pursuant to Section 11.2(g) or Section 11.2(j);

(ii)       if the Title Defect Amount exceeds seventy-five percent (75%) of the Allocated Value of the Title Defect Property that is subject to such Title Defect, retain the entirety of such Title Defect Property, together with all associated Assets, in which event the Purchase Price or Final Price, as applicable, shall be reduced by an amount equal to the Allocated Value of such Title Defect Property and such associated Assets; or

(iii)       if applicable, terminate this Agreement pursuant to Section 14.1(c).

(e)       Remedies for Title Benefits. With respect to each Title Benefit Property reported under Section 11.2, the Purchase Price shall be increased by an amount (the “Title Benefit Amount”) equal to the increase in the Allocated Value for such Title Benefit Property caused by such Title Benefit, as determined pursuant to Section 11.2(h) or Section 11.2(j).

(f)       Exclusive Remedy. Except for Buyer’s rights under Sellers’ special warranty of title under Section 11.1(b) and Buyer’s rights to terminate this Agreement pursuant to Section 14.1(c), the provisions set forth in Section 11.2(d) shall be the exclusive right and remedy of Buyer with respect to Sellers’ failure to have Defensible Title with respect to any Asset or any other title matter, and Buyer hereby waives any and all other rights or remedies with respect thereto.

(g)       Title Defect Amount. The amount by which the Allocated Value of a Title Defect Property is reduced as a result of the existence of a Title Defect shall be the “Title Defect Amount” for such Title Defect Property and shall be determined in accordance with the following terms and conditions (without duplication):

(i)       if Buyer and Sellers agree on the Title Defect Amount, then that amount shall be the Title Defect Amount;

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(ii)       if the Title Defect is an Encumbrance that is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from the Title Defect Property;

(iii)       if the Title Defect represents a deficiency of (A) Sellers’ Net Revenue Interest for any Title Defect Property relative to (B) the Net Revenue Interest set forth for such Title Defect Property on Exhibit B, and the Working Interest for such Title Defect Property has decreased proportionately, then the Title Defect Amount shall be the product of the Allocated Value of such Title Defect Property multiplied by a fraction, the numerator of which is the Net Revenue Interest decrease and the denominator of which is the Net Revenue Interest set forth for such Title Defect Property on Exhibit B;

(iv)       if the Title Defect represents a discrepancy where (A) the actual Net Acres for any Title Defect Property are less than (B) the Net Acres set forth on Exhibit A for such Title Defect Property stated on Exhibit A, then the Title Defect Amount shall be the product obtained by multiplying such Net Acre decrease by the Allocated Value (on a per Net Acre dollar amount basis) for such Title Defect Property; provided that, if Sellers’ ownership of any applicable Net Acres in any applicable Target Zone set forth on Exhibit A for any Lease (or any tract thereof, if applicable) identified on Exhibit A covers less than the full vertical interval (subject to the depths limitations set forth on Exhibit A) in such applicable Target Zone, then the Title Defect Amount shall be the product of (1) the Allocated Value of such Net Acres for such applicable Target Zone multiplied by (2) a fraction, the numerator of which is the thickness (in feet) of the vertical interval of such applicable Target Zone not covered by Sellers’ ownership of such Net Acres and the denominator of which is the thickness (in feet) of the full vertical interval (subject to the depths limitations set forth on Exhibit A) of such applicable Target Zone for such Net Acres;

(v)       if the Title Defect represents an obligation or Encumbrance upon or other defect in title to the Title Defect Property of a type not described above, then the Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Buyer and Sellers and such other reasonable factors as are necessary to make a proper evaluation; provided, however, that if such Title Defect is reasonably capable of being cured, the Title Defect Amount shall not be greater than the reasonable cost and expense of curing such Title Defect;

(vi)       the Title Defect Amount with respect to a Title Defect Property shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder; and

(vii)       notwithstanding anything to the contrary in this Article XI, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Title Defect Property shall not exceed the Allocated Value of such Title Defect Property.

(h)       Title Benefit Amount. The Title Benefit Amount resulting from a Title Benefit shall be determined in accordance with the following methodology, terms and conditions (without duplication):

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(i)       if Buyer and Sellers agree on the Title Benefit Amount, then that amount shall be the Title Benefit Amount;

(ii)       if the Title Benefit represents an increase of (A) Sellers’ Net Revenue Interest for any Title Benefit Property over (B) the Net Revenue Interest set forth for such Title Benefit Property on Exhibit B, and the Working Interest for such Title Benefit Property has increased proportionately, then the Title Benefit Amount shall be the product of the Allocated Value of such Title Benefit Property multiplied by a fraction, the numerator of which is the Net Revenue Interest increase and the denominator of which is the Net Revenue Interest set forth for such Title Benefit Property on Exhibit B;

(iii)       if the Title Benefit represents a discrepancy where (A) the actual Net Acres for any Title Benefit Property are greater than (B) the Net Acres set forth on Exhibit A for such Title Benefit Property stated on Exhibit A, then the Title Benefit Amount shall be the product obtained by multiplying such Net Acre increase by the Allocated Value (on a per Net Acre dollar amount basis) for such Title Benefit Property; and

(iv)       if the Title Benefit is of a type not described above, then the Title Benefit Amounts shall be determined by taking into account the Allocated Value of Title Benefit Property, the portion of such Title Benefit Property affected by such Title Benefit, the legal effect of the Title Benefit, the potential economic effect of the Title Benefit over the life of such Title Benefit Property, the values placed upon the Title Benefit by Buyer and Sellers and such other reasonable factors as are necessary to make a proper evaluation.

(i)       Title Defect Threshold and Deductible. Notwithstanding anything herein to the contrary, (i) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Sellers for any individual Title Defect for which the Title Defect Amount does not exceed $35,000 (the “Individual Title Defect Threshold”); and (ii) in no event shall there be any adjustment to the Purchase Price or other remedies provided by Sellers for any Title Defect for which the Title Defect Amount exceeds the Individual Title Defect Threshold unless (A) the amount of the sum of (1) the aggregate Title Defect Amounts of all Title Defects that exceed the Individual Title Defect Threshold (but excluding any Title Defect Amounts attributable to Title Defects cured by Sellers), plus (2) the aggregate Remediation Amounts of all Environmental Defects that exceed the Individual Environmental Threshold (but excluding any Environmental Defects cured by Sellers), exceeds (B) the Aggregate Deductible, after which point Buyer shall be entitled to adjustments to the Purchase Price or other applicable remedies available hereunder, but only to the extent that the amount by which the aggregate amount of such Title Defect Amounts and Remediation Amounts exceeds the Aggregate Deductible. Notwithstanding anything herein to the contrary, in no event shall there be any adjustments to the Purchase Price or other benefits provided to Sellers for any individual Title Benefit for which the Title Benefit Amount does not exceed the Individual Title Defect Threshold. For the avoidance of doubt, if Sellers retain any Title Defect Property pursuant to Section 11.2(d)(ii), in each case the Title Defect Amount related to such Title Defect Property will not be counted towards the Aggregate Deductible.

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(j)       Title Dispute Resolution. Sellers and Buyer shall attempt to agree on matters regarding (i) all Title Defects, Title Benefits, Title Defect Amounts and Title Benefit Amounts, and (ii) the adequacy of any curative materials provided by Sellers to cure an alleged Title Defect (the “Disputed Title Matters”) prior to Closing or the end of the Cure Period, as applicable. If Sellers and Buyer are unable to agree by Closing (or by the end of the Cure Period if Sellers elect to attempt to cure a Title Defect after Closing), the Disputed Title Matters shall be exclusively and finally resolved pursuant to this Section 11.2(j). There shall be a single arbitrator, who shall be a title attorney with at least fifteen (15) years’ experience in oil and gas titles involving properties in the regional area in which the Title Defect Properties or the Title Benefit Properties are located, as selected by mutual agreement of Buyer and Sellers within fifteen (15) days after the Closing or the end of the Cure Period, as applicable, or, absent such agreement, by the Houston, Texas office of the American Arbitration Association (the “Title Arbitrator”); provided, however, that such Title Arbitrator must (A) have not been employed by either Party (or its Affiliate) in the past ten (10) years, and (B) have no ethical conflict in serving as the Title Arbitrator. If there is more than one Disputed Title Matter, all such disputes shall be consolidated into the same arbitration process pursuant to this Section 11.2(j). Seller and Buyer shall each present to the Title Arbitrator, with a simultaneous copy to the other Party, a single written statement of its position on the defect or benefit in question, together with a copy of this Agreement and any supporting material that such Party desires to furnish, not later than the tenth (10th) Business Day after appointment of the Title Arbitrator. In making the determination, the Title Arbitrator shall be bound by the terms of this Agreement, and unless the Title Arbitrator requests a hearing on the matter or additional information from either Party, shall make a determination of the matter submitted based solely on the single written submission of Sellers and Buyer. The Title Arbitrator shall be limited to awarding only one or the other of the two proposed settlement amounts. The arbitration proceeding shall be held in Houston, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 11.2(j). The Title Arbitrator’s determination shall be delivered in the form of a reasoned written opinion and made within thirty (30) days after submission of the Disputed Title Matters and shall be final and binding upon both Parties, without right of appeal. In making his or her determination with respect to any Disputed Title Matter, the Title Arbitrator shall be bound by the rules set forth in Section 11.2(g) and Section 11.2(h) and, subject to the foregoing, may consider such other matters as, in the opinion of the Title Arbitrator, are necessary to make a proper determination. The Title Arbitrator, however, (aa) may not award Buyer a Title Defect Amount that is (x) greater than the lesser of (I) the Title Defect Amount claimed by Buyer in its applicable Title Defect Notice or (II) the applicable proposed settlement amount submitted by Buyer under this Section 11.2(j), or (y) less than the applicable proposed settlement amount submitted by Sellers under this Section 11.2(j), and (bb) may not award Sellers a Title Benefit Amount that is (x) greater than the lesser of (I) the Title Benefit Amount claimed by Sellers in their applicable Title Benefit Notice or (II) the applicable proposed settlement amount submitted by Sellers under this Section 11.2(j), or (y) less than the applicable proposed settlement amount submitted by Buyer under this Section 11.2(j). The Title Arbitrator shall act as an expert for the limited purpose of determining the specific Disputed Title Matter submitted by either Buyer or Sellers and may not award damages, interest or penalties to either Buyer or Sellers with respect to any matter. Each Party shall bear its own legal fees and other costs of presenting its case to the Title Arbitrator. The costs of the Title Arbitrator shall be borne pro rata between Sellers and Buyer with each of Sellers, on the one hand, and Buyer, on the other hand, being responsible for the Title Arbitrator’s costs to the extent the Title Arbitrator has not selected such Parties’ position on an aggregate dollar basis with respect to all amounts submitted for resolution by the Title Arbitrator. To the extent that the award of the Title Arbitrator with respect to any Title Defect Amount or Title Benefit Amount is not taken into account as an adjustment to the Purchase Price pursuant to Section 3.5 or Section 3.6(a), then, within ten (10) days after the Title Arbitrator delivers written notice to Buyer and Sellers of his or her award with respect to a Title Defect Amount or a Title Benefit Amount, and, subject to Section 11.2(i), (1) Buyer shall pay to Sellers the amount, if any, so awarded by the Title Arbitrator to Sellers, and (2) Sellers shall pay to Buyer the amount, if any, so awarded by the Title Arbitrator to Buyer. Nothing herein shall operate to cause Closing to be delayed on account of any arbitration conducted pursuant to this Section 11.2(j) and, to the extent any adjustments are not agreed upon by the Parties as of Closing, the Purchase Price shall not be adjusted therefor at Closing and subsequent adjustments to the Purchase Price, if any, will be made pursuant to Section 3.6 or this Section 11.2(j).

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11.3       Casualty and Condemnation Loss.

(a)       Notwithstanding anything herein to the contrary, from and after the Effective Time, if Closing occurs, Buyer shall assume all risk of loss with respect to production of Hydrocarbons through normal depletion (including watering out of any well, collapsed casing or sand infiltration of any well) and the depreciation of Personal Property due to ordinary wear and tear, in each case, with respect to the Assets, and Buyer shall not assert such matters as Casualty Losses or Title Defects hereunder.

(b)       If, after the Execution Date but prior to the Closing Date, any portion of the Assets is damaged or destroyed by fire or other casualty or is taken in condemnation or under right of eminent domain (each, a “Casualty Loss”), then (x) Sellers, at Closing, shall (i) pay to Buyer all sums actually paid to Sellers by Third Parties by reason of such Casualty Loss insofar as with respect to the Assets and (ii) assign, transfer and set over to Buyer or subrogate Buyer to all of Sellers’ right, title and interest (if any) in insurance claims, unpaid awards, and other rights against Third Parties (excluding any Liabilities, other than insurance claims, of or against any Seller Indemnified Parties) arising out of such Casualty Loss insofar as with respect to the Assets, provided, however, that Buyer shall purchase the affected Assets at Closing notwithstanding such Casualty Loss, and (y) the Purchase Price shall be adjusted downward to the extent, if any, of any uninsured portion of such Casualty Loss in excess of $100,000 (with such adjustments being only the portion in excess of such threshold); provided, however, Sellers shall reserve and retain (and Buyer shall assign to Sellers) all right, title, interest and claims against Third Parties for the recovery of Sellers’ costs and expenses incurred prior to Closing in repairing such Casualty Loss and/or pursuing or asserting any such insurance claims or other rights against Third Parties with respect to any such Casualty Loss.

11.4       Preferential Purchase Rights and Consents to Assign.

(a)       With respect to each Preferential Purchase Right set forth in Schedule 4.10, Sellers, prior to Closing, shall send to the holder of each such Preferential Purchase Right a notice in material compliance with the contractual provisions applicable to such Preferential Purchase Right.

(i)       If, prior to Closing, any holder of a Preferential Purchase Right notifies any Seller that it intends to consummate the purchase of the Asset to which its Preferential Purchase Right applies, then the Asset subject to such Preferential Purchase Right shall be excluded from the Assets to be assigned to Buyer at Closing (but only to the extent of the portion of such Asset affected by the Preferential Purchase Right), and the Purchase Price shall be reduced by the Allocated Value of the Asset (or portion thereof) so excluded. Sellers shall be entitled to all proceeds paid by any Person exercising a Preferential Purchase Right prior to Closing. If such holder of such Preferential Purchase Right thereafter fails to consummate the purchase of the Asset (or portion thereof) covered by such Preferential Purchase Right on or before the end of the period of time for closing such sale but not later than one hundred twenty (120) days following the Closing Date, (A) Sellers shall so notify Buyer, (B) Buyer shall purchase, on or before ten (10) days following receipt of such notice, such Asset (or portion thereof) that was so excluded from the Assets to be assigned to Buyer at Closing, under the terms of this Agreement and for a price equal to the amount by which the Purchase Price was reduced at Closing with respect to such excluded Asset (or portion thereof) and (C) Sellers shall assign to Buyer the Asset (or portion thereof) so excluded at Closing pursuant to an instrument in substantially the same form as the Assignment.

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(ii)       If, as of Closing, the time for exercising a Preferential Purchase Right has not expired and such Preferential Purchase Right has not been exercised or waived, then the Asset subject to such Preferential Purchase Right shall not be included in the Assets to be assigned to Buyer at Closing, the Purchase Price shall be reduced by the Allocated Value of the Asset (or portion thereof) being excluded. In the event that such holder exercises its Preferential Purchase Right following the Closing and consummates the purchase of the Asset (or portion thereof) covered by such Preferential Purchase Right in accordance therewith, Sellers shall have no further obligation to sell or convey the affected Asset (or portion thereof) and Buyer shall have no further obligation to purchase, accept or pay for such affected Asset (or portion thereof), and the affected Asset (or portion thereof) shall be excluded from the Assets to be acquired by Buyer hereunder. If, within one hundred twenty (120) days following the Closing Date, (x) the applicable Preferential Purchase Right is waived or expires without exercise by the holder thereof or (y) the holder that has exercised the applicable Preferential Purchase Right after Closing thereafter fails to consummate the purchase of the Asset (or portion thereof) covered by such Preferential Purchase Right on or before the end of the period of time for closing such sale, (A) Sellers shall so notify Buyer, (B) Buyer shall purchase, on or before ten (10) days following receipt of such notice, such Asset (or portion thereof) that was so excluded from the Assets to be assigned to Buyer at Closing, under the terms of this Agreement and for a price equal to the amount by which the Purchase Price was reduced at Closing with respect to such excluded Asset (or portion thereof) and (C) Sellers shall assign to Buyer the Asset (or portion thereof) so excluded at Closing pursuant to an instrument in substantially the same form as the Assignment.

(iii)       All Assets for which any applicable Preferential Purchase Right has been waived, or as to which the period to exercise the applicable Preferential Purchase Right has expired without exercise by the holder thereof, in each case, prior to Closing, shall be sold to Buyer at Closing pursuant to the provisions of this Agreement.

(b)       With respect to each Consent set forth in Schedule 4.4, Sellers, prior to Closing, shall send to the holder of each such Consent a notice in material compliance with the contractual provisions applicable to such Consent seeking such holder’s consent to the transactions contemplated hereby.

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(i)       If (A) Sellers fail to obtain a Consent set forth in Schedule 4.4 prior to Closing and the failure to obtain such Consent would cause (1) the assignment of the Assets affected thereby to Buyer to be void or (2) the termination of a Lease or Contract under the express terms thereof or (B) a Consent requested by Sellers is denied in writing (each, a “Hard Consent”), then, in each case, the Asset (or portion thereof) affected by such un-obtained Consent shall be excluded from the Assets to be assigned to Buyer at Closing, and as Buyer’s exclusive remedy, the Purchase Price shall be reduced by the Allocated Value of such Asset (or portion thereof) so excluded. In the event that a Consent (with respect to an Asset excluded pursuant to this Section 11.4(b)(i)) that was not obtained prior to Closing is obtained within one hundred eighty (180) days following Closing, then, within ten (10) days after such Consent is obtained (x) Buyer shall purchase the Asset (or portion thereof) that was so excluded as a result of such previously un-obtained Consent and pay to Seller the amount by which the Purchase Price was reduced at Closing with respect to the Asset (or portion thereof) so excluded and (y) Sellers shall assign to Buyer the Asset (or portion thereof) so excluded at Closing pursuant to an instrument in substantially the same form as the Assignment. Prior to the date that is one hundred eighty (180) days following Closing, Buyer and Sellers shall cooperate with each other and use commercially reasonable efforts to obtain any outstanding Hard Consents; provided, however, neither Party shall be required to incur any Liability, pay any money or agree to any release of rights or interests in connection therewith. Upon the election of Buyer, Buyer may waive such failure to obtain such consent and the associated adjustment in the Purchase Price and have Sellers assign such Asset to Buyer, in which case the Assumed Obligations shall include all Liabilities and obligations arising out of any failure to obtain any such Hard Consent.

(ii)       If Sellers fail to obtain a Consent set forth in Schedule 4.4 prior to Closing and such Consent is not a Hard Consent, then the Asset (or portion thereof) subject to such un-obtained Consent shall nevertheless be assigned by Sellers to Buyer at Closing as part of the Assets, without adjustment to the Purchase Price, and Buyer shall have no claim against, and Sellers shall have no Liability for, the failure to obtain such Consent.

(iii)       Prior to Closing and, with respect to Hard Consents, until one hundred eighty (180) days following Closing, Sellers and Buyer shall use their commercially reasonable efforts to obtain all Consents listed on Schedule 4.4; provided, however, that no Party shall be required to incur any Liability, pay any money or agree to any release of rights or interests in order to obtain any such Consent. Subject to the foregoing, Buyer agrees to provide Sellers with any information or documentation that may be reasonably requested by Sellers and/or the Third Party holder(s) of such Consents in order to facilitate the process of obtaining such Consents.

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Article XII
ENVIRONMENTAL MATTERS

12.1       Notice of Environmental Defects.

(a)       Environmental Defects Notice. Buyer must deliver no later than thirty (30) days after the Execution Date (the “Environmental Claim Date”) claim notices to Sellers meeting the requirements of this Section 12.1(a) (collectively, the “Environmental Defect Notices” and, individually, an “Environmental Defect Notice”) setting forth any matters which, in Buyer’s reasonable opinion, constitute Environmental Defects and which Buyer intends to assert as Environmental Defects pursuant to this Section 12.1. To be effective, each Environmental Defect Notice shall be in writing and shall include (i) a description of the matter constituting the alleged Environmental Condition (including the applicable Environmental Law violated or implicated thereby) and the Assets affected by such alleged Environmental Condition, (ii) the Allocated Value of the Assets (or portions thereof) affected by such alleged Environmental Condition, (iii)  supporting documents reasonably necessary for Sellers to verify the existence of such alleged Environmental Condition, and (iv) a calculation of the Remediation Amount (itemized in reasonable detail) that Buyer reasonably asserts is necessary to Remediate such alleged Environmental Condition; provided, however, that an alleged failure to comply with subsections (i) through (iv) shall not cause any such Environmental Defect Notice to be invalid or any Environmental Defect to be waived so long as the Environmental Defect Notice is timely delivered and it provides reasonably sufficient notice and supporting documents to Seller of the existence of and reasonable details regarding the nature of the alleged Environmental Defect. Notwithstanding anything contained in this Agreement to the contrary, and for the avoidance of doubt, any Environmental Defect asserted by Buyer pursuant to this Section 12.1(a) shall be limited to the Assets only, and Buyer shall not have the right to assert environmental defects with respect to any other assets, properties or operations. Notwithstanding anything contained in this Agreement to the contrary, and for all purposes of this Agreement, Buyer shall be deemed to have waived, and Sellers shall have no liability for, (A) any Environmental Defect which Buyer fails to assert as an Environmental Defect by an Environmental Defect Notice delivered to Sellers on or before the Environmental Claim Date, and/or (B) any other environmental condition, defect or deficiency affecting any assets, properties or operations other than the Assets (other than contribution requirements in accordance with the applicable operating agreements), in each case, with such liabilities being “Buyer’s Environmental Liabilities.” Buyer’s calculation of the Remediation Amount included in the Environmental Defect Notice must describe in reasonable detail the Remediation proposed for the alleged Environmental Condition that gives rise to the asserted Environmental Defect and identify all assumptions used by Buyer in calculating the Remediation Amount, including the standards that Buyer asserts must be met to comply with Environmental Laws. To give Sellers an opportunity to commence reviewing and curing Environmental Defects, Buyer agrees to use reasonable efforts to give Sellers, on or before the end of each calendar week prior to the Environmental Claim Date, written notice of all alleged Environmental Defects discovered by Buyer during the preceding calendar week, which notice may be preliminary in nature and supplemented prior to the Environmental Claim Date.

(b)       Sellers’ Right to Cure. Sellers shall have the right, but not the obligation, to cure any asserted Environmental Defect on or before the expiration of the Cure Period. No reduction shall be made to the Purchase Price with respect to any asserted Environmental Defect for which Sellers have provided notice to Buyer prior to or on the Closing Date that Sellers intend to attempt to cure during the Cure Period; provided, however, in the event Sellers do not cure such Environmental Defect prior to the expiration of the Cure Period, Sellers may seek the remedies set forth in Section 12.1(c). During the period of time from Closing to the expiration of the Cure Period, Buyer agrees to afford Sellers and their respective officers, employees and other authorized representatives reasonable access, during normal business hours, to the Assets and all Records in Buyer’s or any of its Affiliates’ possession or control in order to facilitate Sellers’ attempt to cure any such Environmental Defects. An election by Sellers to attempt to cure an Environmental Defect shall be without prejudice to their rights under Section 12.1(f) and shall not constitute an admission against interest or a waiver of Sellers’ right to dispute the existence, nature or value of, or cost to cure, the alleged Environmental Defect.

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(c)       Remedies for Environmental Defects. Subject to Sellers’ continuing right to dispute the existence of an Environmental Defect and/or the Remediation Amount asserted with respect thereto, and subject to the rights of the Parties pursuant to Section 14.1(c), in the event that any Environmental Defect timely asserted by Buyer in accordance with Section 12.1(a) is not waived in writing by Buyer or cured during the Cure Period, then, subject to the Individual Environmental Threshold and the Aggregate Deductible, Sellers shall, at their sole option, elect to:

(i)       reduce the Purchase Price by the Remediation Amount;

(ii)       if the Remediation Amount exceeds seventy-five percent (75%) of the Allocated Value of the Asset that is subject to such Environmental Defect, retain the entirety of such Asset, together with all associated Assets, in which event the Purchase Price shall be reduced by an amount equal to the Allocated Value of such Asset and such associated Assets; or

(iii)       if applicable, terminate this Agreement pursuant to Section 14.1(c).

If Sellers elect the option set forth in clause (i) above, Buyer shall be deemed to have assumed responsibility for all of the costs and expenses attributable to the Remediation of the Environmental Condition attributable to such Environmental Defect and for all Liabilities with respect thereto and such responsibility of Buyer shall be deemed to constitute part of the Assumed Obligations hereunder.

(d)       Exclusive Remedy. Except for (i) Buyer’s rights to terminate this Agreement pursuant to Section 14.1(c), (ii) Buyer’s rights under Section 13.2(a) with respect to a breach of Sellers’ representations and warranties in Section 4.16 and (iii) Buyer’s rights under Section 13.2(d) with respect to items (ii) and (iv) of the “Retained Obligations” definition, the provisions set forth in Section 12.1(c) shall be the exclusive right and remedy of Buyer with respect to any Environmental Defect with respect to any Asset or any other environmental matter, and Buyer hereby waives any and all other rights and remedies with respect thereto.

(e)       Environmental Deductibles. Notwithstanding anything herein to the contrary, (i)  in no event shall there be any adjustment to the Purchase Price or other remedies provided by Sellers for any individual Environmental Defect for which the Remediation Amount does not exceed $75,000 (the “Individual Environmental Threshold”); and (ii)  in no event shall there be any adjustment to the Purchase Price or other remedies provided by Sellers for any Environmental Defect for which the Remediation Amount exceeds the Individual Environmental Threshold unless (A) the amount of the sum of (1) the aggregate Remediation Amounts of all such Environmental Defects that exceed the Individual Environmental Threshold (but excluding any Remediation Amounts attributable to any Environmental Defects cured by Sellers), plus (2) the aggregate Title Defect Amounts of all Title Defects that exceed the Individual Title Defect Threshold (but excluding any Title Defect Amounts attributable to Title Defects cured by Sellers), exceeds (B) the Aggregate Deductible, after which point Buyer shall be entitled to adjustments to the Purchase Price or other applicable remedies available hereunder, but only with respect to the amount by which the aggregate amount of such Remediation Amounts and Title Defect Amounts exceeds the Aggregate Deductible. For the avoidance of doubt, if Sellers retain any Assets pursuant to Section 12.1(c)(ii), the Remediation Amounts relating to such retained Assets will not be counted towards the Aggregate Deductible. Notwithstanding anything to the contrary in this Article XII, the aggregate Remediation Amounts attributable to the effects of all Environmental Defects upon any single Asset shall not exceed the Allocated Value of such Asset.

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(f)       Environmental Dispute Resolution. Sellers and Buyer shall attempt to agree on (i) all Environmental Defects and Remediation Amounts prior to Closing and (ii) the adequacy of any cure by Sellers of any asserted Environmental Defect prior to the end of the Cure Period (items (i) and (ii), collectively, the “Disputed Environmental Matters”). If Sellers and Buyer are unable to agree by Closing (or by the end of the Cure Period if Sellers elect to attempt to cure an asserted Environmental Defect after Closing), the Disputed Environmental Matters shall be exclusively and finally resolved by arbitration pursuant to this Section 12.1(f). There shall be a single arbitrator, who shall be an environmental attorney with at least fifteen (15) years’ experience in environmental matters involving oil and gas producing properties in the regional area in which the affected Assets are located, as selected by mutual agreement of Buyer and Sellers within fifteen (15) days after the Closing Date or the end of the Cure Period, as applicable, or, absent such agreement, by the Houston, Texas office of the American Arbitration Association (the “Environmental Arbitrator”); provided, however, that such Environmental Arbitrator must (A) have not been employed by either Party (or its Affiliate) in the past ten (10) years, and (B) have no ethical conflict in serving as the Environmental Arbitrator. If there is more than one Disputed Environmental Matter, all such disputes shall be consolidated into the same arbitration process pursuant to this Section 12.1(f). Seller and Buyer shall each present to the Environmental Arbitrator, with a simultaneous copy to the other Party, a single written statement of its position on the defect in question, together with a copy of this Agreement and any supporting material that such Party desires to furnish, not later than the tenth (10th) Business Day after appointment of the Environmental Arbitrator. In making the determination, the Environmental Arbitrator shall be bound by the terms of this Agreement, and unless the Environmental Arbitrator requests additional information from either Party, shall make a determination of the matter submitted based solely on the single written submission of Seller and Buyer. The arbitration proceeding shall be held in Houston, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 12.1. The Environmental Arbitrator’s determination shall be made within thirty (30) days after submission of the matters in dispute and shall be final and binding upon all Parties, without right of appeal. In making his or her determination, the Environmental Arbitrator shall be bound by the rules set forth in this Section 12.1 and, subject to the foregoing, may consider such other matters as in the opinion of the Environmental Arbitrator are necessary or helpful to make a proper determination. The Environmental Arbitrator, however, may not award Buyer a Remediation Amount that is (x) greater than the lesser of (I) the Remediation Amount claimed by Buyer in its applicable Environmental Defect Notice or (II) the applicable proposed Remediation Amount initially submitted by Buyer to the Environmental Arbitrator under this Section 12.1(f), or (y) less than the applicable proposed Remediation Amount initially submitted by Sellers to the Environmental Arbitrator under this Section 12.1(f). The Environmental Arbitrator shall act as an expert for the limited purpose of determining the specific Disputed Environmental Matters submitted by either Buyer or Sellers and may not award damages, interest or penalties to either Buyer or Sellers with respect to any matter. Each Party shall bear its own legal fees and other costs of presenting its case to the Environmental Arbitrator. The costs of the Environmental Arbitrator shall be borne pro rata between Sellers and Buyer with each of Sellers, on the one hand, and Buyer, on the other hand, being responsible for the Environmental Arbitrator’s costs to the extent the Environmental Arbitrator has not selected such Parties’ position on an aggregate dollar basis with respect to all amounts submitted for resolution by the Environmental Arbitrator. To the extent that the award of the Environmental Arbitrator with respect to any Remediation Amount is not taken into account as an adjustment to the Purchase Price pursuant to Section 3.5 or Section 3.6(a), then, within ten (10) days after the Environmental Arbitrator delivers written notice to Buyer and Sellers of his or her award with respect to any Remediation Amount, and, subject to Section 12.1(e), (1) Buyer shall pay to Sellers the amount, if any, so awarded by the Environmental Arbitrator to Sellers, and (2) Sellers shall pay to Buyer the amount, if any, so awarded by the Environmental Arbitrator to Buyer. Nothing herein shall operate to cause Closing to be delayed on account of any arbitration conducted pursuant to this Section 12.1(f), and, to the extent any adjustments are not agreed upon by the Parties as of Closing, the Purchase Price shall not be adjusted therefor at Closing and subsequent adjustments to the Purchase Price, if any, will be made pursuant to Section 3.6 or this Section 12.1(f).

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12.2       NORM, Asbestos, Wastes and Other Substances. Buyer acknowledges that the Assets have been used for exploration, development and production of oil and gas and that there may be petroleum, produced water, wastes or other substances or materials located in, on or under the Assets or associated with the Assets. Equipment and sites included in the Assets may contain asbestos, NORM or other Hazardous Substances. NORM may affix or attach itself to the inside of wells, materials and equipment as scale, or in other forms. The wells, materials and equipment located on the Assets or in the yards or otherwise included in the Assets may contain NORM, asbestos and other wastes or Hazardous Substances. NORM containing material and/or other wastes or Hazardous Substances may have come in contact with various environmental media, including water, soils or sediment. Special procedures may be required for the assessment, remediation, removal, transportation or disposal of environmental media, wastes, asbestos, NORM and other Hazardous Substances from the Assets. The presence of NORM or asbestos-containing materials that are non-friable cannot be claimed as an Environmental Defect, except to the extent constituting a violation of Environmental Laws.

Article XIII
ASSUMPTION; INDEMNIFICATION; SURVIVAL

13.1       Assumption by Buyer and Retention by Sellers.

(a)       Without limiting Buyer’s rights to indemnity under this Article XIII, from and after Closing, Buyer assumes and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid and discharged) all obligations and Liabilities, known or unknown, arising from, based upon, related to or associated with the Assets, regardless of whether such obligations or Liabilities arose prior to, at or after the Effective Time, including obligations and Liabilities relating in any manner to the use, ownership or operation of the Assets, including obligations (i) to furnish makeup gas and/or settle Imbalances according to the terms of applicable gas sales, processing, gathering or transportation Contracts, (ii) to pay Working Interests, royalties, overriding royalties and other interest owners’ revenues or proceeds attributable to sales of Hydrocarbons, including those held in suspense (including those amounts for which the Purchase Price was adjusted pursuant to Section 3.3(b)(vi)), (iii) to Decommission the Assets (the “Decommissioning Obligations”), (iv) to clean up and/or remediate the Assets in accordance with applicable Contracts and Laws, (v) to perform all obligations applicable to or imposed on the lessee, owner or operator under the Leases and the Applicable Contracts, or as required by Law, and (vi) subject to Article XII, relating to Environmental Conditions, Environmental Defects and Buyer’s Environmental Liabilities (all of said obligations and Liabilities described in this Section 13.1(a), including in clauses (i) through (vi), herein being referred to as the “Assumed Obligations”); provided, however, in no event shall any obligations or Liabilities attributable to Seller Taxes, the Retained Obligations (only for the period of their survival pursuant to Section 13.8(b)) or Excluded Assets be Assumed Obligations.

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(b)       Effective as of Closing, subject to Section 13.4(b), Section 13.4(e) and Section 13.8, Sellers shall retain and agree to fulfill, perform, pay, and discharge (or cause to be fulfilled, performed, paid, and discharged), and hereby release Buyer Indemnified Parties with respect to, (i) any Liabilities attributable to Third Party Claims for personal injury or death attributable to Sellers’ or their Affiliates’ operation of the Assets prior to the Effective Time; (ii) any Liabilities arising out of offsite disposal of Hazardous Substances generated on the Assets, or used on the Assets, in each case by Sellers prior to the Effective Time and solely to the extent Sellers have not scheduled or disclosed to Buyer in writing prior to the Closing Date; (iii) any Liabilities attributable to Third Party Claims against Sellers relating to Sellers’ failure to pay (or cause to be paid) all Burdens due by any Seller or its Affiliates with respect to the Assets and attributable to periods prior to the Effective Time in accordance with applicable Law and the terms of the applicable Leases; (iv) any existing Decommissioning Obligations to the extent any Seller has Knowledge and has not scheduled or disclosed to Buyer in writing prior to the Closing Date; and (v) any Liabilities arising out of or resulting from any Hedge Contracts or Debt Contracts of Sellers or its Affiliates relating to the Assets (collectively, Sellers’ “Retained Obligations”).

13.2       Indemnities of Sellers. Effective as of Closing, subject to the limitations set forth in Section 13.4 and Section 13.8 or otherwise contained in this Agreement, Sellers shall jointly and severally be responsible for, shall pay on a current basis, and hereby agree to defend, indemnify, hold harmless and forever release Buyer and its Affiliates, and all of its and their respective equityholders, partners, members, directors, officers, managers, employees, attorneys, consultants, agents and representatives (collectively, the “Buyer Indemnified Parties”) from and against any and all Liabilities, whether or not incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of their respective rights hereunder, arising from, based upon, related to or associated with:

(a)       any breach by any Seller of any of its representations or warranties contained in Article IV;

(b)       any breach by any Seller of any of its covenants or agreements under this Agreement;

(c)       any and all Seller Taxes; or

(d)       the Retained Obligations.

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13.3        Indemnities of Buyer. Effective as of Closing, Buyer and its successors and assigns shall assume and be responsible for, shall pay on a current basis, and hereby agree to defend, indemnify, hold harmless and forever release Sellers and their Affiliates, and all of their respective equityholders, partners, members, directors, officers, managers, employees, attorneys, consultants, agents and representatives (collectively, the “Seller Indemnified Parties”) from and against any and all Liabilities, whether or not incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of their respective rights hereunder, arising from, based upon, related to or associated with:

(a)          any breach by Buyer of any of its representations or warranties contained in Article V;

(b)          any breach by Buyer of any of its covenants or agreements under this Agreement; or

(c)          the Assumed Obligations.

13.4        Limitation on Liability.

(a)          Sellers shall not have any liability for any indemnification under Section 13.2(a) of this Agreement (other than Liabilities with respect to any breach of the Specified Representations) or Section 13.2(b) of this Agreement solely with respect to any breach of Section 6.5 (i) for any individual Liability unless the amount with respect to such Liability exceeds $50,000 (the “Individual Indemnity Threshold”), and (ii) until and unless the aggregate amount of all such Liabilities (that exceed the Individual Indemnity Threshold and for which Claim Notices are timely delivered pursuant to Section 13.7) exceeds the Indemnity Deductible, and then only to the extent such Liabilities exceed the Indemnity Deductible.

(b)          Notwithstanding anything to the contrary contained in this Agreement, (i) Sellers shall not be required to indemnify Buyer for aggregate Liabilities in excess of an amount equal to ten percent (10%) of the Purchase Price; provided, however, in no event shall the limitations in set forth in this Section 13.4(b)(i) apply to Liabilities with respect to any breach of the Specified Representations of Sellers or Sellers’ indemnity obligations under Sections 13.2(c), and (ii) Sellers shall not be required to indemnify Buyer or otherwise be responsible for Liabilities in connection with this Agreement in excess of an amount equal to the Purchase Price.

(c)          Notwithstanding anything to the contrary contained in this Agreement, no Seller shall be required to indemnify Buyer under Section 13.2(a) with respect to any breach by such Seller of any representation or warranty set forth in Section 4.14 to the extent attributable to any Asset Tax (or portion thereof) allocable to Buyer under Section 15.2 except for any penalties, interest or additions to Tax imposed with respect to such Asset Tax by a Governmental Authority as a result of such breach.

(d)          Notwithstanding anything contained in this Agreement to the contrary, any amounts due by Sellers to the Buyer Indemnified Parties under this Article XIII or for any breach of Sellers’ special warranty of title shall be first satisfied from the Indemnity Holdback.

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(e)          The Parties acknowledge and agree that no past, present or future director, manager, officer, employee, incorporator, member, partner, equity holder, agent, attorney, representative, Affiliate or financing source (including Quantum and the Financing Parties) and their respective past, present or future directors, managers, officers, employees, incorporators, members, partners, equity holders, agents, attorneys, representatives, Affiliates (other than any of the Parties) or financing sources of any of the Parties (each, a “Non-Recourse Person”), in such capacity, shall have any liability or responsibility (in contract, tort or otherwise) for any and all suits, legal or administrative proceedings, claims, demands, damages, losses, costs, Liabilities, interest or causes of action whatsoever, at law or in equity, known or unknown, which are arising from, based upon, related to or associated with the negotiation, performance and consummation of this Agreement or the other Transaction Documents or the transactions contemplated hereunder or thereunder. This Agreement may only be enforced against, and any dispute, controversy, matter or claim arising from, based upon, related to or associated with this Agreement, or the negotiation, performance or consummation of this Agreement, may only be brought against the entities that are expressly named as Parties, and then only with respect to the specific obligations set forth herein with respect to such Party. Each Non-Recourse Person is expressly intended as a third-party beneficiary of this Section 13.4(e).

13.5        Express Negligence. EXCEPT AS OTHERWISE PROVIDED IN SECTION 6.3 AND SECTION 10.1, THE DEFENSE, INDEMNIFICATION, HOLD HARMLESS, RELEASE AND ASSUMED OBLIGATIONS PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, LOSSES, COSTS, EXPENSES AND DAMAGES IN QUESTION AROSE OR RESULTED SOLELY OR IN PART FROM THE GROSS, SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY INDEMNIFIED PARTY. BUYER AND SELLERS ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS “CONSPICUOUS.”

13.6        Exclusive Remedy. Notwithstanding anything to the contrary contained in this Agreement, except with respect to any acts of Fraud by a Party, the Parties agree that, from and after Closing, Section 6.3, Section 10.1, Section 11.1(c), Section 13.2, Section 13.3 and Section 15.17 contain the Parties’ exclusive remedies against each other with respect to the transactions contemplated hereby, including breaches of the representations, warranties, covenants and agreements of the Parties contained in this Agreement or in any document or certificate delivered pursuant to this Agreement. Except as specified in Section 11.1(c), Section 13.2 and Section 15.17, and except with respect to any acts of Fraud by any Seller, effective as of Closing, Buyer, on its own behalf and on behalf of the Buyer Indemnified Parties, hereby releases, remises and forever discharges Sellers and their Affiliates and all of such Persons’ equityholders, partners, members, directors, officers, employees, agents and representatives from any and all suits, legal or administrative proceedings, claims, demands, damages, losses, costs, Liabilities, interest or causes of action whatsoever, at law or in equity, known or unknown, which Buyer or the Buyer Indemnified Parties might now or subsequently have, based on, relating to or arising out of this Agreement, the transactions contemplated by this Agreement, the ownership, use or operation of any of the Assets prior to Closing or the condition, quality, status or nature of any of the Assets prior to Closing, including rights to contribution under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, and any similar Environmental Law, breaches of statutory or implied warranties, nuisance or other tort actions, rights to punitive damages, common law rights of contribution and rights under insurance maintained by Sellers or any of their Affiliates (except as provided in Section 11.3(b)). Except as specified in Section 6.3, Section 10.1, Section 13.3, Section 15.17 and the Registration Rights Agreement, except for Sellers’ rights with respect to the Stock Consideration, and except with respect to any acts of Fraud by Buyer, effective as of Closing, Sellers, on their own behalf and on behalf of the Seller Indemnified Parties, hereby release, remise and forever discharge Buyer and its Affiliates and all of such Persons’ equityholders, partners, members, directors, officers, employees, agents and representatives from any and all suits, legal or administrative proceedings, claims, demands, damages, losses, costs, Liabilities, interest or causes of action whatsoever, at law or in equity, known or unknown, which Sellers or the Seller Indemnified Parties might now or subsequently have, based on, relating to or arising out of this Agreement or the transactions contemplated by this Agreement.

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13.7        Indemnification Procedures. All claims for indemnification under Section 6.3, Section 10.1, Section 13.2, Section 13.3 and Section 15.17 shall be asserted and resolved as follows:

(a)          For purposes of Section 6.3, Section 10.1, this Article XIII or Section 15.17, the term “Indemnifying Party” when used in connection with particular Liabilities shall mean the Party or Parties having an obligation to indemnify another Party and/or other Persons with respect to such Liabilities pursuant to Section 6.3, Section 10.1, this Article XIII or Section 15.17, and the term “Indemnified Party” when used in connection with particular Liabilities shall mean the Party and/or other Persons having the right to be indemnified with respect to such Liabilities by the Indemnifying Party pursuant to Section 6.3, Section 10.1, this Article XIII or Section 15.17.

(b)          To make a claim for indemnification under Section 6.3, Section 10.1, Section 13.2, Section 13.3 or Section 15.17, an Indemnified Party shall notify the Indemnifying Party in writing of its claim under this Section 13.7, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a Third Party against the Indemnified Party (a “Third Party Claim”), the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Third Party Claim and shall enclose a copy of all papers (if any) served with respect to the Third Party Claim; provided that the failure of any Indemnified Party to give notice of a Third Party Claim as provided in this Section 13.7(b) shall not relieve the Indemnifying Party of its obligations under Section 6.3, Section 10.1, Section 13.2, Section 13.3 or Section 15.17 (as applicable) except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Third Party Claim or otherwise materially prejudices the Indemnifying Party’s ability to defend against the Third Party Claim. In the event that the claim for indemnification is based upon an inaccuracy or a breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.

(c)          In the case of a claim for indemnification based upon a Third Party Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Party whether it admits or denies its obligation to defend and indemnify the Indemnified Party against such Third Party Claim at the sole cost and expense of the Indemnifying Party. The Indemnified Party is authorized, prior to and during such thirty (30) day period, at the expense of the Indemnifying Party, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.

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(d)          If the Indemnifying Party admits its obligation to defend and indemnify the Indemnified Party against a Third Party Claim, it shall have the right and obligation to diligently defend and indemnify, at its sole cost and expense, the Indemnified Party against such Third Party Claim. The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate in contesting any Third Party Claim which the Indemnifying Party elects to contest. The Indemnified Party may participate in, but not control, at its own expense, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 13.7(d). An Indemnifying Party shall not, without the written consent of the Indemnified Party (which shall not be unreasonably withheld, conditioned or delayed), (i) settle any Third Party Claim or consent to the entry of any judgment with respect thereto which does not include an unconditional written release of the Indemnified Party from all Liability in respect of such Third Party Claim or (ii) settle any Third Party Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity).

(e)          If the Indemnifying Party does not admit its obligation or admits its obligation to defend and indemnify the Indemnified Party against a Third Party Claim, but fails to diligently prosecute, indemnify against or settle such Third Party Claim, then the Indemnified Party shall have the right to defend against the Third Party Claim at the sole cost and expense of the Indemnifying Party, with counsel of the Indemnified Party’s choosing, subject to the right of the Indemnifying Party to admit its obligation and assume the defense of the Third Party Claim at any time prior to settlement or final determination thereof. If settlement has been offered and the Indemnifying Party has not yet admitted its obligation to defend and indemnify the Indemnified Party against a Third Party Claim, the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for ten (10) days following receipt of such notice to (i) admit in writing its obligation to indemnify the Indemnified Party from and against the liability and consent to such settlement, (ii) if liability is so admitted, reject, in its reasonable judgment, the proposed settlement, or (iii) deny liability. Any failure by the Indemnifying Party to respond to such notice shall be deemed to be an election under subsection (iii) above.

(f)          In the case of a claim for indemnification not based upon a Third Party Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to (i) cure the Liabilities complained of, (ii) admit its liability for such Liability or (iii) dispute the claim for such Liabilities. If the Indemnifying Party does not notify the Indemnified Party within such thirty (30) day period that it has cured the Liabilities or that it disputes the claim for such Liabilities, the Indemnifying Party shall be deemed to have disputed the claim for such Liabilities.

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13.8        Survival.

(a)          Except for the Specified Representations, the representations and warranties of the Parties in Article IV and Article V shall survive Closing for a period of nine (9) months. The Specified Representations, other than the representations and warranties in Section 4.14 and Section 4.26, shall survive Closing without time limit. The representations and warranties in Section 4.14 and Section 4.26 shall survive the Closing for the applicable statute of limitations period plus thirty (30) days. The representation and warranty of Sellers in Section 11.1(b) shall terminate as of the expiration of the Survival Period. The covenants and agreements of the Parties in Section 6.1 shall survive Closing for a period of nine (9) months. Except as otherwise set forth in the immediately preceding sentence of this Section 13.8(a), all covenants and agreements to be performed at or prior to Closing shall terminate as of Closing. Except as otherwise set forth in Section 13.8(b), all other covenants shall survive Closing until fully performed. Representations, warranties, covenants and agreements shall be of no further force or effect after the date of their expiration; provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration date.

(b)          The indemnities in Section 13.2(a), Section 13.2(b), Section 13.3(a) and Section 13.3(b) shall terminate as of the expiration date of each respective representation, warranty, covenant or agreement that is subject to indemnification, except in each case as to matters for which a specific written claim for indemnity has been delivered to the Indemnifying Party on or before such expiration date. Sellers’ indemnities in Section 13.2(c) shall survive the Closing for the applicable statute of limitations period plus thirty (30) days. Sellers’ obligations in Section 13.1(b) and indemnities in Section 13.2(d) shall survive Closing for a period of twelve (12) months. Buyer’s indemnities in Section 6.3, Section 10.1 and Section 13.3(c) shall survive Closing without time limit.

13.9        Waiver of Right to Rescission. Sellers and Buyer acknowledge that, following Closing, the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant or agreement contained herein or for any other claim arising in connection with or with respect to the transactions contemplated by this Agreement. As the payment of money shall be adequate compensation, following Closing, Buyer and Sellers waive any right to rescind this Agreement or any of the transactions contemplated hereby.

13.10        Limitations on Damages.

(a)          The amount of any Liabilities for which any of the Buyer Indemnified Parties is entitled to indemnification under this Agreement or in connection with or with respect to the transactions contemplated by this Agreement shall be reduced by any corresponding insurance proceeds from insurance policies carried by a Party realized or that could reasonably be expected to be realized by such Party if a claim were properly pursued under the relevant insurance arrangements.

(b)          The Indemnified Party shall use commercially reasonable efforts to mitigate or resolve any Liabilities subject to indemnification under this Article XIII. If the Indemnified Party fails to use such commercially reasonable efforts to mitigate or resolve any claim or liability, then notwithstanding anything else to the contrary contained herein, the Indemnifying Party shall not be required to indemnify any Person for any Liabilities that could reasonably be expected to have been avoided if the Indemnified Party had made such efforts.

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13.11       Non-Compensatory Damages. None of the Buyer Indemnified Parties nor the Seller Indemnified Parties shall be entitled to recover from Sellers or Buyer, as applicable, or their respective Affiliates, any special, indirect, consequential, punitive, exemplary, remote or speculative damages (including damages for lost profits of any kind) arising under or in connection with this Agreement or the transactions contemplated hereby, except to the extent any such Person suffers such damages to a Third Party, which damages (including costs of defense and reasonable attorneys’ fees incurred in connection with defending against such damages) shall not be excluded by this provision as to recovery hereunder. Subject to the preceding sentence, each of Buyer, on behalf of each of the Buyer Indemnified Parties, and Sellers, on behalf of each of the Seller Indemnified Parties, waives any right to recover any special, indirect, consequential, punitive, exemplary, remote or speculative damages (including damages for lost profits of any kind) arising in connection with or with respect to this Agreement or the transactions contemplated hereby.

13.12       Indemnity Holdback.

(a)          Upon Closing, subject to Section 13.12(e), the Indemnity Holdback shall be deposited in the escrow account with the Escrow Agent as an indemnity holdback and shall be maintained in the escrow account for the purpose of securing the satisfaction and discharge of valid indemnity claims of Buyer against Sellers asserted in accordance with Article XIII and valid special warranty claims of Buyer asserted in accordance with Section 11.1(c). The Indemnity Holdback shall be governed by the provisions of this Section 13.12 and the Escrow Agreement. The joint written authorization of representatives of both Buyer and Sellers pursuant to the Escrow Agreement shall be required for the disbursement of any portion of the Indemnity Holdback.

(b)          With respect to each claim for indemnification validly asserted by Buyer against Sellers pursuant to Article XIII or special warranty claim pursuant to Section 11.1(c) during the period from and after the Closing Date up to the date that is twelve (12) months following the Closing Date (the “Holdback Period”), upon final resolution by a final, non-appealable written court order of a court of competent jurisdiction or mutual determination of the Parties of such an indemnity or warranty claim, Buyer and Sellers shall instruct the Escrow Agent to disburse to Buyer the amount, if any, set forth in such joint instruction, which will be that portion of the Indemnity Holdback being held in the escrow account using the Transaction Share Price, as would satisfy such finally resolved or determined indemnity or warranty claim determined to be owing to Buyer. If, upon such final resolution or determination of any such indemnity or warranty claim, Buyer and Sellers fail to deliver a joint written instruction to the Escrow Agent in accordance with the foregoing sentence, then the Escrow Agent shall, upon delivery by Buyer or Sellers to the Escrow Agent of a final, non-appealable written court order from a court of competent jurisdiction, pay to Buyer a portion of the Indemnity Holdback with a value (using the Transaction Share Price) equal to the amounts, if any, set forth in such court order.

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(c)          Buyer and Sellers shall jointly instruct the Escrow Agent to release to Sellers a portion of the Indemnity Holdback with a value (using the Transaction Share Price) equal to an amount equal to the positive difference between (i) Seven Million Five Hundred Thousand Dollars ($7,500,000.00) and (ii) any amounts previously disbursed to either Sellers or Buyer pursuant to this Section 13.12 on the first Business Day after the six (6) month anniversary of the Closing Date, except for the portion of the Indemnity Holdback (calculated using the Transaction Share Price) equal to the aggregate amount of all outstanding valid claims for indemnification or warranty which Buyer has provided to Sellers in accordance with Article XIII or Section 11.1(c), as applicable, that have not been previously resolved and, if applicable, satisfied (which portion shall remain part of the escrow account until final resolution of such outstanding indemnity and/or warranty claims). If Buyer and Sellers fail to deliver a joint written instruction to the Escrow Agent in accordance with the foregoing sentence, then the Escrow Agent shall, upon delivery by Buyer or Sellers to the Escrow Agent of a final, non-appealable written court order from a court of competent jurisdiction, pay to Sellers a portion of the Indemnity Holdback with a value (using the Transaction Share Price) equal to the amount set forth in such court order, together with all interest or income on or with respect to the Indemnity Holdback.

(d)          Buyer and Sellers shall jointly instruct the Escrow Agent to release to Sellers any Indemnity Holdback then-remaining in the escrow account on the first Business Day after the expiration of the Holdback Period, except for the portion of the Indemnity Holdback (calculated using the Transaction Share Price) equal to the aggregate amount of all outstanding valid claims for indemnification or warranty which Buyer has provided to Sellers in accordance with Article XIII or Section 11.1(c), as applicable, that have not been previously resolved and, if applicable, satisfied (which portion shall remain part of the escrow account until final resolution of such outstanding indemnity and/or warranty claims). If Buyer and Sellers fail to deliver a joint written instruction to the Escrow Agent in accordance with the foregoing sentence, then the Escrow Agent shall, upon delivery by Buyer or Sellers to the Escrow Agent of a final, non-appealable written court order from a court of competent jurisdiction, pay to Sellers the portion of the Indemnity Holdback (calculated using the Transaction Share Price) equal to the amount set forth in such court order, together with all interest or income on or with respect to the Indemnity Holdback.

(e)          Notwithstanding anything contained herein to the contrary, Sellers shall have an option, exercisable from time to time upon notice to Buyer, to replace all or any portion of the Buyer Common Stock being held as the Indemnity Holdback with an amount of cash equal to the product of the Transaction Share Price multiplied by the number of shares of Buyer Common Stock being so replaced, and at such time such Buyer Common Stock shall be released from escrow to Sellers and such cash shall become the “Indemnity Holdback” (or part of it as applicable). Sellers shall bear, and pay as and when due, all costs, fees, and expenses of the Escrow Agent in connection with any such replacement. Following any such replacement, notwithstanding anything in this Agreement to the contrary, the Transaction Share Price shall no longer be relevant to addressing claims relating to the Indemnity Holdback to the extent settled in cash. If the Indemnity Holdback consists of cash and Buyer Common Stock, notwithstanding anything in this Agreement to the contrary, claims, if any, shall be satisfied out of cash or Buyer Common Stock, to the extent elected by Sellers, and the disbursements contemplated by Section 13.12(b), 13.12(c) or 13.12(d) shall be made in cash or Buyer Common Stock, to the extent elected by Sellers.

(f)          Buyer and Sellers agree to provide joint written instructions to the Escrow Agent in order to give effect to the provisions of this Section 13.12.

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13.13       Disclaimer of Application of Anti-Indemnity Statutes. The Parties acknowledge and agree that the provisions of any anti-indemnity statute relating to oilfield services and associated activities shall not be applicable to this Agreement and/or the transactions contemplated hereby.

Article XIV

TERMINATION, DEFAULT AND REMEDIES

14.1        Right of Termination. This Agreement and the transactions contemplated herein may be terminated at any time prior to Closing:

(a)          by Sellers, at their option, if any of the conditions set forth in Article VIII (other than the conditions set forth in Section 8.3 or Section 8.4) have not been satisfied on or before the Scheduled Closing Date and, following written notice thereof from Sellers to Buyer specifying the reason such condition is unsatisfied (including any breach by Buyer of this Agreement), such condition remains unsatisfied for a period of ten (10) Business Days after Buyer’s receipt of written notice thereof from Sellers;

(b)          by Buyer, at Buyer’s option, if any of the conditions set forth in Article VII (other than the conditions set forth in Section 7.3 or Section 7.4) have not been satisfied on or before the Scheduled Closing Date and, following written notice thereof from Buyer to Sellers specifying the reason such condition is unsatisfied (including any breach by any Seller of this Agreement), such condition remains unsatisfied for a period of ten (10) Business Days after Sellers’ receipt of written notice thereof from Buyer;

(c)          by Buyer if the condition set forth in Section 7.4 has not been satisfied on or before the Scheduled Closing Date or by Sellers if the condition set forth in Section 8.4 is not satisfied on or before the Scheduled Closing Date; or

(d)          by Sellers or Buyer if Closing shall not have occurred on or before May 15, 2019 (or such later date as agreed to in writing by Sellers and Buyer) (the “Outside Date”);

provided, however, that no Party shall have the right to terminate this Agreement pursuant to clause (a),  (b) or (d) above if such Party or its Affiliates are at such time in material breach of any provision of this Agreement.

14.2        Effect of Termination.

(a)          If the obligation to close the transactions contemplated by this Agreement is terminated pursuant to any provision of Section 14.1 hereof, then, except as provided in Section 3.2 and except for the provisions of Sections 10.1(c) through (g), 10.2, 10.3, 12.2, 13.11, this Section 14.2, Section 14.3, Article I and Article XV (other than Sections 15.2(b) through (i)), 15.3, 15.7, 15.8, 15.15 and 15.17) and such of the defined terms set forth in Appendix I to give context to such Sections, this Agreement shall forthwith become void, and the Parties shall have no liability or obligation hereunder.

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(b)          If (i) Sellers have the right to terminate this Agreement pursuant to Section 14.1(a), (ii) all of the conditions precedent to the obligations of Buyer set forth in Article VII (other than those actions or deliveries to occur at Closing or contingent upon the satisfaction of other conditions precedent set forth in Article VII at Closing) have been met, or waived by Buyer, and (iii) Sellers are ready, willing and able to perform its obligations under Section 9.3, then, in such event, Sellers shall have the right to terminate this Agreement pursuant to Section 14.1(a) and receive the Deposit (together with any interest or income thereon), free of any claims by Buyer with respect thereto, and Buyer shall, within two (2) Business Days after such termination, pay to Sellers by wire transfer in same day funds an additional amount equal to Fifteen Million Dollars ($15,000,000.00), and the sum of (A) the Deposit (together with any interest or income thereon) and (B) such additional payment made by Buyer pursuant to this Section 14.2(b) shall be liquidated damages and not a penalty. The provision for payment of liquidated damages in this Section 14.2(b) has been included because, in the event of a termination of this Agreement permitting Sellers to receive the Deposit and such additional payment made by Buyer pursuant to this Section 14.2(b), the actual damages to be incurred by Sellers can reasonably be expected to approximate the amount of liquidated damages called for herein and because the actual amount of such damages would be difficult if not impossible to measure accurately.

(c)          If (i) Buyer has the right to terminate this Agreement pursuant to Section 14.1(b), (ii) all of the conditions precedent to the obligations of Sellers set forth in Article VIII (other than those actions or deliveries to occur at Closing or contingent upon the satisfaction of other conditions precedent set forth in Article VIII at Closing) have been met, or waived by Sellers, (iii) Buyer is ready, willing and able to perform its obligations under Section 9.3, and (iv) Sellers nevertheless elect not to close the transactions contemplated by this Agreement or commit a Willful Breach of this Agreement giving rise to Buyer’s right to terminate this Agreement pursuant to Section 14.1(b), then, in such event, Buyer shall have the right to, at its option, (1) obtain specific performance against Sellers or (2) terminate this Agreement pursuant to Section 14.1(b) and be entitled to (A) receive the Deposit (together with any interest or income thereon) from the Escrow Agent, free of any claims by Sellers with respect thereto, and (B) recover Buyer’s actual damages up to an amount not to exceed the amount of the Deposit from Sellers that are attributable to such breach by Sellers of this Agreement giving rise to Buyer’s right to terminate this Agreement pursuant to this Section 14.2(c).

(d)          If this Agreement is terminated by the mutual written agreement of the Parties, or this Agreement is otherwise terminated pursuant to Section 14.1 and the Closing does not occur on or before the Closing Date for any reason other than as set forth in Section 14.2(b) or Section 14.2(c), then Buyer shall be entitled to the delivery of the Deposit, free of any claims by Sellers with respect thereto after the termination of this Agreement.

(e)          If either Sellers or Buyer are entitled to a distribution of the Deposit pursuant to this Section 14.2, each Party shall, within two (2) Business Days of the date of such termination, deliver to the Escrow Agent an executed counterpart of a joint written instruction in compliance with the terms of the Escrow Agreement directing the Escrow Agent to disburse the Deposit (together with any interest or income actually earned thereon) to the applicable Party as set forth in this Section 14.2.

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14.3        Return of Documentation and Confidentiality. Upon termination of this Agreement, Buyer shall destroy or return to Sellers all title, engineering, geological and geophysical data, environmental assessments and/or reports, maps and other information (including any confidential information or digital Records) furnished by or on behalf of Sellers to Buyer or prepared by or on behalf of Buyer in connection with its due diligence investigation of the Assets, in each case in accordance with the Confidentiality Agreement, but if Buyer elects to destroy any such information, an officer of Buyer shall certify same to Sellers in writing.

Article XV

MISCELLANEOUS

15.1        Appendices, Exhibits and Schedules. All of the Appendices, Exhibits and Schedules referred to in this Agreement are hereby incorporated into this Agreement by reference and constitute a part of this Agreement. Each Party to this Agreement and its counsel have received a complete set of Appendices, Exhibits and Schedules prior to and as of the Execution Date. In the event Buyer files this Agreement with the Commission, Buyer shall omit from such filing the Exhibits and Schedules referred to herein (other than, for the avoidance of doubt, Appendix I hereto) to the extent permitted by the rules and regulations of the Commission, including Item 601(b)(2) of Regulation S-K promulgated under the Securities Act.

15.2        Expenses and Taxes.

(a)          Except as otherwise specifically provided herein, all fees, costs and expenses incurred by Buyer or Sellers in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the Party incurring the same, including legal and accounting fees, costs and expenses.

(b)          Sellers shall be allocated and bear all Asset Taxes attributable to (i) any Tax period ending prior to the Effective Time and (ii) the portion of any Straddle Period ending immediately prior to the Effective Time. Buyer shall be allocated and bear all Asset Taxes attributable to (x) any Tax period beginning at or after the Effective Time and (y) the portion of any Straddle Period beginning at the Effective Time.

(c)          For purposes of determining the allocations described in Section 15.2(b), (i) Asset Taxes that are attributable to the severance or production of Hydrocarbons (other than such Asset Taxes described in clause (iii), below) shall be allocated to the period in which the severance or production giving rise to such Asset Taxes occurred, (ii) Asset Taxes that are based upon or related to sales or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (i) or (iii)), shall be allocated to the period in which the transaction giving rise to such Asset Taxes occurred, and (iii) Asset Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis pertaining to a Straddle Period (including, for the avoidance of doubt, New Mexico ad valorem Asset Taxes with respect to the 2018 tax year notwithstanding that such Asset Taxes may be based on the proceeds of sale of production during 2017) shall be allocated between the portion of such Straddle Period ending immediately prior to the Effective Time and the portion of such Straddle Period beginning at the Effective Time by prorating each such Asset Tax based on the number of days in the applicable Straddle Period that occur before the date on which the Effective Time occurs, on the one hand, and the number of days in such Straddle Period that occur on or after the date on which the Effective Time occurs, on the other hand. For purposes of clause (iii) of the preceding sentence, the Straddle Period for such Asset Taxes shall begin on January 1, 2018, and shall end on December 31, 2018.

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(d)          To the extent the actual amount of an Asset Tax is not known at the time an adjustment is to be made with respect to such Asset Tax pursuant to Section 3.3, Section 3.5 and Section 3.6, as applicable, the Parties shall utilize the most recent information available in estimating the amount of such Asset Tax for purposes of such adjustment. To the extent the actual amount of an Asset Tax (or the amount thereof paid or economically borne by a Party) is ultimately determined to be different than the amount (if any) that was taken into account in the Final Settlement Statement as finally determined pursuant to Section 3.6, timely payments will be made from one Party to the others to the extent necessary to cause each Party to bear the amount of such Asset Tax that is allocable to such Party under this Section 15.2.

(e)          Subject to Buyer’s indemnification rights under Section 13.2, after the Closing Date, Buyer shall (i) pay any Asset Taxes relating to any Tax period that ends before or includes the Closing Date that become due and payable after the Closing Date and file with the appropriate Governmental Authority any and all Tax Returns required to be filed after the Closing Date with respect to such Asset Taxes, (ii) submit each such Tax Return to Sellers for their review and comment reasonably in advance of the due date therefor, and (iii) timely file any such Tax Return, incorporating any comments received from Sellers prior to the due date therefor. The Parties agree that (x) this Section 15.2(e) is intended to solely address the timing and manner in which certain Tax Returns relating to Asset Taxes are filed and the Asset Taxes shown thereon are paid to the applicable Governmental Authority, and (y) nothing in this Section 15.2(e) shall be interpreted as altering the manner in which Asset Taxes are allocated to and economically borne by the Parties (except for any penalties, interest or additions to Tax imposed as a result of any breach by Buyer of its obligations under this Section 15.2(e), which shall be borne by Buyer).

(f)          All required documentary, filing and recording fees and expenses in connection with the filing and recording of the assignments, conveyances or other instruments required to convey title to the Assets to Buyer shall be borne solely by Buyer. Any and all sales, use, transfer, stamp, documentary, registration or similar Taxes incurred or imposed with respect to the transactions described in this Agreement (collectively, “Transfer Taxes”) shall be borne solely by Buyer. Sellers and Buyer shall reasonably cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.

(g)          Sellers shall be entitled to any and all refunds of Asset Taxes allocated to Sellers pursuant to Section 15.2(b) and Section 15.2(c), and Buyer shall be entitled to any and all refunds of Asset Taxes allocated to Buyer pursuant to Section 15.2(b) and Section 15.2(c). If a Party or its Affiliate receives a refund of Asset Taxes to which any other Party is entitled pursuant to this Section 15.2(g), such recipient Party shall forward to the entitled Party the amount of such refund within thirty (30) days after such refund is received, net of any reasonable, out-of-pocket costs or expenses incurred by such recipient Party in procuring such refund.

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(h)          The Parties shall cooperate fully, as and to the extent reasonably requested by any other Party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes relating to the Assets. Such cooperation shall include the retention and (upon another Party’s request) the provision of records and information that are relevant to any such Tax Return or audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. The Parties agree to retain all books and records with respect to Tax matters pertinent to the Assets relating to any Tax period beginning before the Closing Date until the expiration of the statute of limitations of the respective Tax periods and to abide by all record retention agreements entered into with any Governmental Authority.

(i)          Notwithstanding anything in this Agreement to the contrary, if Buyer becomes entitled, pursuant to Section 3.6(b), to any amounts earned from the sale of Hydrocarbons, which amounts are received after the date that is six (6) months after the Closing Date, Buyer shall be allocated and bear all Asset Taxes attributable to the production of such Hydrocarbons or the receipt of proceeds therefrom notwithstanding that such Hydrocarbons were produced prior to the Effective Time.

15.3        Assignment. Subject to the provisions of Section 15.17, this Agreement may not be assigned by Buyer without the prior written consent of Sellers. Any assignment or delegation made without the consents required hereby shall be void. In the event Sellers consent to any such assignment, such assignment shall not relieve Buyer of any obligations and responsibilities hereunder, including obligations and responsibilities arising following such assignment. Any assignment or other transfer by Buyer or its successors and assigns of any of the Assets shall not relieve Buyer or its successors or assigns of any of their obligations (including indemnity obligations) hereunder, as to the Assets so assigned or transferred.

15.4        Preparation of Agreement. Both Sellers and Buyer and their respective counsel participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.

15.5        Publicity. Sellers and Buyer shall promptly consult with each other with regard to all press releases or other public or private announcements issued or made at or prior to Closing concerning this Agreement or the transactions contemplated herein, and, except as may be required by applicable Laws or the applicable rules and regulations of any Governmental Authority or stock exchange, neither Buyer nor Sellers shall issue any such press release or other public or private announcement without the prior written consent of the other Party or Parties, which shall not be unreasonably withheld or delayed. The Parties shall be obligated to hold all specific terms and provisions of this Agreement strictly confidential after the Closing; provided, however, that the foregoing in this Section 15.5 shall not (a) restrict disclosures by Buyer or Sellers that are required by applicable securities or other Laws or regulations or the applicable rules of any stock exchange having jurisdiction over the disclosing Party or its Affiliates, provided that such disclosures shall be made only to the extent required thereunder, (b) restrict disclosures by Sellers to Quantum and its affiliated funds and their respective limited partners or other owners who shall be required to keep such information confidential, (c) restrict disclosures after the Closing by Quantum and its affiliated funds on their website of the consummation of the transactions contemplated hereby (without disclosing the identity of Buyer), (d) prevent Buyer or Sellers from recording the Assignment, the Deeds and any federal or state assignments delivered at Closing or from complying with any disclosure requirements of Governmental Authorities that are applicable to the transfer of the Assets from Sellers to Buyer, (e) prevent Buyer or Sellers from making any disclosure of information relating to this Agreement if made in a manner, under conditions and to Persons that would be permitted under the Confidentiality Agreement so long as such Person continues to hold such information confidential on the same terms as set forth in this Section 15.5 and (f) prevent Sellers from making disclosures in connection with complying with Preferential Purchase Rights and other transfer restrictions applicable to the transactions contemplated hereby.

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15.6         Notices. All notices and communications required or permitted to be given hereunder shall be given in writing and shall be delivered personally, or sent by bonded overnight courier, or mailed by U.S. Express Mail, Federal Express or United Parcel Service Express Delivery or by certified or registered United States Mail with all postage fully prepaid, or sent by electronic mail (“email”) transmission (provided that receipt of such email is requested and received, excluding automatic receipts) addressed to the appropriate Party at the address for such Party shown below or at such other address as such Party shall have theretofore designated by written notice delivered to the Party giving such notice:

If to Sellers:

Wishbone Energy Partners, LLC

Wishbone Texas Operating Company LLC

WB WaterWorks, LLC

10613 W. Sam Houston Parkway N., Suite 400

Houston, Texas 77064

Attention: Kevin J. Ikel

Email: kikel@wishboneep.com

With a copy to:

Vinson & Elkins LLP

1001 Fannin Street, Suite 2500

Houston, Texas 77002-6760

Attention: John B. Connally IV

Email: jconnally@velaw.com

If to Buyer:

Ring Energy, Inc.

901 West Wall Street

Third Floor

 Midland, Texas 79701

Attention: Kelly Hoffman

Email: khoffman@ringenergy.com

With a copy to:

Baker & Hostetler LLP

811 Main St., Suite 1100

Houston, Texas 77002

Attention: Mark L. Jones

Email: mjones@bakerlaw.com

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Any notice given in accordance herewith shall be deemed to have been given when delivered to the addressee in person, or by courier, or transmitted by email transmission during normal business hours on a Business Day (or if delivered or transmitted after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day), or upon actual receipt by the addressee during normal business hours on a Business Day after such notice has either been delivered to an overnight courier or deposited in the United States Mail or with Federal Express or United Parcel Service, as the case may be (or if delivered after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day). Any Party may change its contact information for notice by giving written notice to the other Parties in the manner provided in this Section 15.6. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

15.7         Further Cooperation. After Closing, Buyer and Sellers shall execute and deliver, or shall cause to be executed and delivered, from time to time such further instruments of conveyance and transfer, and shall take such other actions as any Party may reasonably request, to convey and deliver the Assets to Buyer, to perfect Buyer’s title thereto, and to accomplish the orderly transfer of the Assets to Buyer in the manner contemplated by this Agreement.

15.8         Filings, Notices and Certain Governmental Approvals. Promptly after Closing, Buyer shall (a) record all assignments executed at Closing in the records of the applicable Governmental Authority (including any federal or state agencies, if applicable), (b) if applicable, send notices to vendors supplying goods and services for the Assets and to the operator of such Assets of the assignment of such Assets to Buyer, (c) actively pursue the unconditional approval of all applicable Governmental Authorities of the assignment of the Assets to Buyer, (d) provide Sellers with copies of all recorded or approved instruments, and (e) actively pursue all other consents and approvals that may be required in connection with the assignment of the Assets to Buyer and the assumption of the Liabilities assumed by Buyer hereunder, in each case, that shall not have been obtained prior to Closing. Buyer obligates itself to take any and all action required by any Governmental Authority in order to obtain such unconditional approval, including the posting of any and all bonds or other security that may be required in excess of its existing lease, pipeline or area-wide bonds.

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15.9         Entire Agreement; Conflicts. THIS AGREEMENT, THE APPENDICES, EXHIBITS AND SCHEDULES HERETO, THE TRANSACTION DOCUMENTS AND THE CONFIDENTIALITY AGREEMENT COLLECTIVELY CONSTITUTE THE ENTIRE AGREEMENT AMONG THE PARTIES PERTAINING TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ALL PRIOR AGREEMENTS, UNDERSTANDINGS, NEGOTIATIONS AND DISCUSSIONS, WHETHER ORAL OR WRITTEN, OF THE PARTIES PERTAINING TO THE SUBJECT MATTER HEREOF. THERE ARE NO WARRANTIES, REPRESENTATIONS OR OTHER AGREEMENTS AMONG THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, AND NEITHER SELLERS NOR BUYER SHALL BE BOUND BY OR LIABLE FOR ANY ALLEGED REPRESENTATION, PROMISE, INDUCEMENT OR STATEMENTS OF INTENTION NOT SO SET FORTH. IN THE EVENT OF A CONFLICT BETWEEN (A) THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY SCHEDULE OR EXHIBIT HERETO OR (B) THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY TRANSACTION DOCUMENT, THE TERMS AND PROVISIONS OF THIS AGREEMENT SHALL GOVERN AND CONTROL; PROVIDED, HOWEVER, THAT THE INCLUSION IN ANY OF THE SCHEDULES OR EXHIBITS HERETO OR ANY TRANSACTION DOCUMENT OF TERMS AND PROVISIONS NOT ADDRESSED IN THIS AGREEMENT SHALL NOT BE DEEMED A CONFLICT, AND ALL SUCH ADDITIONAL PROVISIONS SHALL BE GIVEN FULL FORCE AND EFFECT, SUBJECT TO THE PROVISIONS OF THIS SECTION 15.9.

15.10      Parties in Interest. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of Sellers and Buyer and their respective successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, and except for the rights expressly provided to the Non-Recourse Persons in Section 13.4(e) and to the Financing Parties in Section 15.21, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties or their respective successors and permitted assigns, or the Parties’ respective related Indemnified Parties hereunder, any rights, remedies, obligations or Liabilities under or by reason of this Agreement; provided that only a Party and its successors and permitted assigns will have the right to enforce the provisions of this Agreement on its own behalf or on behalf of any of its related Indemnified Parties (but shall not be obligated to do so).

15.11      Amendment. This Agreement may be amended, restated, supplemented or otherwise modified only by an instrument in writing executed by all Parties and expressly identified as an amendment, restatement, supplement or modification.

15.12      Waiver; Rights Cumulative. Any of the terms, covenants, representations, warranties or conditions hereof may be waived only by a written instrument executed by or on behalf of the Party waiving compliance. No course of dealing on the part of any Party or its officers, employees, agents, or representatives, and no failure by any Party to exercise any of its rights under this Agreement, shall, in any such case, operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision. No waiver by any Party of any condition, or any breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, representation or warranty. The rights of Sellers and Buyer under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.

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15.13     Governing Law; Jurisdiction.

(a)          This Agreement and any claim, controversy or dispute arising under or related to this Agreement or the transactions contemplated hereby or the rights, duties and relationship of the parties hereto and thereto, shall be governed by and construed and enforced in accordance with the Laws of the State of Texas, excluding any conflicts of law, rule or principle that might refer construction of provisions to the Laws of another jurisdiction.

(b)          The Parties agree that, other than Disputed Accounting Matters (which shall be entirely resolved in accordance with Section 3.7), Disputed Title Matters (which shall be entirely resolved in accordance with Section 11.2(j)) and Disputed Environmental Matters (which shall be entirely resolved in accordance with Section 12.1(f)), (i) the appropriate, exclusive and convenient forum for any disputes between any of the Parties arising out of this Agreement, the Transaction Documents or the transactions contemplated hereby shall be in any state or federal court in Harris County, Texas, and each of the Parties irrevocably submits to the jurisdiction of such courts solely in respect of any proceeding arising out of or related to this Agreement, and (ii) the Parties shall not bring suit with respect to any disputes arising out of this Agreement, the Transaction Documents or the transactions contemplated hereby in any court or jurisdiction other than the above specified courts. The Parties further agree, to the extent permitted by Law, that a final and nonappealable judgment against a Party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.

(c)          To the extent that any Party or any of its Affiliates has acquired, or hereafter may acquire, any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such Party (on its own behalf and on behalf of its Affiliates) hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of any court described in Section 15.13(b).

(d)          THE PARTIES HERETO AGREE THAT THEY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

15.14      Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

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15.15      Removal of Name. As promptly as practicable, but in any case within forty-five (45) days after the Closing Date (unless a shorter period is required by the applicable Governmental Authorities), Buyer shall eliminate, or cause to be eliminated, the names “Wishbone”, “Wishbone Energy”, “Wishbone Texas Operating Company”, “WB WaterWorks” and any variations thereof from the Assets and, except with respect to such grace period for eliminating existing usage, shall have no right to use any logos, trademarks or trade names belonging to Sellers or any of their Affiliates.

15.16      Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a Party by facsimile or other electronic transmission shall be deemed an original signature hereto.

15.17      Like-Kind Exchange. Buyer and Sellers agree that any of Sellers and Buyer may elect to treat the acquisition or sale of the Assets as an exchange of like-kind property under Section 1031 of the Code (an “Exchange”); provided that the Closing shall not be delayed by reason of the Exchange.  Each Party agrees to use reasonable efforts to cooperate with the other Parties in the completion of such an Exchange including an Exchange subject to the procedures outlined in Treasury Regulation Section 1.1031(k)-1 and/or Internal Revenue Service Revenue Procedure 2000-37.  Sellers and Buyer shall have the right at any time prior to Closing to assign all or a part of its rights under this Agreement to a qualified intermediary (as that term is defined in Treasury Regulation Section 1.1031(k)-1(g)(4)(iii)) or an exchange accommodation titleholder (as that term is defined in Internal Revenue Service Revenue Procedure 2000-37) to effect an Exchange.  Each Party acknowledges and agrees that neither an assignment of a Party’s rights under this Agreement nor any other actions taken by a Party or any other Person in connection with the Exchange shall release any Party from, or modify, any of its liabilities and obligations (including indemnity obligations to each other) under this Agreement, and no Party makes any representations as to any particular Tax treatment that may be afforded to any other Party by reason of such assignment or any other actions taken in connection with the Exchange.  Any Party electing to treat the acquisition or sale of the Assets as an Exchange shall be obligated to pay all additional costs incurred hereunder as a result of the Exchange, and in consideration for the cooperation of the other Parties, the Party electing Exchange treatment shall agree to pay all costs associated with the Exchange and to indemnify and hold the other Parties, their Affiliates, and their respective former, current and future partners, members, shareholders, owners, officers, directors, managers, employees, agents and representatives harmless from and against any and all Liabilities and Taxes arising out of, based upon, attributable to or resulting from the Exchange or transactions or actions taken in connection with the Exchange that would not have been incurred by the other Parties but for the electing Party’s Exchange election.

15.18      Specific Performance. The Parties agree that if any of the provisions of this Agreement are not performed by a Party in accordance with their specific terms, the other Party or Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy available at law or in equity.

15.19      Sellers’ Liability. Notwithstanding anything to the contrary in this Agreement, the Parties agree that each Seller shall be jointly and severally liable for Sellers’ obligations and Liabilities under this Agreement.

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15.20      Seller Representative. WTOC and WBWW exclusively and irrevocably appoint WEP as their representative with full authority and power to perform all covenants and obligations and to exercise all rights on such Sellers’ behalf in connection with the performance of this Agreement. All notices and communications to be provided by Buyer to Sellers hereunder may be delivered solely to WEP in accordance with Section 15.6 and all rights to consent, approve or waive any rights of any Seller under this Agreement may be exercised solely by WEP and Buyer shall be entitled to rely thereon.

15.21      No Recourse to Financing Sources. Each Seller agrees, on behalf of itself, its Affiliates and each of their respective directors, managers, officers, employees, agents and attorneys (collectively, the “Seller Parties”) that the financial institutions (including the Lender) that have agreed to provide the Financing (“Buyer’s Financing Sources”), their Affiliates and each of their respective directors, managers, officers, employees, incorporators, members, partners, equity holders, agents, attorneys (collectively, the “Financing Parties”) shall be subject to no liability to or claims by any Seller Party in connection with the Financing or in any way relating to this Agreement, whether at law, in equity, in contract, in tort or otherwise. No amendment or modification to this Section 15.21, and no amendment or modification to Section 15.10 that would be adverse to any Financing Party, shall be effective without the prior written consent of Buyer’s Financing Sources. Each Financing Party shall be an express third party beneficiary of, and shall have the right to enforce, this Section 15.21.

[Remainder of page intentionally left blank. Signature page follows.]

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IN WITNESS WHEREOF, Sellers and Buyer have executed this Agreement as of the date first written above.

SELLERS:

WISHBONE ENERGY PARTNERS, LLC

By:
Name:
Title:

WISHBONE TEXAS OPERATING COMPANY LLC

By:
Name:
Title:

WB WATERWORKS, LLC

By:
Name:
Title:

[Signature Page to Purchase and Sale Agreement]

S-1

BUYER:

RING ENERGY, INC.

By:
Name:
Title:

[Signature Page to Purchase and Sale Agreement]

S-2

APPENDIX I
DEFINED TERMS

Capitalized terms used in this Agreement shall have the meanings set forth in this Appendix I unless the context requires otherwise.

“2018 Seller Financial Statements” shall have the meaning set forth in Section 6.11(c).

“Accounting Arbitrator” shall have the meaning set forth in Section 3.7.

“Adjusted Purchase Price” shall have the meaning set forth in Section 3.3.

“AFEs” shall have the meaning set forth in Section 4.13.

“Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, another Person. The term “control” and its derivatives with respect to any Person mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, “Affiliates”, when used with respect to any Seller, shall only include WEP and its subsidiaries.

“Aggregate Deductible” shall mean an amount equal to Seven Million Dollars ($7,000,000.00).

“Agreement” shall have the meaning set forth in the introductory paragraph herein.

“Allocated Value” shall have the meaning set forth in Section 3.8(a).

“Allocation” shall have the meaning set forth in Section 3.8(b).

“Applicable Contracts” shall mean all Contracts to which any Seller is a party or is bound to the extent relating to any of the Assets and (in each case) that will be binding on Buyer after Closing, including: communitization agreements; unitization agreements; net profits agreements; production payment agreements; area of mutual interest agreements; surface use agreements; joint development agreements; joint venture agreements; confidentiality agreements; farmin and farmout agreements; bottom hole agreements; crude oil, condensate and natural gas purchase and sale, gathering, transportation and marketing agreements; hydrocarbon storage agreements; acreage contribution agreements; operating agreements; balancing agreements; processing agreements; saltwater disposal agreements; facilities or equipment leases; and other similar contracts and agreements, and any amendments thereto, but exclusive of any ordinary course master service agreements and Contracts relating to the Excluded Assets.

“Asset Tax Records” shall mean all of Sellers’ ad valorem and property Asset Tax records.

“Asset Taxes” shall mean ad valorem, property, excise, severance, production, sales, use, or similar Taxes based upon or measured by the acquisition, ownership or operation of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom, but excluding, for the avoidance of doubt, Income Taxes and Transfer Taxes.

Appendix I – Page 1

“Assets” shall have the meaning set forth in Section 2.1.

“Assignment” shall mean the Deed, Assignment, Bill of Sale and Conveyance from Sellers to Buyer, pertaining to the Assets, substantially in the form attached to this Agreement as Exhibit G.

“Assumed Obligations” shall have the meaning set forth in Section 13.1(a).

“Audit Firm” shall have the meaning set forth in Section 6.11(b).

“Bonds” shall have the meaning set forth in Section 6.3(b).

“Burden” shall mean any and all royalties, non-participating royalty interests, overriding royalties, production payments, net profits interests and other similar burdens upon, measured by or payable out of production (excluding, for the avoidance of doubt, any Taxes).

“Business Day” shall mean a day (other than a Saturday or Sunday) on which commercial banks in Houston, Texas are generally open for business.

“Buyer” shall have the meaning set forth in the introductory paragraph herein.

“Buyer Common Stock” shall mean the shares of common stock, par value $0.001 per share, of Buyer.

“Buyer Financial Statements” shall have the meaning set forth in Section 5.14.

“Buyer Indemnified Parties” shall have the meaning set forth in Section 13.2.

“Buyer Material Adverse Effect” shall mean an event or circumstance that, individually or in the aggregate, results in a material adverse effect to the financial condition, business or results of operations of Buyer and its subsidiaries, taken as a whole, or a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement or perform its obligations hereunder; provided, however, that a Buyer Material Adverse Effect shall not include any material adverse effect resulting from: (i) entering into this Agreement or the announcement of the transactions contemplated by this Agreement; (ii) any action or omission of Buyer taken in accordance with the terms of this Agreement without the violation thereof or with the prior written consent of Sellers; (iii) changes in general market, economic, financial or political conditions (including changes in commodity prices, fuel supply or transportation markets, interest or rates) in the area in which Buyer’s assets are located, the United States or worldwide; (iv) changes in conditions or developments generally applicable to the oil and gas industry in the area where Buyer’s assets are located; (v) acts of God, including hurricanes, tornados, storms or other naturally occurring events; (vi) acts or failures to act of Governmental Authorities; (vii) civil unrest, any outbreak of disease or hostilities, terrorist activities or war or any similar disorder; (viii) matters that are cured or no longer exist by the earlier of Closing and the termination of this Agreement; (ix) a change in or modification of accounting principles, or a change in or modification of, or a promulgation, adoption, issuance, repeal or replacement of, or a change in the enforcement of, Laws and any interpretations thereof by any Governmental Authority from and after the Execution Date; (x) any reclassification or recalculation of reserves in the ordinary course of business; (xi) changes in the prices of Hydrocarbons; (xi) strikes and labor disturbances; and (xiii) natural declines in well performance.

Appendix I – Page 2

“Buyer SEC Documents” shall have the meaning set forth in Section 5.14.

“Buyer’s Environmental Liabilities” shall have the meaning set forth in Section 12.1(a).

“Buyer’s Financing Sources” shall have the meaning set forth in Section 15.21.

“Buyer’s Representatives” shall have the meaning set forth in Section 10.1(a).

“Cash Consideration” shall have the meaning set forth in Section 3.1.

“Casualty Loss” shall have the meaning set forth in Section 11.3(b).

“Claim Notice” shall have the meaning set forth in Section 13.7(b).

“Closing” shall have the meaning set forth in Section 9.1.

“Closing Date” shall have the meaning set forth in Section 9.1.

“Closing VWAP” shall mean the VWAP for the twenty (20) Business Days ending on the second Business Day before the Closing Date.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and any successor statute.

“Commission” shall mean the United States Securities and Exchange Commission.

“Commitment Letter” shall have the meaning set forth in Section 5.7(a).

“Company Employee” shall have the meaning set forth in Section 6.9(a).

“Confidentiality Agreement” shall mean that certain confidentiality agreement dated as of September 21, 2018, between WEP and Buyer.

“Consent” shall have the meaning set forth in Section 4.4.

“Contract” shall mean any written contract, agreement or any other legally binding arrangement, but excluding, however, any Lease, easement, right-of-way, permit or other instrument creating or evidencing an interest in the Assets or any real or immovable property related to or used in connection with the operations of any Assets.

“Controlled Group Liability” shall have the meaning set forth in Section 4.25.

“Cure Period” shall have the meaning set forth in Section 11.2(c)(i).

Appendix I – Page 3

“Customary Post-Closing Consents” shall mean the consents and approvals from Governmental Authorities for the assignment of the Assets to Buyer that are customarily obtained after the assignment of properties similar to the Assets.

“Debt Contract” shall mean any indenture, debenture, deed of trust, mortgage, bond, loan, credit, or sale-leaseback or similar agreement entered into by Seller or its Affiliates creating indebtedness on the part of any Seller or its Affiliates for borrowed money or the deferred purchase price of property acquired by any Seller or its Affiliates.

“Decommission” and “Decommissioning” shall mean all dismantling and decommissioning activities and obligations as are required by Law, any Governmental Authority or agreements including all well plugging, replugging and abandonment, facility dismantlement and removal, pipeline and flowline removal, dismantlement and removal of all other property of any kind related to or associated with operations or activities and associated site clearance, site restoration and site remediation.

“Decommissioning Obligations” shall have the meaning set forth in Section 13.1(a).

“Defensible Title” shall mean such title of Sellers, with respect to the Wells set forth on Exhibit B and the Leases set forth on Exhibit A, that, as of the Effective Time and the Execution Date and subject to Permitted Encumbrances:

(a)          with respect to each Well set forth on Exhibit B (for each Well, limited to any currently producing formations for such Well), entitles Sellers to receive not less than the Net Revenue Interest set forth on Exhibit B for such Well, all without reduction, suspension or termination of such interest throughout the productive life of such Well, except for (i) decreases in connection with those operations in which any Seller or its successors or assigns may from and after the Execution Date elect to be a non-consenting co-owner in accordance with Section 6.1, (ii) decreases resulting from the establishment or amendment from and after the Execution Date of pools or units, and (iii) as otherwise expressly set forth on Exhibit B;

(b)          with respect to each Lease set forth on Exhibit A (for each Lease, limited to the applicable Target Zone(s) set forth on Exhibit A for such Lease), subjects Sellers to Lease Burdens (on an 8/8ths basis) not greater than the Lease Burdens (on an 8/8ths basis) set forth on Exhibit A for such Lease, all without reduction, suspension or termination of such interest throughout the productive life of such Lease, except for (i) increases resulting from the establishment or amendment from and after the Execution Date of pools or units, and (ii) as otherwise expressly set forth on Exhibit A;

(c)          with respect to each Well set forth on Exhibit B (for each Well, limited to any currently producing formations for such Well), obligates Sellers to bear not more than the Working Interest set forth on Exhibit B for such Well, except for (i) increases resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements, (ii) increases resulting from the establishment or amendment from and after the Execution Date of pools or units, (iii) increases to the extent that such increases are accompanied by an increase in the same or greater proportion in Sellers’ Net Revenue Interest, and (iv) as otherwise expressly set forth on Exhibit B;

Appendix I – Page 4

(d)          with respect to each Lease (or any tract thereof, if applicable) identified on Exhibit A, entitles Sellers to not less than the Net Acres set forth on Exhibit A for each applicable Target Zone identified on Exhibit A for such Lease (or such tract thereof, if applicable), except for (i) decreases in connection with those operations in which any Seller or its successors or assigns may from and after the Execution Date elect to be a non-consenting co-owner in accordance with Section 6.1, (ii) decreases resulting from the establishment or amendment from and after the Execution Date of pools or units, and (iii) as otherwise expressly set forth on Exhibit A; and

(e)          is free and clear of all Encumbrances.

“Deposit” shall have the meaning set forth in Section 3.2.

“Designated Area” shall mean the area described on Exhibit J.

“Dispute Notice” shall have the meaning set forth in Section 3.6(a).

“Disputed Accounting Matters” shall have the meaning set forth in Section 3.7.

“Disputed Environmental Matters” shall have the meaning set forth in Section 12.1(f).

“Disputed Title Matters” shall have the meaning set forth in Section 11.2(j).

“Easements” shall have the meaning set forth in Section 2.1(h).

“Effective Time” shall mean 7:00 a.m. (Central Time) on November 1, 2018.

“email” shall have the meaning set forth in Section 15.6.

“Encumbrance” shall mean any lien, mortgage, security interest, pledge, charge or similar encumbrance.

“Environmental Arbitrator” shall have the meaning set forth in Section 12.1(f).

“Environmental Claim Date” shall have the meaning set forth in Section 12.1(a).

“Environmental Condition” shall mean (a) a condition existing on the Execution Date with respect to the air, soil, subsurface, surface waters, ground waters and/or sediments that causes an Asset (or any Seller with respect to an Asset) not to be in compliance with any Environmental Law or (b) the existence as of the Execution Date with respect to the Assets or their operation thereof of any environmental pollution, contamination or degradation where remedial or corrective action is presently required (or if known, would be presently required) under Environmental Laws.

“Environmental Consultant” shall have the meaning set forth in Section 10.1(b).

“Environmental Defect” shall mean an Environmental Condition with respect to an Asset.

Appendix I – Page 5

“Environmental Defect Notice” shall have the meaning set forth in Section 12.1(a).

“Environmental Laws” shall mean all applicable Laws in effect as of the Execution Date relating to the prevention of pollution or the protection of the environment, including those Laws relating to the storage, handling and use of chemicals and other Hazardous Substances and those Laws relating to the generation, processing, treatment, storage, transportation, disposal or other management thereof. The term “Environmental Laws” does not include (a) good or desirable operating practices or standards that may be employed or adopted by other oil and gas well operators or recommended by a Governmental Authority, or (b) the Occupational Safety and Health Act of 1970, 29 U.S.C. § 651 et seq., as amended, or any other Law governing worker health or safety.

“Equity Excess Amount” shall have the meaning set forth in Section 3.1.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” shall mean Wells Fargo Bank, National Association.

“Escrow Agreement” shall mean that certain Escrow Agreement among Sellers, Buyer, and the Escrow Agent.

“Exchange” shall have the meaning set forth in Section 15.17.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Assets” shall mean:

(a)          all of Sellers’ corporate minute books, financial records, Tax records and other business records that relate to Sellers’ business generally (including the ownership and operation of the Assets) other than Asset Tax Records;

(b)          to the extent that they do not relate to the Assumed Obligations for which Buyer is providing indemnification hereunder and excluding the accounts receivable described in Section 2.1(l), all trade credits, all accounts, all receivables of Sellers and all other proceeds, income or revenues of Sellers attributable to the Assets and attributable to any period of time prior to the Effective Time;

(c)          to the extent that they do not relate to the Assumed Obligations for which Buyer is providing indemnification hereunder, Sellers’ rights with respect to all claims and causes of action of Sellers arising under or with respect to any Contract that are attributable to periods of time prior to the Effective Time (including claims for adjustments or refunds);

(d)          subject to Section 11.3 and to the extent that they do not relate to the Assumed Obligations for which Buyer is providing indemnification hereunder, all rights and interests of Sellers (i) under any policy or agreement of insurance or indemnity, (ii) under any bond or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events or damage to or destruction of property;

Appendix I – Page 6

(e)          Sellers’ rights with respect to all Hydrocarbons produced and sold from the Assets with respect to all periods prior to the Effective Time;

(f)           payments from Third Parties of operating charges (including COPAS fees under operating agreements) for the Assets operated by any Seller or any of its Affiliates attributable to the period between the Effective Time and the Closing;

(g)          any and all claims of Sellers or their Affiliates for refunds of, credits attributable to, loss carryforwards with respect to or similar Tax assets relating to (i) Asset Taxes attributable to any Tax period (or portion of any Straddle Period) ending prior to the Effective Time, (ii) Income Taxes, (iii) Taxes attributable to the Excluded Assets and (iv) any other Taxes relating to the ownership or operation of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom that are attributable to any Tax period (or portion of any Straddle Period) ending prior to the Effective Time;

(h)          all of Sellers’ personal computers and associated peripherals and all of Sellers’ radio and telephone equipment (not included in Specified Surplus Inventory);

(i)           all of Sellers’ proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property;

(j)           all documents and instruments of Sellers that may be protected by an attorney-client privilege or any attorney work product doctrine;

(k)          all of Sellers’ emails and similar electronic files;

(l)           all data of Sellers that cannot be disclosed to Buyer as a result of confidentiality arrangements under agreements with Third Parties;

(m)          all audit rights of Sellers arising under any of the Applicable Contracts or otherwise with respect to any period prior to the Effective Time or to any of the Excluded Assets, except for any Imbalances assumed by Buyer;

(n)           any non-proprietary geophysical and other seismic and related technical data and information relating to the Assets, and all interpretive data relating to the Assets described in Section 2.1(m), to the extent and only to the extent that (i) such non-proprietary geophysical and other seismic and related technical data and information are not transferable without consideration or without a Third Party’s Hard Consent, and (ii) such Hard Consent was not obtained from such Third Party or Buyer has not agreed in writing to pay such consideration prior to the time of Closing;

(o)          all documents prepared or received by Sellers or their Affiliates with respect to (i)  lists of prospective purchasers for such transactions compiled by Sellers, (ii) bids submitted by other prospective purchasers of the Assets, (iii) analyses by Sellers or their Affiliates of any bids submitted by any prospective purchaser, (iv) correspondence between or among Sellers, their respective representatives, and any prospective purchaser other than Buyer and (v) correspondence between Sellers or any of their respective representatives with respect to any of the bids, the prospective purchasers or the transactions contemplated by this Agreement;

Appendix I – Page 7

(p)          except for the field offices described in Section 2.1(g), any offices, office leases and any personal property located in or on such offices or office leases;

(q)          any Hedge Contracts;

(r)           Sellers’ debt instruments;

(s)           all of Sellers’ personnel files and records;

(t)           the monies held by Sellers for which the Purchase Price was adjusted pursuant to Section 3.3(b)(vi);

(u)           any assets described in Section 2.1(f) or Section 2.1(h) that are not assignable without payment of consideration, to the extent and only to the extent that Buyer has not agreed in writing to pay such consideration prior to the time of Closing;

(v)          any leased vehicles; and

(w)          any assets described on Exhibit F.

“Execution Date” shall have the meaning set forth in the introductory paragraph herein.

“Fee Minerals” shall have the meaning set forth in Section 2.1(a).

“Final Price” shall have the meaning set forth in Section 3.6(a).

“Final Settlement Statement” shall have the meaning set forth in Section 3.6(a).

“Financing” shall have the meaning set forth in Section 5.7(a).

“Financing Parties” shall have the meaning set forth in Section 15.21.

“Fraud” shall mean (a) with respect to any Seller, any actual or intentional fraud with respect to Sellers’ special warranty in Section 11.1(b) or the making of the representations and warranties of Sellers set forth in Article IV, provided, that such actual and intentional fraud of any Seller shall only be deemed to exist if any of the individuals identified in the definition of “Knowledge,” as applicable to such Seller, had actual knowledge (as opposed to imputed or constructive knowledge) that Sellers’ special warranty in Section 11.1(b) or the representations and warranties made by such Seller in Article IV of this Agreement were actually breached when made, with the express intention that Buyer rely thereon to such Person’s detriment, and (b) with respect to Buyer, any actual or intentional fraud with respect to the making of the representations and warranties of Buyer set forth in Article V, provided, that such actual and intentional fraud of Buyer shall only be deemed to exist if any of the individuals identified in the definition of “Knowledge,” as applicable to Buyer, had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made by Buyer in Article V of this Agreement were actually breached when made, with the express intention that Sellers rely thereon to such Persons’ detriment.

Appendix I – Page 8

“GAAP” shall mean generally accepted accounting principles in the United States as interpreted as of the Execution Date.

“Governmental Authority” shall mean any federal, state, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power; and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.

“Hard Consent” shall have the meaning set forth in Section 11.4(b)(i).

“Hazardous Substances” shall mean any pollutants, contaminants, toxins or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds or chemicals that are regulated by, or may form the basis of Liability under, any Environmental Laws, including NORM and other substances referenced in Section 12.2.

“Hedge Contract” shall mean any Contract to which any Seller or any of its Affiliates is a party with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Holdback Period” shall have the meaning set forth in Section 13.12(b).

“Hydrocarbons” shall mean oil and gas and other hydrocarbons produced or processed in association therewith.

“Imbalances” shall mean all Well Imbalances and Pipeline Imbalances.

“Income Taxes” shall mean (a) all Taxes based upon, measured by, or calculated with respect to gross or net income, gross or net receipts or profits (including franchise Taxes and any capital gains, alternative minimum, and net worth Taxes, but excluding ad valorem, property, excise, severance, production, sales, use, real or personal property transfer or other similar Taxes), (b) Taxes based upon, measured by, or calculated with respect to multiple bases (including corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based, measured by, or calculated with respect to is included in clause (a) above, or (c) withholding Taxes measured with reference to or as a substitute for any Tax included in clauses (a) or (b) above.

“Indemnified Party” shall have the meaning set forth in Section 13.7(a).

“Indemnifying Party” shall have the meaning set forth in Section 13.7(a).

“Indemnity Deductible” shall mean an amount equal to Six Million Dollars ($6,000,000.00).

Appendix I – Page 9

“Indemnity Holdback” shall mean the aggregate number of shares of Buyer Common Stock (rounded up to the nearest whole share) calculated by dividing (a) Fifteen Million Dollars ($15,000,000.00) by (b) the Transaction Share Price.

“Individual Environmental Threshold” shall have the meaning set forth in Section 12.1(e).

“Individual Indemnity Threshold” shall have the meaning set forth in Section 13.4(a).

“Individual Title Defect Threshold” shall have the meaning set forth in Section 11.2(i).

“Interim Period” shall mean that period of time commencing at the Effective Time and ending at 7:00 a.m. (Central Time) on the Closing Date.

“Knowledge” shall mean the actual knowledge (without investigation) of the following Persons: (a) with respect to any Seller, H. Craig Clark, Kevin J. Ikel and James T. Page; and (b) with respect to Buyer, Kelly Hoffman, William R. Broaddrick, and Matthew Garner.

“Law” shall mean any applicable statute, law, rule, regulation, ordinance, order, code, ruling, judgment, writ, injunction, decree or other official act of or by any Governmental Authority.

“Lease Burden” shall mean any and all Burdens burdening a Lease.

“Leases” shall have the meaning set forth in Section 2.1(a).

“Lender” shall have the meaning set forth in Section 5.7(a).

“Liabilities” shall mean any and all claims, obligations, causes of action, payments, charges, judgments, assessments, liabilities, losses, damages, penalties, fines, costs and expenses, including any reasonable attorneys’ fees, legal or other expenses incurred in connection therewith, including liabilities, costs, losses and damages for personal injury, death, property damage, environmental damage or Remediation.

“Material Adverse Effect” shall mean an event or circumstance that, individually or in the aggregate, results in a material adverse effect on the ownership, operation or value of the Assets taken as a whole and as currently operated as of the Execution Date or a material adverse effect on the ability of Sellers to consummate the transactions contemplated by this Agreement and perform their obligations hereunder; provided, however, that a Material Adverse Effect shall not include any material adverse effect resulting from: (a) entering into this Agreement or the announcement of the transactions contemplated by this Agreement; (b) any action or omission of any Seller taken in accordance with the terms of this Agreement without the violation thereof or with the prior written consent of Buyer; (c) changes in general market, economic, financial or political conditions (including changes in commodity prices, fuel supply or transportation markets, interest or rates) in the area in which the Assets are located, the United States or worldwide; (d) changes in conditions or developments generally applicable to the oil and gas industry in the area where the Assets are located; (e) acts of God, including hurricanes, tornados, storms or other naturally occurring events; (f) acts or failures to act of Governmental Authorities; (g) civil unrest, any outbreak of disease or hostilities, terrorist activities or war or any similar disorder; (h) matters that are cured or no longer exist by the earlier of Closing and the termination of this Agreement; (i) a change in or modification of accounting principles, or a change in or modification of, or a promulgation, adoption, issuance, repeal or replacement of, or a change in the enforcement of, Laws and any interpretations thereof by any Governmental Authority from and after the Execution Date; (j) any reclassification or recalculation of reserves in the ordinary course of business; (k) changes in the prices of Hydrocarbons; (l) strikes and labor disturbances; and (m) natural declines in well performance.

Appendix I – Page 10

“Material Contracts” shall have the meaning set forth in Section 4.8(a).

“Net Acre” means, as computed separately with respect to each Lease identified on Exhibit A, (a) the gross number of mineral acres in the lands covered by that Lease (as determined by the legal description of the leased premises), multiplied by (b) the undivided fee simple mineral interest (expressed as a percentage) in the lands covered by that Lease (as determined by aggregating the fee simple mineral interests owned by each lessor of that Lease in the lands), multiplied by (c) Sellers’ undivided percentage interest that is burdened with the obligation to bear and pay costs and expenses in that Lease; provided that if the items in (b) and/or (c) vary as to different areas of lands (including tracts, depths and/or Target Zones) covered by that Lease, a separate calculation shall be done for each such area; provided, further, that if multiple tracts of a Lease are separately identified on Exhibit A, a separate calculation shall be done for each such tract.

“Net Revenue Interest” shall mean, with respect to each Well set forth on Exhibit B (for each Well, limited to any currently producing formations for such Well), the interest in and to all Hydrocarbons produced, saved and sold from or allocated to such Well (for a Well, limited to any currently producing formations), after giving effect to all Burdens.

“New Interests” shall have the meaning set forth in Section 11.2(c)(ii).

“Non-Recourse Person” shall have the meaning set forth in Section 13.4(e).

“NORM” shall mean naturally occurring radioactive material.

“Offer” shall have the meaning set forth in Section 6.9(a).

“Operated Assets” shall mean all Assets operated by any Seller or an Affiliate of any Seller.

“Operating Expenses” shall have the meaning set forth in Section 2.3(a).

“Outside Date” shall have the meaning set forth in Section 14.1(d).

“Overhead Costs” shall mean (a) with respect to those Assets that are operated by any Seller or its Affiliates and are burdened by an existing operating or unit agreement covering such Assets, the amount representing the overhead or general and administrative fee that is charged to other Working Interest owners with interests in the related assets as set forth in the accounting procedures attached to such operating or unit agreement, which amount is attributable to such Assets during the Interim Period, and (b) with respect to those Assets that are operated by any Seller or its Affiliates and are not burdened by an existing operating or unit agreement, an amount equal to a portion of $7,000 per Well per month undergoing drilling or completion operations and $700 per producing Well per month attributable to such Assets during the Interim Period.

Appendix I – Page 11

“Party” and “Parties” shall have the meaning set forth in the introductory paragraph herein.

“Permit” shall mean any permits, licenses, authorizations, registrations, consents, or approvals granted or issued by any Governmental Authority.

“Permitted Encumbrances” shall mean:

(a)          the terms and conditions of all Leases and all Burdens if the individual or the aggregate effect of such Leases and Burdens (i) does not operate to reduce the Net Revenue Interest of Sellers with respect to any Well set forth on Exhibit B to an amount less than the Net Revenue Interest set forth on Exhibit B for such Well, (ii) does not obligate Sellers to bear a Working Interest with respect to any Well set forth on Exhibit B in any amount greater than the Working Interest set forth on Exhibit B for such Well (unless the Net Revenue Interest for such Well is greater than the Net Revenue Interest set forth on Exhibit B in the same or greater proportion as any increase in such Working Interest), (iii) does not increase the Lease Burdens (on an 8/8ths basis) of any Lease set forth on Exhibit A to an amount greater than the Lease Burdens (on an 8/8ths basis) set forth on Exhibit A for such Lease, and (iv) does not operate to reduce the Net Acres of Sellers with respect to any applicable Target Zone of any Lease set forth on Exhibit A to an amount less than the Net Acres set forth on Exhibit A for such Target Zone of such Lease;

(b)          all Preferential Purchase Rights set forth on Schedule 4.10 and all Consents set forth on Schedule 4.4;

(c)          liens for Taxes not yet due or delinquent, or, if delinquent, that are being contested in good faith;

(d)          Customary Post-Closing Consents;

(e)          to the extent not yet triggered, conventional rights of reassignment upon final intention to abandon or release any of the Assets;

(f)          all applicable Laws and all rights reserved to or vested in any Governmental Authority (i) to control or regulate any Asset in any manner; (ii) by the terms of any right, power, franchise, grant, license or permit, or by any provision of Law, to terminate such right, power, franchise, grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the Assets; (iii) to use such property in a manner which does not materially impair the use of such property for the purposes for which it is currently owned and operated; or (iv) to enforce any obligations or duties affecting the Assets to any Governmental Authority with respect to any franchise, grant, license or permit;

(g)          rights of a common owner of any interest in rights-of-way, permits or easements held by any Seller and such common owner as tenants in common or through common ownership;

Appendix I – Page 12

(h)          easements, conditions, covenants, restrictions, servitudes, permits, rights-of-way, surface leases and other rights in the Assets for the purpose of operations, facilities, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, removal of timber, grazing, logging operations, canals, ditches, reservoirs and other like purposes, or for the joint or common use of real estate, rights-of-way, facilities and equipment, which, in each case, do not materially impair the operation or use of the Assets as currently operated and used;

(i)          vendors, carriers, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, construction or other like liens arising by operation of Law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are not yet due or which are being contested in good faith by appropriate proceedings by or on behalf of Sellers;

(j)          liens created under Leases and/or operating agreements or by operation of Law in respect of obligations that are not in default, not yet due or that are being contested in good faith by appropriate proceedings by or on behalf of Sellers that are not reasonably expected to adversely affect the use of the Lease or Well and diminish the value of such Lease or Well;

(k)          any Encumbrance affecting the Assets that is discharged by Sellers at or prior to Closing;

(l)          with respect to any interest in the Assets acquired through compulsory pooling, failure of the records of any Governmental Authority to reflect any Seller or any of its Affiliates as the owner of an Asset;

(m)         any matters referenced and set forth on Exhibit A and all litigation set forth in Schedule 4.7 as of the Execution Date;

(n)          mortgage liens burdening a lessor’s interest in the Assets;

(o)          failure to obtain waivers of maintenance of uniform interest, restriction on zone transfer or similar provisions in operating agreements with respect to assignments in Sellers’ chain of title to any Asset or in connection with the transactions contemplated by this Agreement;

(p)          the terms and conditions of all Contracts (including the Applicable Contracts) if the individual or aggregate effect of such Contracts (i) does not operate to reduce the Net Revenue Interest of Sellers with respect to any Well set forth on Exhibit B to an amount less than the Net Revenue Interest set forth on Exhibit B for such Well, (ii) does not obligate Sellers to bear a Working Interest with respect to any Well set forth on Exhibit B in any amount greater than the Working Interest set forth on Exhibit B for such Well (unless the Net Revenue Interest for such Well is greater than the Net Revenue Interest set forth on Exhibit B in the same or greater proportion as any increase in such Working Interest), (iii) does not increase the Lease Burdens (on an 8/8ths basis) of any Lease set forth on Exhibit A to an amount greater than the Lease Burdens (on an 8/8ths basis) set forth on Exhibit A for such Lease, and (iv) does not operate to reduce the Net Acres of Sellers with respect to any applicable Target Zone of any Lease set forth on Exhibit A to an amount less than the Net Acres set forth on Exhibit A for such Target Zone of such Lease;

Appendix I – Page 13

(q)          defects based upon the failure to record any federal, state or Indian Leases or any assignments of interests in such Leases in any applicable county records, or in the applicable governmental records if filed in the applicable county records;

(r)          defects based on the failure to recite marital status in a document or omission of successors or heirship or estate proceedings;

(s)          defects arising from any prior oil and gas lease relating to the lands covered by a Lease not being surrendered of record, unless Buyer provides affirmative evidence that such prior oil and gas lease is still in effect and results in another Person’s actual and superior claim of title to the relevant Lease or Well;

(t)          defects that affect only which Person has the right to receive royalty payments (rather than the amount or the proper payment of such royalty payment);

(u)          defects based solely on: (i) lack of information in Sellers’ files; (ii)  references to an unrecorded document(s) to which neither any Seller nor any Affiliate thereof is a party, if such document is dated earlier than January 1, 1960 and is not in Sellers’ files; or (iii)  Tax assessment, Tax payment or similar records (or the absence of such activities or records);

(v)         defects or irregularities that would customarily be waived by a reasonable owner or operator of oil and gas properties;

(w)         the expiration of a Lease by its terms after November 1, 2018, to the extent disclosed to Buyer prior to the Execution Date;

(x)          defects arising out of lack of survey, unless a survey is expressly required by applicable Laws;

(y)          defects that have been cured by applicable Laws of limitations or presumptions;

(z)          defects or irregularities resulting from or related to probate proceedings or the lack thereof, which defects or irregularities have been outstanding for ten (10) years or more;

(aa)         defects based on or arising out of the failure of any Seller to enter into, be party to, or be bound by, pooling provisions, a pooling agreement, production sharing agreement, production handling agreement, or other similar agreement with respect to any horizontal Well that crosses more than one Lease or tract, to the extent that (i) such Well has been permitted by the Texas Railroad Commission or other applicable Governmental Authority or (ii) the allocation of Hydrocarbons produced from such Well among such Leases or tracts based upon the length of the “as drilled” horizontal wellbore open for production, the total length of the horizontal wellbore, or other methodology that is intended to reasonably attribute to each such Lease or leasehold tract its share of such production;

Appendix I – Page 14

(bb)         any reductions in Sellers’ Net Revenue Interest to reflect changes resulting from the formation of units or entry of production sharing agreements by any Third Party operator of the Leases after the Execution Date;

(cc)         defects or irregularities resulting from liens, production payments, mortgages, deeds of trust or other encumbrances that have expired by their own terms or the enforcement of which are barred by applicable statutes of limitation;

(dd)         any assignments of Assets earned, acquired, or otherwise due to or owed to any Seller by a Third Party, but not yet received and/or filed of record; and any assignments of record title or operating rights in any federal Lease or state Lease earned or acquired by any Seller, but not yet approved by the applicable Governmental Authorities; and

(ee)         matters identified on Exhibit A or Exhibit B.

“Person” shall mean any individual, firm, corporation, company, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Authority or any other entity.

“Personal Property” shall have the meaning set forth in Section 2.1(i).

“Phase I Environmental Site Assessment” shall mean an environmental site assessment performed pursuant to ASTM Standard E1527, or any similar environmental assessment that does not involve any invasive, sampling or testing activities.

“Pipeline Imbalance” shall mean any marketing imbalance between the quantity of Hydrocarbons attributable to the Assets required to be delivered by Sellers under any Contract relating to the purchase and sale, gathering, transportation, storage, processing (including any production handling and processing at a separation facility) or marketing of Hydrocarbons and the quantity of Hydrocarbons attributable to the Assets actually delivered by Sellers pursuant to the relevant Contract, together with any appurtenant rights and obligations concerning production balancing at the delivery point into the relevant sale, gathering, transportation, storage or processing facility.

“Plan” shall mean: (i) each “employee benefit plan,” as such term is defined in Section 3(3) of ERISA; and (ii) each personnel policy, equity option plan, equity appreciation rights plan, restricted equity plan, phantom equity plan, equity based compensation arrangement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement, retention agreement, change of control agreement and each other employee benefit plan, agreement, arrangement, program, practice or understanding which is not described in clause (i) above.

“Preferential Purchase Right” shall have the meaning set forth in Section 4.10.

Appendix I – Page 15

“Preliminary Settlement Statement” shall have the meaning set forth in Section 3.5.

“Proceeding” shall mean any suit, claim, demand, filing, charge, action, litigation, pending settlement, order, arbitration, or proceeding by any Person in writing or before any Governmental Authority, in each case, pending, or threatened in writing, against Seller or its Affiliates, or to which Seller or its Affiliates is a party, with respect to the Assets, that could reasonably be expected to result in Liabilities to the owner of the Assets in excess of $50,000 or that would adversely affect the ability of Sellers to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.

“Purchase Price” shall have the meaning set forth in Section 3.1.

“Quantum” shall mean Q-Wishbone (V) Investment Partners, LLC.

“Records” shall have the meaning set forth in Section 2.1(k).

“Records Period” shall have the meaning set forth in Section 6.11(a).

“Registration Rights Agreement” shall mean the Registration Rights Agreement, in substantially the form of Exhibit K to this Agreement, to be executed and delivered by Sellers and Buyer at the Closing.

“Remediation” shall mean, with respect to an Environmental Condition, the implementation and completion of any remedial, removal, response, construction, closure, disposal or other corrective actions, including monitoring, to the extent but only to the extent required under Environmental Laws to correct or remove such Environmental Condition.

“Remediation Amount” shall mean, with respect to an Environmental Condition, the present value as of the Closing Date (using an annual discount rate of ten percent (10%)) of the cost (net to the interests of Sellers in the affected Assets prior to the consummation of the transactions contemplated by this Agreement) of the most cost-effective Remediation of such Environmental Condition allowed under Environmental Laws.

“Retained Obligations” shall have the meaning set forth in Section 13.1(b).

“Scheduled Closing Date” shall have the meaning set forth in Section 9.1.

“Securities Act” shall have the meaning set forth in Section 4.27.

“Seller” or “Sellers” shall be the entities set forth in the introductory paragraph of this Agreement and any representations, warranties, and covenants made by Sellers shall be joint and several in this Agreement and any documents related hereto.

“Seller Financial Statements” shall have the meaning set forth in Section 4.28(a).

“Seller Indemnified Parties” shall have the meaning set forth in Section 13.3.

“Seller Parties” shall have the meaning set forth in Section 15.21.

Appendix I – Page 16

“Seller Taxes” shall mean (a) Income Taxes imposed by applicable Law on Sellers and (b) Asset Taxes allocable to Sellers pursuant to Section 15.2 (taking into account, and without duplication of, such Asset Taxes effectively borne by Sellers as a result of (i) the adjustments to the Purchase Price made pursuant to Section 3.3, Section 3.5 or Section 3.6, as applicable, and (ii) any payments made from one Party to the other in respect of Asset Taxes pursuant to Section 15.2(d)).

“Specified Representations” shall mean the representations and warranties in Sections 4.1, 4.2, 4.5, 4.6, 4.14, 4.26, 5.1, 5.2, 5.9, 5.10, 5.11, 5.12, 5.13, 5.18 and 5.19.

“Specified Surplus Inventory” shall have the meaning set forth in Section 2.1(i).

“Stock Consideration” shall have the meaning set forth in Section 3.1.

“Stock Dollar Amount” shall have the meaning set forth in Section 3.1.

“Straddle Period” shall mean any Tax period beginning before and ending after the Effective Time.

“Surface Fee Interests” shall have the meaning set forth in Section 2.1(g).

“Survival Period” shall have the meaning set forth in Section 11.1(c)(i).

“Takeover Laws” shall mean any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” or “business combination statute or regulation” or other similar state antitakeover Laws and regulations.

“Target Zones” shall mean one or more of the formations described in Exhibit I (or the stratigraphic equivalent thereof, including each such stratigraphic equivalent shown on Exhibit I, recognizing that actual depths may vary across the relevant Leases and lands), as applicable.

“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and any amendment thereof.

“Taxes” or “Tax” shall mean any taxes, assessments and other governmental charges in the nature of a tax imposed by any Governmental Authority, including income, profits, gross receipts, stamp, occupation, premium, alternative or add-on minimum, ad valorem, property, transfer, value added, sales, use, customs, duties, capital stock, franchise, excise, withholding, social security (or similar), employment, unemployment, disability, payroll, windfall profit, severance, production or other tax, including any interest, penalty or addition thereto.

“Taxing Authority” shall mean, with respect to any Tax, the Governmental Authority that imposes such Tax, and the Governmental Authority (if any) charged with the collection of such Tax, including any Governmental Authority that imposes, or is charged with collecting, social security or similar charges or premiums.

Appendix I – Page 17

“Third Party” shall mean any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.

“Third Party Claim” shall have the meaning set forth in Section 13.7(b).

“Title Arbitrator” shall have the meaning set forth in Section 11.2(j).

“Title Benefit” shall mean, as of the Effective Time, (a) with respect to each Well set forth on Exhibit B, any right, circumstance or condition that operates to (i) increase the Net Revenue Interest of Sellers above that shown for such Well on Exhibit B, to the extent the same does not cause a greater than proportionate increase in Sellers’ Working Interest therein above that shown on Exhibit B, or (ii) decrease the Working Interest of Sellers in such Well below that shown for such Well on Exhibit B, to the extent the same causes a decrease in Sellers’ Working Interest that is proportionately greater than the decrease in Sellers’ Net Revenue Interest therein below that shown on Exhibit B; and (b) with respect to each Lease set forth on Exhibit A, any right, circumstance or condition that operates to (i) decrease the Lease Burdens (on an 8/8ths basis) of such Lease with respect to any Target Zone set forth on Exhibit A to an amount less than the Lease Burdens (on an 8/8ths basis) set forth on Exhibit A for such Lease with respect to such Target Zone, or (ii) increase the Net Acres of Sellers in any applicable Target Zone for such Lease above that shown for such Target Zone on Exhibit A.

“Title Benefit Amount” shall have the meaning set forth in Section 11.2(e).

“Title Benefit Notice” shall have the meaning set forth in Section 11.2(b).

“Title Benefit Property” shall have the meaning set forth in Section 11.2(b).

“Title Claim Date” shall have the meaning set forth in Section 11.2(a).

“Title Defect” shall mean any Encumbrance, defect or other matter that causes Sellers not to have Defensible Title in and to any Well set forth on Exhibit B or any Lease set forth on Exhibit A, without duplication; provided that the following shall not be considered Title Defects:

(a)          defects arising out of the lack of corporate or other entity authorization unless Buyer provides affirmative evidence that such corporate or other entity action was not authorized and results in another Person’s actual and superior claim of title to the relevant Asset;

(b)          defects based on a gap in Sellers’ chain of title in the applicable federal, state or county records, unless such gap is affirmatively shown to exist in such records by an abstract of title, title opinion or landman’s title chain which documents shall be included in a Title Defect Notice; and

(c)          defects arising from any change in or modification of, or a promulgation, adoption, issuance, repeal or replacement of, or any change in the enforcement of, applicable Laws and any interpretations thereof by any Governmental Authority from and after the Execution Date, including changes that would raise the minimum landowner royalty.

“Title Defect Amount” shall have the meaning set forth in Section 11.2(g).

Appendix I – Page 18

“Title Defect Notice” shall have the meaning set forth in Section 11.2(a).

“Title Defect Property” shall have the meaning set forth in Section 11.2(a).

“Transaction Documents” shall mean those documents executed pursuant to or in connection with this Agreement.

“Transaction Share Price” shall have the meaning set forth in Section 3.1.

“Transfer Taxes” shall have the meaning set forth in Section 15.2(f).

“Transferred Employee” shall have the meaning set forth in Section 6.9(a).

“Treasury Regulations” shall mean the final or temporary regulations promulgated by the U.S. Department of the Treasury under the Code.

“Units” shall have the meaning set forth in Section 2.1(b).

“VWAP” shall mean, for any relevant period, the volume-weighted average trading price of the Buyer Common Stock (calculated by dividing the total dollar amount of Buyer Common Stock traded (i.e., the prices paid for the shares multiplied by the number of shares traded for each day in such period) by the total number of shares of Buyer Common Stock traded for each day in such period) on the NYSE American, as reported by Bloomberg LP.

“WBWW” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Well Imbalance” shall mean any imbalance at the wellhead between the amount of Hydrocarbons produced from a Well and allocable to the interests of Sellers therein and the shares of production from the relevant Well to which Sellers are entitled, together with any appurtenant rights and obligations concerning future in kind and/or cash balancing at the wellhead.

“Wells” shall have the meaning set forth in Section 2.1(c).

“WEP” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Willful Breach” shall mean, with respect to any Seller, such Seller knowingly and intentionally breaches in any material respect any material covenant applicable to such Seller.

“Working Interest” shall mean, with respect to any Well set forth on Exhibit B, the interest in and to the currently producing formations for such Well that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such currently producing formations, but without regard to the effect of any Burdens.

“WTOC” shall have the meaning set forth in the introductory paragraph of this Agreement.

Appendix I – Page 19

DISCLOSURE SCHEDULES

Inclusion of a matter on a Schedule to this Agreement in relation to a representation or warranty which addresses matters having a Material Adverse Effect shall not be deemed an indication that such matter does or does not, or may or may not, have a Material Adverse Effect. Likewise, the inclusion of a matter on a Schedule to this Agreement in relation to a representation or warranty shall not be deemed an indication that such matter necessarily would or would not, or may or may not, breach such representation or warranty absent its inclusion on such Schedule. Matters reflected in the Schedules to this Agreement, including specifications of the Assets, are not necessarily limited to matters required by this Agreement to be reflected in the Schedules. Such additional matters are set forth for information purposes only, do not necessarily include other matters of a similar nature, and shall not expand the scope of the representations and warranties set forth in this Agreement.

Any fact or item which is clearly and conspicuously disclosed on any Schedule to this Agreement in such a way as to make its relevance or applicability to information called for by another Schedule or other Schedules to this Agreement reasonably apparent shall be deemed to be disclosed on such other Schedule or Schedules, as the case may be, notwithstanding the omission of a reference or cross-reference thereto.

Each of the Schedules to this Agreement is qualified in its entirety by reference to specific provisions of this Agreement, and is not intended to constitute, and shall not be construed as constituting, representations or warranties of Sellers, except as and to the extent provided in this Agreement.

Disclosure Schedules